                            CROP GROWERS CORPORATION
                              10895 LOWELL AVENUE
                                   SUITE 300
                          OVERLAND PARK, KANSAS 66210


                                                                   July 21, 1997


Dear Stockholder:


    You are cordially invited to attend a special meeting of stockholders of Crop Growers Corporation (the "Company") to be held at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on Wednesday, August 13, 1997 at 9:00 a.m. local time (the "Special Meeting"). A Notice of the Special Meeting, a Proxy Statement, related information about the Company and a proxy card are enclosed. All holders of the Company's outstanding shares of Common Stock (the "Common Stock") and Series A Convertible Preferred Stock (the "Preferred Stock") as of July 15, 1997 are entitled to notice of and to vote at the Special Meeting.


    At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), by and among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and a wholly owned merger subsidiary of Fireman's Fund, pursuant to which the merger subsidiary will be merged with and into the Company (the "Merger"). If the Merger Agreement is approved and the Merger becomes effective, each outstanding share of the Common Stock will be converted into the right to receive $10.25 in cash, and holders of options to acquire shares of the Common Stock will each be paid, in cash, net of withholding taxes, an amount per option share equal to the excess, if any, of $10.25 over the exercise price of such options. Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as one class. Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement, which you are urged to read carefully.

    YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card.

    Thank you for your interest and participation.

                                          Sincerely,
                                          Lawrence T. Martinez
                                          CHIEF EXECUTIVE OFFICER

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
        INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                            CROP GROWERS CORPORATION
                              10895 LOWELL AVENUE
                                   SUITE 300
                          OVERLAND PARK, KANSAS 66210

                            ------------------------


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON WEDNESDAY, AUGUST 13, 1997


                             ---------------------

To Stockholders of Crop Growers Corporation:


    A special meeting of the stockholders of Crop Growers Corporation, a Delaware corporation (the "Company"), will be held at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on Wednesday, August 13, 1997 at 9:00 a.m. local time (the "Special Meeting"), to consider and act upon the following matters:


    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and CG Acquisitions Corp., a Delaware corporation and wholly owned subsidiary of Fireman's Fund (the "Merger Subsidiary"), pursuant to which, among other things, (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), (ii) each outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock") will be converted into the right to receive $10.25 in cash, and (iii) holders of options to acquire shares of the Common Stock will each be paid, in cash, net of withholding taxes, an amount per option share equal to the excess, if any, of $10.25 over the exercise price of such options. A copy of the Merger Agreement is attached as Exhibit A to the accompanying Proxy Statement.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

    Only holders of record of the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") at the close of business on July 15, 1997 are entitled to notice of and to vote at the Special Meeting. Fireman's Fund, which owns approximately 22.9% of the outstanding shares of Common Stock and all of the outstanding shares of the Preferred Stock (together representing approximately 29.6% of the combined voting power of the Common Stock and the Preferred Stock) has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of the Common Stock and the Preferred Stock in favor of the Merger. See the discussion in the accompanying Proxy Statement with respect to the "Consent Agreement" under the caption "SPECIAL FACTORS--Relationship Between the Company and Fireman's Fund--Transactions and Agreements."

    Holders of the Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Section 262 of the Delaware General Corporation Law (the "DGCL") have the right to object to the Merger Agreement and make written demand for payment of the "fair value" of their shares ("Dissenting Shares"). For a description of the rights of holders of Dissenting Shares, see Section 262 of the DGCL, a copy of which is attached as Exhibit C to the accompanying Proxy Statement. In addition, a description of the procedures to be followed in order to obtain payment for Dissenting Shares is set forth under the caption "RIGHTS OF DISSENTING STOCKHOLDERS" in the Proxy Statement.

    Your attention is directed to the Proxy Statement, the Exhibits thereto and the other materials relating to the Company that have been mailed to you herewith for more complete information regarding the Merger Agreement and the Company. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors
                                          David E. Hill
                                          SECRETARY


Overland Park, Kansas
July 21, 1997


    YOUR VOTE IS IMPORTANT. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                            CROP GROWERS CORPORATION

                                PROXY STATEMENT

                               ------------------


                        SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON WEDNESDAY, AUGUST 13, 1997


                            ------------------------


    This Proxy Statement is being furnished to the stockholders of Crop Growers Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at a special meeting of stockholders of the Company to be held at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on Wednesday, August 13, 1997 at 9:00 a.m. local time, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), by and among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and CG Acquisitions Corp., a Delaware corporation and wholly owned subsidiary of Fireman's Fund (the "Merger Subsidiary"), pursuant to which, among other things (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), with the result that the Company will become a wholly owned subsidiary of Fireman's Fund, (ii) each outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), except those shares as to which dissenters' rights have been perfected ("Dissenting Shares"), will be converted into the right to receive $10.25 in cash, and (iii) holders of options to acquire shares of the Common Stock of the Company will each receive a cash payment, net of withholding taxes, in an amount per share equal to the excess, if any, of $10.25 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Stockholders."



    The Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 are attached as Exhibits D and E, respectively, to this Proxy Statement. These materials are specifically incorporated by reference in this Proxy Statement and are included to aid stockholders in their consideration of the Merger.



    Only holders of record of the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred Stock") at the close of business on July 15, 1997 are entitled to notice of and to vote at the Special Meeting. This Proxy Statement is first being sent to stockholders on or about July 21, 1997.


                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
        INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


                                                                                                               PAGE
                                                                                                             ---------

SUMMARY....................................................................................................          1
  Date, Time and Place of Special Meeting..................................................................          1
  Record Date; Stockholders Entitled to Vote; Quorum.......................................................          1
  Purpose of the Meeting...................................................................................          1
  The Merger...............................................................................................          2
  Termination by Company...................................................................................          2
  Termination Fee..........................................................................................          2
  Effective Time of the Merger.............................................................................          2
  Voting of Shares Owned by Fireman's Fund.................................................................          2
  Special Factors..........................................................................................          3
  Payment for Shares and Options...........................................................................          4
  Dissenters' Rights.......................................................................................          4
  Regulatory Approvals.....................................................................................          4
  The Company..............................................................................................          4
  Fireman's Fund...........................................................................................          4
  Market Price and Dividend Data...........................................................................          5
  Selected Consolidated Financial Data.....................................................................          6

THE SPECIAL MEETING........................................................................................          7
  General..................................................................................................          7
  Proposal to be Considered at the Special Meeting.........................................................          7
  Record Date; Stockholder Approval........................................................................          7
  Proxies..................................................................................................          8

SPECIAL FACTORS............................................................................................          8
  Background of the Merger.................................................................................          8
  Purpose and Structure of the Merger......................................................................         17
  Recommendation of the Company's Board of Directors.......................................................         18
  Opinion of Financial Advisor.............................................................................         20
  Perspective of Fireman's Fund on the Merger..............................................................         25
  Plans for the Company After the Merger...................................................................         26
  Certain Effects of the Merger............................................................................         26
  Relationship Between the Company and Fireman's Fund......................................................         27
  Interests of Certain Persons in the Merger...............................................................         30
  Sources and Uses of Funds................................................................................         31
  Certain Federal Income Tax Consequences..................................................................         32
  Public Offerings and Repurchases of Common Stock.........................................................         33
  Regulatory Approvals.....................................................................................         33

THE MERGER AGREEMENT.......................................................................................         34
  General..................................................................................................         34
  Effective Time...........................................................................................         34
  Consideration To Be Received by Stockholders.............................................................         34
  Payment for Shares and Options...........................................................................         34
  Operations of the Company Prior to the Merger............................................................         35
  Conditions to Consummation of the Merger.................................................................         36
  Termination..............................................................................................         37
  Termination Fee..........................................................................................         37
  Accounting Treatment.....................................................................................         37

                                                                                                               PAGE
                                                                                                             ---------
RIGHTS OF DISSENTING STOCKHOLDERS..........................................................................         38

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS................................................         41
  Stock Ownership..........................................................................................         41
  Transactions by Certain Persons in Common Stock..........................................................         42

MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY........................................         43
  The Company..............................................................................................         43
  Fireman's Fund and Affiliates............................................................................         44
  The Merger Subsidiary....................................................................................         45
  Certain Proceedings......................................................................................         45

STOCKHOLDER PROPOSALS......................................................................................         46

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................         46

INFORMATION INCORPORATED BY REFERENCE......................................................................         46

AVAILABLE INFORMATION......................................................................................         47

ADDITIONAL INFORMATION.....................................................................................         47

EXHIBIT A--Agreement and Plan of Merger....................................................................        A-1

EXHIBIT B--Opinion of Dean Witter Reynolds Inc.............................................................        B-1

EXHIBIT C--Provisions of Delaware General Corporation Law Relating to Appraisal Rights.....................        C-1

EXHIBIT D--Crop Growers Corporation Annual Report on Form 10-K for the year ended December 31, 1996, as
  amended..................................................................................................        D-1

EXHIBIT E--Crop Growers Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.....        E-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, IN THE MATERIALS ACCOMPANYING THIS PROXY STATEMENT, IN THE EXHIBITS HERETO AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT AND ACCOMPANYING MATERIALS CAREFULLY.

DATE, TIME AND PLACE OF SPECIAL MEETING


    A Special Meeting of Stockholders of Crop Growers Corporation will be held on Wednesday, August 13, 1997 at 9:00 a.m. local time at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas.


RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM


    Only holders of record of shares of the Common Stock and the Preferred Stock at the close of business on July 15, (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On that date, there were 7,957,780 shares of Common Stock outstanding, held of record by approximately 110 stockholders, and 10,000 shares of Preferred Stock outstanding, all of which are owned by Fireman's Fund. The holders of Common Stock and the holder of the Preferred Stock will vote together as one class with respect to the matters to be voted upon at the Special Meeting, with each share of Common Stock entitled to one vote and the 10,000 shares of Preferred Stock entitled to a total of 754,717 votes. See "THE SPECIAL MEETING--Record Date; Stockholder Approval." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the combined voting power of the outstanding shares of the Common Stock and the Preferred Stock is necessary to constitute a quorum at the Special Meeting.


PURPOSE OF THE MEETING

    At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. See "THE SPECIAL MEETING--Proposal to be Considered at the Special Meeting." The Merger Agreement provides for the merger of the Merger Subsidiary with and into the Company, with the result that the Company, as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Fireman's Fund. See "THE MERGER AGREEMENT--General."

THE MERGER

    Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, with the Company being the Surviving Corporation. Each outstanding share of Common Stock (except Dissenting Shares and shares held by Fireman's Fund or its designee) will be converted into the right to receive $10.25 in cash, without interest, from the Paying Agent (as defined herein) for Fireman's Fund and holders of options to acquire shares of the Common Stock of the Company will each receive from the Surviving Corporation a cash payment, net of withholding taxes, in an amount per share equal to the excess, if any, of $10.25 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Stockholders" and "--Payment for Shares and Options." After the Merger, Fireman's Fund will own all of the outstanding shares of capital stock of the Surviving Corporation. The shares of the Common Stock will no longer be traded on the Nasdaq National Market and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "SPECIAL FACTORS--Certain Effects of the Merger."

    Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as one class. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."

    The Merger is subject to various closing conditions, including state insurance regulatory approvals (which have been granted) and the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of the Company. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."

TERMINATION BY COMPANY

    The Board of Directors of the Company may, if it determines in good faith, after hearing advice of outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, modify or withdraw its approval or recommendation of the Merger, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement, and such action will not constitute a breach of the Merger Agreement. A "Superior Proposal" is a bona fide Acquisition Proposal (as defined herein) the terms of which the Board of Directors of the Company determines, after hearing the advice of a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger. See "THE MERGER AGREEMENT--Termination."

TERMINATION FEE

    The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of a Certificate of Merger with the Delaware Secretary of State, notwithstanding approval of the Merger Agreement by the stockholders of the Company. The Merger Agreement requires the Company to pay Fireman's Fund a termination fee of $2.4 million plus a sum equal to the amount of certain transaction costs incurred by Fireman's Fund if the Merger is not consummated and (a) the Merger Agreement is terminated by the Company as stated under "--Termination by Company" above, or (b) the Merger Agreement is terminated by Fireman's Fund following any withdrawal or modification of the approval or recommendation of the Merger Agreement by the Company's Board of Directors or any failure by the Board to recommend that the stockholders of the Company vote in favor of the Merger or any approval or recommendation by the Board of any Acquisition Proposal other than the Merger, or (c) Fireman's Fund has complied with all its obligations under the Merger Agreement, and (d) if the termination is the result of failure of the stockholders of the Company to approve the Merger, the Company within 18 months thereafter enters into a binding agreement with a third party regarding a merger, consolidation, recapitalization, sale of assets, sale of its securities or a similar transaction. See "THE MERGER AGREEMENT--Termination" and "--Termination Fee."

EFFECTIVE TIME OF THE MERGER

    Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur on the date of and as soon as practicable after the Special Meeting. See "THE MERGER AGREEMENT--Effective Time."

VOTING OF SHARES OWNED BY FIREMAN'S FUND

    The Board of Directors of Fireman's Fund, which owns approximately 22.9% of the issued and outstanding shares of the Common Stock and all of the issued and outstanding shares of the Preferred Stock (together representing 29.6% of the combined voting power of the Common Stock and the Preferred Stock), has approved the Merger and has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of the Common Stock and the Preferred Stock in favor of the Merger. The agreement requires Fireman's Fund to vote its shares which exceed 20% of the Company's outstanding voting securities in accordance with the pro rata vote of the

Company stockholders who are not "interested parties" as defined in Section 203 of the Delaware General Corporate Law ("DGCL"). For such purposes, Fireman's Fund is an "interested party" as so defined. See the discussion with respect to the "Consent Agreement" under the caption "SPECIAL FACTORS-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Because Fireman's Fund is entitled to vote substantially less than 50.0% of the combined voting power of the outstanding shares of the Common Stock and the Preferred Stock, approval of the Merger is not assured as a result of the voting power held by Fireman's Fund. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."

SPECIAL FACTORS

    In determining whether to vote in favor of the Merger, stockholders of the Company should consider the following special factors, as well as the other factors discussed elsewhere in this Proxy Statement under the caption "SPECIAL FACTORS":

    PURPOSE AND STRUCTURE OF THE MERGER. The purpose of the Merger is to effect the sale of the Company to Fireman's Fund in a transaction that will provide the Company stockholders cash for their shares at a price that the Board of Directors of the Company believes to be fair. The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to enhance operating performance and enhance shareholder value on a stand-alone basis in the immediate future. See "SPECIAL FACTORS--Purpose and Structure of the Merger."

    RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS. The Board of Directors of the Company has determined that the Merger is fair from a financial point of view to and in the best interests of the Company's stockholders (other than affiliates of the Company and Fireman's Fund and its affiliates). The Board of Directors has approved the Merger Agreement and recommends that stockholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "SPECIAL FACTORS--Recommendation of the Company's Board of Directors."

    OPINION OF FINANCIAL ADVISOR. On March 5, 1997, Dean Witter Reynolds Inc. ("Dean Witter") delivered a written opinion to the Board of Directors of the Company to the effect that the cash consideration to be received by the holders of the Common Stock (other than Fireman's Fund and its affiliates) in connection with the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Dean Witter dated March 5, 1997 is attached as Exhibit B to this Proxy Statement. Stockholders of the Company are urged to read the opinion of Dean Witter in its entirety. For discussion of the factors considered and assumptions made by Dean Witter in reaching its opinion, see "SPECIAL FACTORS--Opinion of Financial Advisor."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain officers and directors of the Company have interests in connection with the consummation of the Merger that may conflict with the interests of the Company's stockholders. For example current officers and directors of the Company will receive payments in connection with the settlement of stock options totalling $72,725 (not taking into account any tax witholding). See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

    FEDERAL INCOME TAX CONSEQUENCES. For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of the Common Stock for cash by each holder of the Common Stock (including any holder of Dissenting Shares). The amount of gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by such stockholder in connection with the Merger for his or her shares of Common Stock (including Dissenting Shares) and such stockholder's tax basis in such shares of Common Stock at the Effective Time. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences."

PAYMENT FOR SHARES AND OPTIONS

    As promptly as possible after the Effective Time, instructions will be furnished to holders of shares of the Common Stock regarding procedures to be followed to surrender their certificates and receive payment from the Paying Agent for their shares. Instructions will also be furnished by the Surviving Corporation to holders of options to purchase the Common Stock concerning their rights, if any, to receive payments from the Surviving Corporation in settlement of the options and procedures to be followed to exercise those rights. See "THE MERGER AGREEMENT--Payment for Shares and Options."

DISSENTERS' RIGHTS

    Under the DGCL, any holder of the Common Stock who does not vote in favor of the Merger and who strictly complies with the procedural requirements of Section 262 of the DGCL, the full text of which is attached as Exhibit C to this Proxy Statement, will have the right to object to the Merger Agreement and make written demand for the payment of the "fair value" of such holder's shares of the Common Stock. See "RIGHTS OF DISSENTING STOCKHOLDERS."

REGULATORY APPROVALS

    All approvals of state insurance regulatory authorities required in connection with the Merger have been obtained. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. Such notice and information has been given and furnished, and the Company and Fireman's Fund have been notified that neither the Department of Justice nor the Federal Trade Commission will object to the Merger. See "SPECIAL FACTORS--Regulatory Approvals."

THE COMPANY

    The Company is a leading marketer and servicer of crop insurance. It markets and services federal multi-peril crop insurance ("MPCI"), private crop hail insurance and other insurance products underwritten primarily by Fireman's Fund, as well as its own property and casualty insurance company subsidiaries. The Company also markets a variety of farm-related software products. The Company's principal source of revenues is fees for servicing policies and premiums that are generated for Fireman's Fund through the Company's agency network. In addition, the Company has underwriting gains and losses generated through its insurance company subsidiaries.

    The principal executive office of the Company is located at 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210, and the Company's telephone number is (913) 338-7800.

FIREMAN'S FUND

    Fireman's Fund is one of the top 20 property and casualty insurance companies in the United States, with total assets of $16.6 billion and gross premiums written of $4 billion. The 134-year old Fireman's Fund is assigned an "A" rating from A.M. Best Company and an "Aa1" rating from Moody's. Fireman's Fund has 8,157 employees who operate out of 40 major offices, distributing business and personal lines insurance through approximately 6,000 independent agents.

    The principal executive office of Fireman's Fund is located at 777 San Marin Drive, Novato, California 94998, and its telephone number is (415) 899-2000.

    Fireman's Fund is a wholly owned subsidiary of Allianz of America, Inc. ("AZOA"). Allianz Aktiengesellschaft Holding ("AZ AG") holds 90% of the voting securities of AZOA. AZ AG's business address is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany. AZOA's business address is 55 Green Farms Road, Westport, Connecticut 06881.

MARKET PRICE AND DIVIDEND DATA

    The Common Stock is traded on the Nasdaq National Market under the symbol "CGRO." The following table sets forth the high and low trading prices per share of the Common Stock on the Nasdaq National Market for the periods indicated.


                                                                               HIGH        LOW
                                                                             ---------  ---------
1995
  First Quarter............................................................  $   28.00  $   14.00
  Second Quarter...........................................................      33.00      11.25
  Third Quarter............................................................      16.75      13.19
  Fourth Quarter...........................................................      15.00      11.50

1996
  First Quarter............................................................  $   16.25  $    6.00
  Second Quarter...........................................................      11.75       7.00
  Third Quarter............................................................      10.50       6.88
  Fourth Quarter...........................................................       7.88       5.88

1997
  First Quarter............................................................  $   10.00  $    6.13
  Second Quarter...........................................................      10.13       9.50
  Third Quarter (through July 18)..........................................      10.13      10.06



    On February 14, 1997, the last full day of trading prior to the announcement by the Company that certain stockholders of the Company intended to sell their shares of Common Stock for $10 per share, which were approximately 23% of the shares of the Common Stock then outstanding (see "SPECIAL FACTORS--Relationship Between the Company and Fireman's Fund"), the reported high and low trading prices per share of the Common Stock were $8.00 and $7.00, respectively. On March 5, 1997, the last full day of trading prior to the announcement by the Company that it had entered into an agreement with Fireman's Fund relating to the Merger, such reported high and low trading prices per share of the Common Stock were $8.88 and $8.50, respectively. On July 18, 1997, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $10.13 and $10.06, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.


    The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any such dividend in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below is a summary of selected consolidated financial data with respect to the Company excerpted or derived from the information contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995 and 1994, and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1997 and March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "AVAILABLE INFORMATION." In addition, copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 are attached as Exhibits D and E to this Proxy Statement being provided to stockholders and are incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

                                                                     QUARTER ENDED
                                                                       MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                                  --------------------  ------------------------------------------
                                                                    1997       1996       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (UNAUDITED)
                                                                            (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service fees..................................................  $  49,737  $  66,272  $ 104,602  $  85,025  $  48,100  $  26,733
  Premiums earned and other income..............................        522        780      4,309        701      2,203        524
  Investment income.............................................        206        562      2,255      2,163      1,397        587
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues..............................................     50,465     67,614    111,166     87,889     51,700     27,844

Expenses:
  Agent commissions and other direct costs......................     36,010     46,280     71,082     52,612     30,475     20,203
  Losses incurred and other expenses............................        142        445      2,420     (2,013)     1,428     --
  General and administrative expenses...........................      7,481      8,029     33,699     28,886     11,526      5,765
  Restructuring and non-core expenses...........................      1,375     --          6,510     --         --         --
  Legal matters.................................................      1,135        551      7,458     --         --         --
  Interest expense..............................................         93        834      1,478        859        394        431
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Total Expenses..............................................     46,236     56,139    122,647     80,344     43,823     26,399
Income (loss) before income taxes and minority interest.........      4,229     11,475    (11,481)     7,545      7,877      1,445
  Income taxes..................................................     (1,683)    (4,503)     3,345     (2,943)    (2,274)    --
  Minority interest.............................................     --         --            (67)      (307)      (279)    --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)...........................................      2,546      6,972     (8,203)     4,295      5,324      1,445
Redeemable preferred stock dividend.............................       (125)    --           (239)    --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) attributable to common stock..............  $   2,421  $   6,972  $  (8,442) $   4,295  $   5,324  $   1,445
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Pro Forma Data (1):
  Historic net income (loss)....................................  $  --      $  --      $  --      $  --      $   5,324  $   1,445
  Pro forma provision for income taxes..........................     --         --         --         --           (281)      (542)
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income (loss)...................................  $  --      $  --      $  --      $  --      $   5,043  $     903
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income per common share.........................  $  --      $  --      $  --      $  --      $     .91  $     .22
Net income (loss) per common share..............................  $     .30  $     .84  $   (1.04) $     .51  $  --      $  --
Ratio of earnings to fixed charges..............................       19.8      14.76     --    (2)      9.79    --        --
Weighted average common shares outstanding......................      7,985      8,348      8,109      8,353      5,562      4,074


                                                                    1992
                                                                  ---------


STATEMENT OF OPERATIONS DATA:
Revenues:
  Service fees..................................................  $  19,122
  Premiums earned and other income..............................     --
  Investment income.............................................        323
                                                                  ---------
    Total Revenues..............................................     19,445
Expenses:
  Agent commissions and other direct costs......................     14,065
  Losses incurred and other expenses............................     --
  General and administrative expenses...........................      4,882
  Restructuring and non-core expenses...........................     --
  Legal matters.................................................     --
  Interest expense..............................................        505
                                                                  ---------
    Total Expenses..............................................     19,452
Income (loss) before income taxes and minority interest.........
  Income taxes..................................................     --
  Minority interest.............................................     --
                                                                  ---------
    Net income (loss)...........................................
Redeemable preferred stock dividend.............................     --
                                                                  ---------
    Net income (loss) attributable to common stock..............  $
                                                                  ---------
                                                                  ---------
Pro Forma Data (1):
  Historic net income (loss)....................................  $
  Pro forma provision for income taxes..........................          3
                                                                  ---------
  Pro forma net income (loss)...................................  $
                                                                  ---------
                                                                  ---------
  Pro forma net income per common share.........................  $  --
Net income (loss) per common share..............................  $  --
Ratio of earnings to fixed charges..............................     --
Weighted average common shares outstanding......................     --

                                                                MARCH 31,                         DECEMBER 31,
                                                         -----------------------  ---------------------------------------------
                                                             1997        1996         1996        1995       1994       1993
                                                         ------------  ---------  ------------  ---------  ---------  ---------
                                                               (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
BALANCE SHEET DATA:
Total assets...........................................  $    325,983  $ 319,299  $    158,929  $ 153,465  $  88,175  $  35,230
Long-term debt, excluding current installments.........         2,328      3,838         2,654      3,374      1,978      1,621
Redeemable preferred stock.............................        10,000(3)    --          10,000(3)    --       --          3,250
Stockholders' equity...................................        36,194     50,935        33,752     44,342     38,669      1,960
Book value per common share............................  $       4.54  $    6.25  $       4.23  $    5.43  $    4.78  $     .55


                                                           1992
                                                         ---------


BALANCE SHEET DATA:
Total assets...........................................  $  20,337
Long-term debt, excluding current installments.........        618
Redeemable preferred stock.............................     --
Stockholders' equity...................................      1,176
Book value per common share............................  $     .33

----------------------------------
(1) Reflects federal and state income taxes as if the Company's subsidiaries had not been treated as S Corporations during periods prior to the Company's initial public offering in June 1994.
(2) In 1996, earnings were inadequate to cover fixed charges by $11,818,303.
(3) Represents issuance of the Preferred Stock to Fireman's Fund in July 1996.

                              THE SPECIAL MEETING

GENERAL


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for a Special Meeting of Stockholders to be held on August 13, 1997 at 9:00 a.m. local time at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, and at any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "--Proxies" below.


PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, the separate corporate existence of the Merger Subsidiary will cease, and the Company will be the Surviving Corporation. At the Effective Time, each outstanding share of the Common Stock (except Dissenting Shares and shares owned by Fireman's Fund or its designee) will be converted into the right to receive $10.25 in cash, and holders of options to acquire shares of the Common Stock of the Company will each be paid, in cash, net of withholding taxes, an amount per share equal to the excess, if any, of $10.25 over the exercise price of such options. Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Section 262 of the DGCL, but after the Effective Time such shares will not represent any interest in the Surviving Corporation other than the right to receive such cash payment. See "RIGHTS OF DISSENTING STOCKHOLDERS." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.

    In addition to approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of the Company may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement. It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

RECORD DATE; STOCKHOLDER' APPROVAL


    Only holders of record of the Common Stock and the Preferred Stock at the close of business on July 15, 1997 are entitled to notice of and to vote at the Special Meeting. On that date, there were 7,957,780 shares of Common Stock outstanding, which were held of record by approximately 110 stockholders, and 10,000 shares of Preferred Stock outstanding, all of which are held of record by Fireman's Fund. Each share of Common Stock entitles its holder to one vote, and the holder of the Preferred Stock is entitled to a total of 754,717 votes, concerning all matters properly coming before the Special Meeting. A majority of the combined voting power of the shares of the Common Stock and the Preferred Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (I.E. shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger.


    The Merger must be approved by the holders of at least a majority of the combined voting power of all outstanding shares of the Common Stock and the Preferred Stock. Approval by holders of a majority of such combined voting power that are not affiliates of the Company is not required.

    Fireman's Fund, which owns approximately 22.9% of the issued and outstanding shares of the Common Stock and all of the issued and outstanding shares of the Preferred Stock (together representing approximately 29.6% of the combined voting power of the Common Stock and the Preferred Stock), has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of Common Stock and Preferred Stock in favor of the Merger. See the discussion with respect to the "Consent Agreement" under the caption "SPECIAL FACTORS-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Because Fireman's Fund is entitled to vote substantially less than 50.0% of the combined voting power of all outstanding shares of Common Stock and Preferred Stock, approval of the Merger is not assured as a result of the voting power held by Fireman's Fund.

    Although they have not specifically agreed to do so, the Company believes that each of the directors and executive officers of the Company will vote the shares of Common Stock with respect to which he has voting power in favor of the Merger. Such shares represent less than 1% of the shares entitled to vote at the Special Meeting. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

PROXIES

    Any Company stockholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock and the Preferred Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

    A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.

    Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail and by the Company's agent for such purposes, W.F. Doring & Company (the "Proxy Solicitation Agent"). The Proxy Solicitation Agent will be paid a fee of $5,000 plus expenses for such services, which principally will involve contacting individual stockholders of the Company and delivery of proxy materials and solicitation of proxies from brokers, nominees, fiduciaries and other custodians for stockholders. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    HISTORY OF RELATIONSHIP BETWEEN THE COMPANY AND FIREMAN'S FUND. The Company and Fireman's Fund first entered into a business and contractual relationship in 1995. Effective for the 1995 crop year (beginning July 1, 1994), the Company and Fireman's Fund entered into agreements pursuant to which Fireman's Fund agreed to write a portion of the federal multi-peril crop insurance ("MPCI") policies serviced by the Company, and the Company agreed to provide the services and administration relating to such policies. For a description of those agreements, see "--Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship" below.

    In April 1996, representatives of the Company and Fireman's Fund began discussing the possibility of expanding their business relationship in a manner such that Fireman's Fund would become the primary writer of the Company's crop insurance business and would also make an investment in the Company. On July 10, 1996, the Company and Fireman's Fund entered into a stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which Fireman's Fund purchased, for $10 million in cash, 10,000 shares of the Company's Preferred Stock. The Preferred Stock is convertible into 754,717 shares of the Company's Common Stock (at the time of purchase and assuming conversion, approximately 8.6%). Under the terms of the Preferred Stock Purchase Agreement, Fireman's Fund has the right to select one nominee for election to the Company's Board of Directors. Fireman's Fund selected John M. Meuschke, Fireman's Fund's Senior Vice President in charge of its Central States Region, as its representative on the Board of Directors.

    At the same time, the Company and Fireman's Fund entered or agreed to enter into new agreements relating to MPCI, crop hail insurance and farm and ranch insurance under which Fireman's Fund obtained the right to underwrite substantially all of such insurance originated by the Company other than the portion underwritten by the Company's subsidiaries. Also as a part of this transaction, and in connection with discussions among the Company, Fireman's Fund and the Federal Crop Insurance Corporation (the federal agency that administers the MPCI program, the "FCIC") related to the Company's indictment on May 30, 1996 in an action brought by the Independent Counsel investigating the affairs of former Secretary of Agriculture, Mike Espy (see "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--Certain Proceedings"), Fireman's Fund assumed the Company's standard reinsurance agreement with the FCIC that had previously been held by one of the Company's insurance company subsidiaries, and agreed to service the Company's MPCI business in the event the Company was unable to participate in the MPCI program. The Company believes Fireman's Fund's agreement to assume the Company's standard reinsurance agreement was an important aspect of the FCIC's decision to permit the Company to continue to participate in the MPCI program following its indictment. Absent such an assignment, the Company believes it may have been suspended from participating in the MPCI pending disposition of the charges contained in the indictment. In light of the fact that, prior to the Company's indictment, Fireman's Fund and the Company had agreed in principle to expand their business relationship, the assignment of the standard reinsurance agreement was made a part of the overall business transaction.

    For a description of the agreements discussed above, see "--Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship" and "--Transactions and Agreements" below.

    FINANCIAL ADVISOR. In late 1995, the Company began considering expanding its business relationships and potential strategic transactions. Accordingly, in January 1996, the Company engaged Dean Witter to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters, including a possible merger or sale of the Company. Dean Witter was the Company's financial advisor in connection with the expansion of its business relationship with Fireman's Fund in July 1996 and the related investment in the Company by Fireman's Fund. From time to time, representatives of Dean Witter had discussions with senior management of the Company and the Company's Board of Directors concerning the Company's potential strategic alternatives. Such discussions were general in nature and did not result in any formal actions by the Company's Board of Directors, except as described below.

    DISCUSSIONS WITH THIRD PARTY. In October 1996, the Company was approached by Acceptance Insurance Companies ("Acceptance"), which indicated a desire to hold discussions with Company management relating to possible strategic transactions involving the Company and Acceptance. Acceptance was involved in the crop insurance business through a subsidiary which serviced approximately $250 million of MPCI premiums in the 1996 crop year. On or about October 21, 1996, Richard Gibson, Chief Executive Officer of Acceptance's crop insurance subsidiary, telephoned Lawrence T. Martinez, the Chief Executive Officer of the Company, to determine if the Company would be interested in meeting to discuss what opportunities might exist for a relationship between their respective companies. Mr. Martinez indicated he would be available to meet and asked Mr. Gibson to telephone him to arrange a meeting. On October 24, 1996, Mr. Gibson telephoned Mr. Martinez regarding meeting logistics.

    On October 25, 1996, Messrs. Martinez and David E. Hill, the Chief Financial Officer of the Company, met with Mr. Gibson, Kenneth Coon, Chief Executive Officer of Acceptance, and Michael McCarthy, a director of and financial advisor to Acceptance. The parties discussed general crop insurance industry conditions, the possibility of government action that would significantly reduce the amount paid to private companies to service MPCI premiums and the likelihood that such a reduction would result in increased consolidation within the industry. The parties also briefly discussed the possible merits of a strategic transaction between the two companies, including the creation of a leading market position and the economies of scale created by combining the two crop insurance businesses. They also discussed Fireman's Fund's MPCI agreements with the Company. There was no discussion of any form or structure that any possible relationship between the companies might take. At the conclusion of the meeting, the parties agreed that it would be appropriate to continue the discussions.

    On November 7, 1996, at a meeting of the Board of Directors of the Company (with all directors in attendance), the Board directed Mr. Martinez to continue discussions with Acceptance.

    On November 21, 1996, at the initiative of Mr. Coon, Messrs. Martinez and Hill, a representative of Dean Witter and Messrs. Coon and McCarthy met to continue their prior discussion. In addition to again reviewing general crop insurance industry conditions, Mr. McCarthy outlined a possible transaction between the companies whereby the Company and Acceptance would each contribute its crop insurance book of businesses into a to-be-formed company in exchange for stock in the new company. Mr. McCarthy indicated that because of the uncertainty surrounding the possible impact of the Independent Counsel matter and the Company's existing securities class action, Acceptance did not believe it was desirable to structure a transaction pursuant to which the Company was the surviving corporation.

    On November 26, 1996, Dean Witter, at the Company's request, sent Acceptance an alternative transaction structure which contemplated a merger of the Company's and Acceptance's crop insurance companies, with the Company surviving as a public company. No price or other financial terms were included. On the same date, a representative of Dean Witter and Messrs. Hill and Martinez were telephoned by Messrs. Coon and McCarthy to discuss the alternative transaction structure proposed by the Company. Dean Witter indicated that the structure previously proposed by Acceptance was unacceptable to the Company because it left any and all contingent liabilities of the Company with the Company stockholders, did not adequately address how the new company would be capitalized, had adverse tax consequences for the Company and its stockholders, and might have required the new company to go through the time and expense of an initial public offering. Messrs. Coon and McCarthy indicated that they were still concerned with doing a transaction pursuant to which the Company was the surviving corporate entity, but that they would consider the structure proposed by the Company.

    On December 11, 1996, at a meeting initiated by Acceptance, Mr. Martinez, a representative of Dean Witter and Messrs. Coon and McCarthy met to continue their prior discussions. Mr. McCarthy indicated that the Company's proposed transaction structure was not acceptable for the reasons stated above and he suggested that Acceptance believed the preferred transaction structure would be an acquisition of the Company by Acceptance in a merger pursuant to which the Company's stockholders would receive stock of Acceptance. No financial terms were discussed at the meeting, however the parties did discuss certain issues facing the Company, such as the Independent Counsel matter and the ongoing related expenses, the existing securities class action lawsuit against the Company, competitive issues facing the Company in the marketplace (principally as a result of the negative impact of the Independent Counsel matter), the restructuring charges the Company had taken in 1996 and the terms of the Company's MPCI agreements with Fireman's Fund, which are described below under the caption "Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship." Mr. Martinez in response to a question indicated that he believed Fireman's Fund wanted to be a long-term player in the crop insurance industry. He also indicated that he believed that Fireman's Fund's ongoing role would be an important element for the Company to consider. The parties talked generally about these issues, without quantifying the effects, and agreed that for a transaction to go forward, Acceptance would have to become comfortable with these issues as the Company was not willing to enter into an acquisition agreement that included termination rights for Acceptance relating to these issues.

    On December 27, 1996, Acceptance sent a draft summary of proposed terms to Dean Witter, and Dean Witter provided a copy to the Company. The proposal provided that the Company would be merged into a subsidiary of Acceptance, and that each issued and outstanding share of the Company's Common Stock would be converted into stock of Acceptance having an equivalent value of approximately $6.80 per share (based on the then-current price of Acceptance's stock), on the condition that the Company had a tangible book value on the closing date of the transaction of at least $35 million. The proposal was further conditioned upon completion of due diligence by Acceptance, settlement of the Company's outstanding securities class action lawsuit and disposition of the Independent Counsel matter. Acceptance proposed a break-up fee of $1 million and an option to purchase a portion of the Company's crop insurance business at a specified price in the event the break-up fee became payable. On or about January 6, 1997, a representative of Dean Witter telephoned Mr. McCarthy to convey to Acceptance the Company's position that the proposed terms were unacceptable to the Company based on the proposed price and the conditions attached to the payment of that price and to a closing of the proposed transaction.

    On February 10 and 11, 1997, Messrs. Martinez and Hill, Paul T. Horn, the Company's Chairman, Thomas M. Vertin, the Company's Vice Chairman, Mr. Meuschke, and representatives of Dean Witter met with Messrs. Coon, Gibson and McCarthy, John Nelson, President of Acceptance, and William Gerber, Vice President of Investor Relations of Acceptance. The meeting resulted from Acceptance's offer to meet with members of the Company's Board of Directors to discuss Acceptance's business and the benefits of a possible merger transaction with Acceptance. At the meeting, the representatives of Acceptance provided an overview of Acceptance's business and management team. They also discussed certain benefits Acceptance perceived of combining the Company's and Acceptance's crop insurance businesses. These benefits included a leading market position in the MPCI industry, an improved spread of risk across the United States and economies of scale which might be realized through a combination of the businesses. None of the benefits discussed were quantified. In response to a question, one of the Acceptance representatives indicated that Fireman's Fund's role in such a transaction would be as a potential reinsurer once the Company's MPCI reinsurance agreement with Fireman's Fund terminated after the 1999 crop year. Mr. Horn indicated that the Company believed that Fireman's Fund's participation in any possible transaction between the Company and Acceptance was desirable in view of Fireman's Fund's capital resources and its investor and reinsurance relationships with the Company. The representatives of Acceptance indicated that it was unlikely that Fireman's Fund could continue to have its same reinsurance arrangement (after the 1999 crop year) in the event of a transaction. The parties discussed Acceptance's desire to be assured that a certain minimum MPCI premiums level for the 1997 Spring business would be achieved and a minimum tangible net worth be maintained as conditions to a possible merger agreement and/or adjustments to the purchase price. The Company indicated that it was not acceptable for it to enter into a definitive merger agreement where the price payable to shareholders might fluctuate and/or Acceptance, a competitor, could engage in significant due diligence and then terminate the agreement for the Company's failure to satisfy a certain covenant. In view of this discussion, Acceptance suggested that it might be preferable to wait until the Company's first quarter financial results were known before entering into any agreement or discussing the consideration Acceptance might be willing to pay for the Company's Common Stock. The parties also discussed the timing and possible disruption to the Company's business (for example, distractions to management and possible leaks of information which might negatively affect the Company's agency network) of engaging in any formal due diligence process prior to the 1997 Spring MPCI sales closing date (March 15, 1997) which would mean that discussions and further negotiations would likely have to wait until after that date. The parties agreed to discuss further a possible transaction schedule based on the timing of the availability of the Company's first quarter financial results.

    Except as described below under the caption "--Contacts and Negotiations with Fireman's Fund," the Company and Acceptance did not engage in any significant discussions following the February 10 and 11, 1997 meetings.

    CONTACTS AND NEGOTIATIONS WITH FIREMAN'S FUND. On January 20, 1997, at the request of Mr. Martinez and with the knowledge of the Board of Directors of the Company, a representative of Dean Witter contacted Mr. Meuschke, Fireman's Fund's representative on the Company's Board of Directors, to determine whether Fireman's Fund had an interest in expanding its relationship with the Company, particularly in light of the Company's recent discussions with Acceptance. Mr. Meuschke indicated that Fireman's Fund's principal interest was to protect its investment in and contracts with the Company. Mr. Martinez and Mr. Meuschke had a telephone conference the same day, in which Mr. Meuschke gave Mr. Martinez similar information.

    On January 21, 1997, the Company settled the charges brought against it by the Independent Counsel investigating the affairs of former Secretary of Agriculture, Mike Espy. See "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--Certain Proceedings." The existence of the Independent Counsel matter had been a factor in certain discussions with Acceptance, as discussed above. It was not, however, a significant factor in the Board's decision to hold discussions with Acceptance, or subsequently with Fireman's Fund concerning a possible strategic transaction.

    On January 27, 1997, Mr. Horn, the Chairman of the Board of the Company, spoke to Carl Lindner, the Chairman of the Board of American Financial Group, who had called Mr. Horn to inquire whether Mr. Horn knew whether John Hemmingson or Gary Black, former executives of the Company, or Kramer Spellman LP, an institutional stockholder, might be interested in selling their Company stock. American Financial Group's subsidiary, Great American Insurance Company ("Great American"), serviced approximately $75 million of MPCI premiums in the 1996 crop year. At that time, Mr. Hemmingson, Mr. Black and Kramer Spellman LP owned approximately 15%, 9% and 10%, respectively, of the outstanding Common Stock of the Company.

    On January 29, 1997, at a meeting of the Company's Board of Directors that included Messrs. Horn, Meuschke, Vertin and Martinez in attendance and from which Mr. Sanchez was absent, and was also attended by Mr. Hill and a representative of Dean Witter, the parties discussed recent events, including those described above. In response to a question, Mr. Meuschke informed the Board that Fireman's Fund would be interested in exploring its options regarding an expanded relationship with the Company if the Board decided to explore more aggressively the possibility of entering into a strategic transaction. The Board also discussed the Company's current operations, including the projected decline in premiums serviced in the first quarter of 1997 versus the first quarter of 1996, general conditions affecting the crop insurance industry (including the possibility that the government would significantly reduce the amounts paid to private companies for servicing MPCI business) and the Company's difficulty in securing adequate working capital financing. The Board also discussed the possible impact on the Company's Spring MPCI business of any announcement of a significant transaction prior to March 15, 1997, the date on which the majority of the MPCI premiums serviced by the Company in 1997 were to become bound.

    On January 30, 1997, during a telephonic meeting of the Company's Board (with Messrs. Horn, Meuschke, Vertin and Martinez present and Mr. Sanchez absent) held to continue the discussion which occurred during the January 29, 1997 meeting, the Board determined, based upon the factors discussed during the January 29, 1997 board meeting, to explore more aggressively the possibility of pursuing a strategic transaction. In that regard, the Board asked Dean Witter to contact Acceptance and inform its representatives that members of the Board would be willing to meet with Acceptance's representatives to discuss the possibility of a strategic transaction.

    On February 4 and 5, 1997, Mr. Martinez and Mr. Meuschke discussed, generally, the possibility of a transaction involving the Company, Fireman's Fund's and Acceptance, including whether Fireman's Fund would have any ongoing role after expiration of its agreements with the Company. They also discussed, generally, the possibility of Fireman's Fund deciding to expand its relationship with the Company through increased ownership in the Company.

    On February 15, 1997, Mr. Meuschke telephoned Mr. Martinez to inform him that Fireman's Fund had received notice from Mr. Hemmingson, pursuant to Fireman's Fund's right of first refusal agreement with him, offering his 1,145,703 shares of stock to Fireman's Fund and informing Fireman's Fund that he had an agreement to sell his stock to Great American for $10 per share. The notice indicated that Mr. Black also had an agreement to sell his 681,774 shares of stock to Great American for $10 per share. Mr. Meuschke stated that Fireman's Fund was analyzing the issues presented by the proposed sales. Right of first refusal agreements between Fireman's Fund and Hemmingson and Black provided that Fireman's Fund had 20 days to respond if it wished to exercise its rights to purchase the offered stock. For a description of the right of refusal agreements, see "--Relationship between the Company and Fireman's Fund--Transactions and Agreements" below. Mr. Lindner telephoned Mr. Horn the same day to inform him of Great American's agreements to purchase all of the stock of the Company owned by Messrs. Hemmingson and Black (the "Hemmingson and Black Stock").

    On February 17, 1997, Mr. Martinez telephoned Mr. Meuschke to inform him that the Company would be issuing a press release the next day regarding Hemmingson's and Black's agreements to sell their stock to Great American and Fireman's Fund's right of first refusal with respect to the Hemmingson and Black Stock.

    On February 19 and 20, 1997, Mr. Martinez and Mr. Hill were telephoned by Jeff Post, the Chief Financial Officer of Fireman's Fund, Harold Marsh, the Treasurer of Fireman's Fund, and Bruce Friedberg, the Chief Financial Officer of Fireman's Fund's Commercial Insurance Division, to discuss Hemmingson's and Black's agreements with Great American and the impact of the standstill provision in the Preferred Stock Purchase Agreement on Fireman's Fund's ability to exercise its rights to purchase such shares. Fireman's Fund indicated that it was interested in purchasing Hemmingson's and, perhaps, Black's stock. Fireman's Fund asked if the Company would waive the 20% standstill provision in the Preferred Stock Purchase Agreement, if necessary, so that Fireman's Fund would be in a position to purchase the Hemmingson and Black Stock. Mr. Martinez indicated that the Company was evaluating the standstill issue. For a description of the standstill provision, see "--Relationship Between the Company and Fireman's Fund--Transactions and Agreements" below.

    On February 22, 1997, the Company's Board of Directors held a meeting (with Messrs. Horn, Meuschke, Vertin and Martinez in attendance and Mr. Sanchez absent) to discuss these recent developments. Mr. Meuschke participated in the first portion of the meeting, in which there were discussions of Fireman's Fund's rights of first refusal, the proposed standstill waiver and Fireman's Fund's intentions with respect to exercising its rights of refusal. Mr. Meuschke said Fireman's Fund was inclined to purchase all of the Hemmingson and Black Stock. Mr. Meuschke then withdrew from the meeting, and the members of the Board held lengthy discussions, with representatives of Dean Witter, the Board's financial advisor, and Dorsey & Whitney LLP ("Dorsey & Whitney"), the Company's legal counsel, and Henke, Heaton & Bufkin ("Henke, Heaton") the Company's special crop insurance counsel, present.

    At the time of the February 22 meeting, the Board believed that it was important to know Fireman's Fund's longer term intentions before it made a decision to waive the standstill provision, and the Board did not want to preclude Fireman's Fund, its primary business partner, from considering a transaction with the Company. The Board also considered the impact on the Company of another party, particularly a competitor, obtaining an approximately 23% interest in the Company, as well as the facts that (a) the Company did not know Great American's intentions toward the Company, (b) refusal to accommodate Fireman's Fund's purchase of the Hemmingson and Black Stock could harm its relationship with Fireman's

Fund, and (c) Great American's purchase of the Hemmingson and Black Stock would likely result in uncertainty in the crop insurance marketplace and could be harmful to the Company's business. Based on reports from its regional office personnel, the Company believed Great American's purchase of approximately 23% of the Common Stock would create uncertainty over who controlled the Company and the impact of a competitor potentially influencing the management of the Company in a manner designed to benefit that competitor.

    At the February 22 meeting, the Board took action authorizing Mr. Martinez to inform Fireman's Fund that the Company would waive the standstill agreement (subject to certain restrictions regarding Fireman's Fund's voting of its Company stock) to accommodate Fireman's Fund's purchase of the Hemmingson and Black Stock, if Fireman's Fund would agree: (a) to consider making a proposal for the acquisition of the Company within one week (i) at a price above the $10 per share price offered by Great American for the Hemmingson and Black Stock, and (ii) with the understanding that management of the Company would have the right to seek out other parties who might be interested in a similar transaction involving the Company and to terminate the acquisition agreement with Fireman's Fund if a superior offer was obtained and a break-up fee was paid to Fireman's Fund; and (b) to provide an interim working capital facility to the Company, if needed. The Board's proposal was immediately communicated by Mr. Martinez and a representative of Dean Witter to Mr. Meuschke. Members of the Board, with Mr. Meuschke, representatives of Dean Witter, Dorsey & Whitney and Henke, Heaton present, had a telephone conference with Messrs. Post, Marsh and Friedberg and with Paul Saffert, the Chief Financial Officer of Allianz of America Corporation ("Allianz"), a wholly-owned subsidiary of AZOA, the parent company of Fireman's Fund, to discuss the Board's proposal. Mr. Post indicated that Fireman's Fund's preference was to continue its strategic relationship with the Company, not to purchase the Company. Mr. Post acknowledged the Company's concern about having Great American or Fireman's Fund own a significant percentage of the Company Common Stock and possibly precluding the Company from entering into strategic transactions with other parties as a result of such ownership. Mr. Post indicated that Fireman's Fund would consider the Company's proposal.

    On February 23, 1997, Mr. Meuschke initiated a telephone conference with a representative of Dean Witter Mr. McCarthy to discuss whether it made sense for Fireman's Fund and Acceptance to meet to discuss whether a possible transaction among the three companies was feasible.

    On February 24, 1997, Mr. Martinez spoke with Mr. Meuschke to determine whether a meeting among Fireman's Fund, the Company and Acceptance was to take place to discuss the possibility of a transaction which could result in a combination of the Company's and Acceptance crop insurance books of business.

    On February 25, 1997, Mr. Martinez met with Mr. Meuschke and Keith F. Curry, the underwriting executive in charge of Fireman's Fund's Agricultural Unit, and discussed recent events, including the Great American agreements with Hemmingson and Black and Fireman's Fund's intention with respect to the exercise of its rights of first refusal. Messrs. Meuschke and Curry indicated that Fireman's Fund was still evaluating whether to exercise its rights of first refusal. Mr. Martinez indicated the Company was still considering whether to waive the standstill provision. They also discussed, in general terms, what the meeting with Acceptance the following day might accomplish.


    On February 26, 1997, Mr. Martinez attended a meeting involving Messrs. Post, Marsh, Friedberg, Meuschke, Curry, Greg Wacker, the Vice President and Actuary of Fireman's Fund, Mr. Saffert, Manfred Hoffman of Allianz, and Messrs. Coon, Gibson, McCarthy and Nelson of Acceptance. The representatives of Acceptance provided an overview of Acceptance's business and management team. Acceptance also discussed certain benefits perceived of combining the Company's and Acceptance's crop insurance businesses through the merger of the Company into Acceptance. These benefits included a leading market position in the MPCI industry, and improved spread of risk across the United States and economies of scale which might be realized through the combination of the businesses. None of the benefits discussed were quantified.

    Messrs. Post, Marsh, Friedberg and Hoffman and the representatives of Acceptance also met separately the same day to discuss various scenarios under which Fireman's Fund and Acceptance would enter into a strategic relationship in conjunction with Acceptance's proposal to merge the Company into Acceptance. The primary proposal set forth by Acceptance was to form a joint venture between Fireman's Fund and Acceptance in which Fireman's Fund would exercise its first rights of refusal on the Hemmingson and Black Stock and agree to vote in favor of Acceptance's bid to acquire the Company for Acceptance's stock. Acceptance would then acquire the Company, and together with its crop insurance business, contribute both operations to the joint venture. Fireman's Fund would eventually receive Acceptance's stock in return for its shares of the Company so that after the transaction was completed, Fireman's Fund would be a significant shareholder of Acceptance and would then agree to be a long-term reinsurer to the joint venture, assuming 100% of the underwriting risk for a 20% profit stake. Throughout the discussions, it was Fireman's Fund's perception that Acceptance viewed Fireman's Fund's role primarily as a reinsurer, and secondarily as a potential capital provider to Acceptance. Fireman's Fund, however, viewed its role as participating in the underwriting activities of the Company's MPCI business, thus creating a business conflict between Fireman's Fund and Acceptance.

    On February 26, 1997, Mr. Martinez talked to Mr. Post about Fireman's Fund's request that the Company waive the standstill provision and a possible meeting on March 3, 1997 between the Company and Fireman's Fund to discuss a proposed transaction. Mr. Post indicated that Fireman's Fund would be prepared on March 3 to address the Company's concerns that any Fireman's Fund proposal provide all Company stockholders with an opportunity to sell their shares. Mr. Post indicated that Fireman's Fund's willingness to consider an acquisition of the entire Company was influenced, in part, by its concern that the Board of Directors of the Company would not give its consent under the standstill provision in the Preferred Stock Purchase Agreement to its purchase of the Hemmingson and Black Stock in the absence of an opportunity for all stockholders of the Company to sell their shares. On February 27, 1997, Mr. Martinez had additional discussions with Mr. Post regarding the same matters and to confirm the March 3 meeting date.

    On February 28, 1997, Mr. Marsh and Mr. McCarthy reviewed by telephone the proposal set forth in the meeting of February 26. Mr. Marsh and Mr. McCarthy could not agree upon a proposal satisfactory to Fireman's Fund because both parties wanted to participate in the same aspect of the Company's MPCI business, specifically the underwriting activities, and Fireman's Fund did not wish to become a significant shareholder of Acceptance. No agreement was ever reached between Fireman's Fund and Acceptance.

    On March 1, a representative of Dean Witter telephoned Mr. McCarthy to determine if Acceptance was willing to make a proposal for consideration by the Board of Directors. Mr. McCarthy indicated that Acceptance was still considering the possibility of making a proposal to the Company whereby the Company would be merged into Acceptance and the Company's stockholders would receive Acceptance's common stock (which, based on the then current trading price of Acceptance's stock, represented approximately $8.85 per share of Company Common Stock) in exchange for their shares of the Company's Common Stock. No formal proposal was made. Dean Witter discussed the possible structure on the telephone with Messrs. Martinez and Vertin on March 1 and with the Board as a group at a meeting on March 3.

    On March 1, 1997, Mr. Martinez talked with Mr. Marsh to confirm the Board's planned March 3 meeting. Mr. Marsh indicated that Fireman's Fund's had had discussions with Mr. McCarthy on February 28 regarding a possible Fireman's Fund role in the context of a transaction between the Company and Acceptance, and that Fireman's Fund did not view reaching an agreement with Acceptance as likely due to the fact that both parties sought the same aspect of the Company's MPCI business and because Fireman's Fund was not interested in becoming a significant shareholder of Acceptance.

    On March 2, 1997, at Mr. Post's invitation Mr. Martinez met with Mr. Post, who indicated that Fireman's Fund was preparing to exercise its rights of first refusal with respect to the Hemmingson and Black Stock, to make an offer to acquire all remaining shares of the Company for $10 per share, and to agree to provide a working capital line of credit (as necessary) for the Company. Mr. Post indicated that Fireman's Fund would request that the Company waive the standstill provision to permit Fireman's Fund to exercise its rights of first refusal. Mr. Martinez and Mr. Post also discussed in general terms certain business and operational issues involving the companies.

    On March 3, 1997, the Company's Board of Directors held a meeting (with Messrs. Horn, Meuschke, Vertin and Martinez in attendance and Mr. Sanchez absent) in preparation for the scheduled meeting with representatives of Fireman's Fund. During the day, representatives of Dorsey & Whitney and Henke, Heaton, Messrs. Horn, Vertin, Martinez, Hill and representatives of Dean Witter had numerous discussions and negotiations with Messrs. Post, Marsh, Friedberg and Meuschke and a representative of McCutchen, Doyle, Brown & Enersen, LLP ("McCutchen"), Fireman's Fund's legal counsel, regarding Fireman's Fund's proposal as presented the previous day to Mr. Martinez. The proposal also included (a) a no-solicitation provision, (b) a break-up fee of 3% of the transaction value, plus an overbid option to acquire 19.9% of the Company's Common Stock, and (c) a waiver of the standstill provision and a related voting restriction with respect to equity securities of the Company owned by Fireman's Fund that represented more than 25% of the combined voting power of all equity securities of the Company. Fireman's Fund provided drafts of acquisition documents to the Company at that time. The Board, Dean Witter and Dorsey & Whitney reviewed the documents. The Company negotiated throughout the day for a price higher than $10. The negotiations concerning price were tied to the Company's ability to continue to solicit alternative proposals after a definitive agreement with Fireman's Fund was reached. The Company indicated that were Fireman's Fund willing to offer $12 per share, the Company would be willing to limit its ability to solicit alternative offers and agree to a waiver of the standstill provision. In the alternative, the Company suggested that if Fireman's Fund would be willing to offer $10.50 per share, the Company would not be willing to limit its ability to solicit other offers. Fireman's Fund initially indicated that it was not willing to offer more than $10 per share. The Company also negotiated to eliminate or change various provisions of the draft acquisition documents.

    By the end of the day on March 3, the Company and Fireman's Fund had reached agreement in principle on the acquisition of the Company by Fireman's Fund in the form of a cash merger at $10.25 per share. The Company negotiated for and obtained the opportunity to affirmatively solicit alternative proposals until March 28, 1997 from a group of seven companies (some of the larger crop companies in the United States and several companies with which the Company had had contacts over the previous few years) whom the Company and Dean Witter believed were possible purchasers of or partners for the Company, and to have the right to terminate any agreement in the event the Company obtained a superior offer. The Board wanted the ability to contact those companies to ensure that the offer by Fireman's Fund was the best opportunity available to the Company at that time. In addition, the Company obtained a provision allowing the Company to terminate any such agreement under certain conditions in the event the Board received an unsolicited offer that it believed it had to consider. Upon termination of the agreement, the Company was obligated to pay a breakup fee of $2.4 million plus Fireman's Fund's out-of-pocket costs (including outside legal fees) and internal legal costs. The Company also consented to Fireman's Fund's purchase of the Hemmingson and Black Stock, waiving the 20% standstill provision with respect to those purchases set forth in its prior agreement with the Company and consenting to such purchases under Section 203 of the DGCL. See the discussions with respect to the "Consent Agreement" and the "Preferred Stock Purchase Agreement" under the caption "SPECIAL FACTORS--Relationship between the Company and Fireman's Fund--Transactions and Agreements." Relative to the proposal discussed with Fireman's Fund on March 3, the members of the Board concluded that Fireman's Fund's proposal offered significantly more value than the structure being discussed by Acceptance and consequently did not pursue discussions with Acceptance at that time.

    On March 4, 1997, Messrs. Martinez, Hill and Marsh, together with representatives of Dorsey & Whitney and McCutchen, legal counsel for the parties, negotiated the remainder of the terms of the definitive acquisition documents. The negotiations primarily involved wording of the provisions relating to the circumstances under which any agreement could be terminated and other provisions negotiated in principle on the previous day.

    On March 5, 1997, the Board of Directors held a meeting, with all members participating, to consider and approve the Merger and the definitive acquisition documents (together, the "Acquisition Agreements"). Dean Witter delivered its written opinion to the Board that the cash consideration to be paid in connection with the Merger was fair, from a financial point of view, to the stockholders of the Company (excluding Fireman's Fund and its affiliates). Dean Witter also distributed materials it prepared containing the analysis underlying its fairness opinion. The Board (unanimously with the exception of Mr. Meuschke, who abstained) approved the Merger and the Acquisition Agreements. The Acquisition Agreements were executed and delivered by the Company and Fireman's Fund at the end of the day.

    Following the March 5 meeting, at the request of the Board, Dean Witter began to contact the limited group of potential purchasers or partners that Fireman's Fund and the Company agreed the Company could affirmatively solicit to ascertain their interest in a strategic transaction with the Company. None of the contacts or discussions during the ensuing several weeks between Dean Witter and the identified group (including Acceptance), or with two other parties who initiated contact with Dean Witter and the Company, indicated any serious interest by any such parties in pursuing a transaction with the Company or an acquisition proposal.

    During the course of its negotiations with the Company and following execution of the Acquisition Agreements, Fireman's Fund has had preliminary contacts with other parties concerning a potential investment in the business of the Company following the Merger. Such preliminary contacts did not result in any agreement to pursue any such investment.

PURPOSE AND STRUCTURE OF THE MERGER

    The primary benefit of the Merger to the Company's stockholders is the opportunity to sell all of their Common Stock at a price which represents a substantial premium over trading prices in effect immediately prior to the announcement of Messrs. Hemmingson's and Black's agreements to sell their stock to Great American for $10 per share and the announcement of the Merger. The structure of the transaction as a cash merger provides a cash payment at a premium price to all holders of outstanding Common Stock (except for Messrs. Hemmingson and Black, who had separate agreements to sell their stock to Fireman's Fund) and ensures the acquisition by Fireman's Fund of all the outstanding shares of the Company.


    The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to significantly enhance operating performance and maximize stockholder value on a stand-alone basis in the immediate future. The Company's projections for revenues, expenses, earnings and cash flows for calendar years 1997 through 2006, which it provided to both Dean Witter and Fireman's Fund, assumed revenues from MPCI premiums serviced would decrease 20% for 1997, be relatively flat for 1998 and grow 10% per year thereafter. For crop hail, the Company assumed revenues would decrease 30% for 1997 (due to a one-time non-compete obligation), grow 25% during 1998 (due to the elimination of the non-compete) and 10% thereafter. The Company assumed expenses would decrease during 1997 based on the anticipated sale of its insurance company subsidiaries and realization of certain efficiencies as a result of the restructuring by the Company undertaken during 1996. Expenses were projected to remain flat for 1998 and increase by 5% thereafter. The differential in the rates of increase of expenses versus revenues was based on anticipated system and other efficiencies in processing the business. The Company's earnings and cash flow projections flow directly from the projected revenues and expenses.

    The Company's projections of revenues, expenses, earnings and cash position for each of the years 1997 through 2006 are set forth below. More detailed projections are included as pages 32 through 46 of Dean Witter's March 5, 1997 presentation to the Company's Board of Directors filed as Exhibit (b)(2) to the
Schedule 13E-3 filed by the Company and Fireman's Fund. See "ADDITIONAL INFORMATION."


                                                                      YEARS ENDED DECEMBER 31,
                                  -------------------------------------------------------------------------------------------------
                                    1997       1998       1999       2000       2001       2002       2003       2004       2005
                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Revenues........................  $  91,285  $  92,384  $  96,667  $ 104,065  $ 112,423  $ 123,601  $ 135,858  $ 149,334  $ 164,152
Expenses........................     88,826     86,526     90,972     97,778    103,387    112,037    121,471    131,764    143,872
Net Earnings....................      1,500      3,573      3,474      3,835      5,512      7,054      8,776     10,718     12,371
Cash, End of Year...............     16,005     18,482     20,628     23,487     28,634     35,045     42,311     51,318     61,717


                                    2006
                                  ---------

Revenues........................  $ 180,444
Expenses........................    155,262
Net Earnings....................     15,361
Cash, End of Year...............     74,985


    The Board of Directors believes, based principally upon factors (i), (ii) and (vii) discussed below under "--Recommendation of the Company's Board of Directors" that an internal restructuring of the Company's operations in order to enhance its growth and profitability would not yield as favorable a result to the Company's stockholders in the foreseeable future as the Merger with Fireman's Fund. Consequently, the Board of Directors believes that the Merger is the best available opportunity to maximize stockholder value at the present time. The $10.25 per share price to be received by the stockholders represents a premium of approximately 29% over the reported average closing price of the Common Stock during the 30-day period prior to the announcement of the Merger, and 41%, over the reported average closing price of the Common Stock during the 30-day period prior to announcement that Messrs. Hemmingson and Black had entered into agreements to sell their stock to Great American for $10 per share.

    Fireman's Fund's principal purposes for entering into the Merger Agreement are to preserve a significant underwriting book of business developed by the Company and Fireman's Fund and to protect its prior $10 million cash investment in the Company. It gave consideration to simply purchasing the Hemmingson and Black Stock, but could not do so without the consent of the Company under the standstill agreement between Fireman's Fund and the Company. It also considered entering into a transaction involving the Company and Acceptance, but decided that such a transaction would not be commercially feasible due to the fact that both parties sought the same aspect of the Company's MPCI business and because Fireman's Fund was not interested in becoming a significant shareholder of Acceptance.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS

    On March 5, 1997, the Company's Board of Directors, by unanimous vote (with the exception of Mr. Meuschke, Fireman's Fund's designee, who did not participate in the deliberations or the vote) at a special board meeting held on that date, determined that the transactions contemplated by the Merger are fair from a financial point of view to and in the best interests of the stockholders of the Company other than (i) affiliates of the Company and (ii) Fireman's Fund and its affiliates (the "Unaffiliated Stockholders"), approved the Acquisition Agreements and resolved to recommend that the Company's stockholders approve the Acquisition Agreements and all related implementing agreements, including the Merger Agreement.

    In determining to approve and adopt the Acquisition Agreements and related implementing agreements, and in determining the fairness of the terms of the Merger to the Unaffiliated Stockholders, the Board of Directors considered the following factors, each of which, in the Board of Directors' view, supported the determination to recommend the Merger:

    (i) information with regard to the financial condition, results of operation, liquidity, business and prospects of the Company, as well as the risks involved in achieving those prospects, including the expected decline in the Company's premium base in 1997 without a commensurate reduction in the Company's general and administrative expenses, continuing reductions in the amount the Company expected to receive from the government for servicing MPCI business (particularly in light of recently proposed changes to the MPCI program which, if enacted as proposed, would reduce the Company's service fee revenues in the 1998 crop year by approximately 20%, assuming the company were to service the same amount of premiums in the 1998 crop year as the 1997 crop year), the Company's ability to effectively manage its operating expenses to offset the reduced MPCI revenues, particularly in view of the Company's inability to retain a significant amount of underwriting risk due to the small amount of capital in its insurance company subsidiaries, the ability of the Company to secure adequate working capital or other financing in light of these factors and the lingering impact of the Independent Counsel matter;

    (ii) the going concern value of the Company (as reflected in part by its historical and projected operating results) and the net book value and liquidation value of the Company, each as discussed with Dean Witter as summarized below under the caption "--Opinion of Financial Advisor," and each of which, on a per share basis, was projected to be less than the $10.25 per share being offered by Fireman's Fund;

   (iii) the historical market prices of and recent trading activity in the Company's Common Stock, particularly the fact that the Merger will enable the stockholders of the Company to realize a significant premium over the prices at which the Common Stock traded prior to the Company's public announcement that Messrs. Hemmingson and Black had entered into agreements to sell their stock to Great American for $10 per share and prior to the announcement of the Merger;

    (iv) the written opinion of Dean Witter that the cash consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company (excluding Fireman's Fund and its affiliates);

    (v) the terms and conditions of the Acquisition Agreements, including the special, limited shop provision and the fiduciary out provision negotiated by the Company, which allowed the Company to seek additional offers by contacting certain parties until March 28, 1997, and to consider unsolicited offers thereafter; the fact that the Company may terminate the Acquisition Agreements in certain circumstances; the circumstances under which the breakup fee is payable; the restriction of Fireman's Fund's voting or tendering of certain Company stock in certain circumstances; and the relatively few substantive closing conditions;

    (vi) the Company's positive working relationship with Fireman's Fund, and Fireman's Fund's reputation in the insurance industry;

   (vii) the likely positive effect of the Merger on stabilizing the Company's premium base, agent network, key employees important to the premium base and agent network and the relatively low level of expected disruption to the Company's business prior to closing the Merger; and

  (viii) the likely decrease in the market price of the Company's Common Stock if the Company was not sold, taking into account the likelihood of downward pressure on the market price as a result of factors discussed in subparagraph (i) above and the announcement, the day after the announcement of the proposed Merger, of a significant reduction of the Company's earnings estimates by an analyst, and advice from Dean Witter that, based on financial projections furnished to Dean Witter by the Company, it was unlikely that the price of the Common Stock would reach $10.25 per share in the near future.

    In considering the fairness of the Merger to Unaffiliated Stockholders, the Board gave primary consideration to factors (ii) through (v) above. It also gave consideration to factors (i) and (vi) through (viii) in determining whether to approve the Merger. The Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

    The executive officers of the Company, other than Mr. Martinez in his capacity as a director, have made no recommendation with respect to the Merger.

    If the Merger is not approved by the Company's stockholders and the Merger does not occur, the Company will continue its current operations as an independent company. However, for the reasons discussed above, it is possible that the Company would seek a business combination with another company.

OPINION OF FINANCIAL ADVISOR

    As described under "SPECIAL FACTORS--Background of the Merger--Financial Advisor" above, the Company engaged Dean Witter to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters including the possible merger or sale of the Company. In connection with the transaction discussed herein and pursuant to the terms of the engagement, the Company requested that Dean Witter evaluate the fairness to the holders of the Company's Common Stock other than Fireman's Fund and its affiliates (the "Public Stockholders") from a financial point of view, of the consideration to be received by the Public Stockholders in connection with the Merger. It was contemplated that prior to the consummation of the Merger, a subsidiary of Fireman's Fund would purchase all of the Common Stock then owned by Messrs. Hemmingson and Black, so that Messrs. Hemmingson and Black would not be Public Stockholders. On March 5, 1997, Dean Witter delivered to the Board of Directors its opinion to the effect that, as of such date and based upon and subject to certain matters described to the Board of Directors, the consideration to be received by the Public Stockholders is fair from a financial point of view (the "Dean Witter Opinion"). The Dean Witter Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger at the Special Meeting. Dean Witter did not establish or recommend the amount of the Merger Consideration, but only passed upon the fairness from a financial point of view of the amount agreed upon by the Company and Fireman's Fund.

    A copy of the Dean Witter Opinion, which sets forth the assumptions made and matters considered in, and limits on the review undertaken, is attached to this Proxy Statement as Exhibit B and should be read by stockholders carefully in its entirety.

    In connection with its opinion, Dean Witter, among other things, (i) reviewed the Acquisition Agreement dated March 5, 1997 between the Company and Fireman's Fund (the "March 5 Agreement"); (ii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of the Company for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of the Company for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and the Company's definitive Proxy Statement dated May 8, 1996; (iii) reviewed the Right of First Refusal Agreements between Fireman's Fund and Messrs. Hemmingson and Black (the "Hemmingson and Black Transactions"); (iv) reviewed the Chief Financial Officer's financial model of the income statement, balance sheet and cash flow statement of the Company for the quarter ended December 31, 1996 and for calendar years 1997 through 2006 created for the purpose of evaluating various financial alternatives (the "Model"); (v) conducted discussions with members of senior management of the Company concerning the past and current business, operations, assets, present financial condition and future prospects of the Company; (vi) reviewed the historical reported market prices and trading activity for the Company's Common Stock; (vii) compared certain financial information and operating statistics relating to the Company with published financial information and operating statistics relating to selected public companies that Dean Witter deemed to be most comparable to the Company; (viii) compared the amount per share of the cash consideration proposed to be paid to the holders of the Company's Common Stock upon approval of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Dean Witter deemed to be relevant; (ix) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of the Company; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Dean Witter deemed necessary.

    Dean Witter relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Dean Witter also relied upon the management of the Company as to the reasonableness and achievability of the Model (and the assumptions and bases therefor) provided to Dean Witter and assumed for purposes of such opinion that the Model was reasonably prepared on bases reflecting the performance of the Company. Dean Witter was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company and Dean Witter was not furnished with any such appraisal or evaluation. Dean Witter was not directed to, and did not, solicit any third party indications of interest in acquiring all or any part of the Company before delivering its opinion, however, Dean Witter noted the provision of the March 5 Agreement which gave the Company the ability to solicit indications of interest from a limited group of other participants in the crop insurance and related industries from the date of the signing of the March 5 Agreement until March 28, 1997 to determine what, if any, interest certain parties would have in an acquisition of the Company. Dean Witter also noted the "window shop" provision of the March 5 Agreement also gives the Company the right to consider certain unsolicited offers before or after March 28, 1997. Dean Witter's opinion to the Company's Board of Directors was based upon prevailing market conditions (including, then current market prices for the Company's Common Stock) and other circumstances and conditions existing on the date of such opinion and does not represent Dean Witter's opinion as to what the actual value of the Company's Common Stock will be after the date of such opinion. It is not contemplated that Dean Witter will give any subsequent opinion with respect to the Merger.

    The following is a brief summary of certain financial analyses performed by Dean Witter in connection with its opinion dated March 5, 1997, which it presented to the Company's Board of Directors at the Board meeting held on that date or at previous meetings.

    STOCK TRADING HISTORY. Dean Witter examined the history of the trading prices and volume for the Company's Common Stock and the relationship between movements in the prices of the Common Stock and certain events surrounding the Company. For the 52-week period ending March 3, 1997, the Company's highest trading price was $11.75 and its lowest trading price was $5.875. The Company's average closing bid and asked prices for the 30 days ending February 14, 1997, the trading date immediately prior to the public announcement of the Hemmingson and Black Transactions (the "Hemmingson/Black Announcement"), was $7.24. The last sale price on March 3, 1997 was $8.25.

    ANALYST REPORTS. Dean Witter reviewed publicly available research reports from ABN Amro Chicago Corporation ("ABN") relating to the Company's Common Stock and noted that the earnings projections were lowered from $0.70 and $1.10 to $0.39 and $0.14, respectively, for 1996 and 1997, on February 19, 1997, one day after the Hemmingson/Black Announcement.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Using publicly available information, Dean Witter compared selected historical share prices, earnings and operating and financial ratios for the Company to the corresponding data and ratios of selected crop insurance participants, insurance brokers and excess and surplus lines insurance companies. Such data and ratios included equity market value on March 3, 1997 to announced and projected operating earnings (based upon First Call earnings estimates for 1996, 1997 and 1998) and to book value (adjusted to eliminate the effects of FASB 115 adjustments, which require insurance companies to mark-to-market the bonds that are held as available-for-sale in their portfolios, thus impacting stockholders' equity), as well as dividend yield, price performance over the 30 and 60 days immediately prior to March 3, 1997, the 52 week high and low trading prices, and the March 3 closing price relative to the 52 week trading range. For the Company, Dean Witter compared both First Call earnings estimates and the projected operating earnings data from the Model.

    In performing its analyses, Dean Witter concluded that there were no publicly traded companies which it considered directly comparable to the Company. Dean Witter did, however, select two other crop insurance participants (Acceptance Insurance Companies and Symons International, collectively the "Crop Insurance Companies"), six insurance brokers (Acordia, Inc., E.W. Blanch Holdings, A.J. Gallagher, Hilb, Rogal & Hamilton, Marsh & McLennan and Poe & Brown, collectively the "Insurance Brokers") and nine excess and surplus lines insurance companies (Acceptance Insurance Companies, W.R. Berkley Corp., Capsure Holdings, Exel Ltd., Gainsco, Inc., HCC Insurance Holdings, Markel Corp., NYMAGIC, Inc., and RLI Corp., collectively the "E&S Companies") as to which Dean Witter analyzed certain data. Although Dean Witter analyzed this data, due to the differences between these companies and the Company, Dean Witter concluded that the comparisons were of limited relevance.

    Dean Witter again noted that ABN adjusted its 1996 and 1997 earnings forecast for the Company from $0.70 and $1.10 per share of Common Stock to $0.39 and $0.14, respectively, on February 19, 1997, one day after the Hemmingson/Black Announcement. Dean Witter noted that the earnings multiples at which the Crop Insurance Companies, the Insurance Brokers and the E&S Companies traded were much lower than the Company's, and that Dean Witter believed this difference was due in large part to the Hemmingson/Black Announcement. When Dean Witter compared the Company to the other Crop Insurance Companies, the Insurance Brokers and the E&S Companies, an analysis of market value to 1996 projected or announced operating earnings yielded a range of 8.7x to 11.1x, 11.7x to 18.6x and 9.9x to 19.4x and an adjusted average (excluding the high and the low of each range, except for the Crop Insurance Companies) of 9.9x, 15.2x and 13.5x, respectively, as compared to 21.7x ABN estimates for the Company and 68.8x estimate of the Model (based on a share price of $8.25); market value to 1997 projected operating earnings yielded a range of 8.0x to 9.4x, 11.3x to 16.6x and 9.4x to 17.0x and an adjusted average (except for the Crop Insurance Companies) of 8.7x, 13.4x and 12.3x, respectively, as compared to 58.9x ABN estimates for the Company and 16.8x estimate of the Model (based on a share price of $8.25); market value to 1998 projected operating earnings yielded a range of 10.1x to 14.7x and 8.6x to 13.3x and an adjusted average of 12.4x and 11.3x for the Insurance Brokers and the E&S Companies (1998 earnings estimates were not available for the Crop Insurance Companies), respectively, as compared to 21.2x estimate of the Model (based on a share price of $8.25, no 1998 analyst earnings projections were available). An analysis of market value to book value adjusted to eliminate the effects of FASB 115 adjustments yielded a range of 1.6x to 2.8x, 2.0x to 5.4x and 1.2x to 3.6x and an adjusted average (except for the Crop Insurance Companies) of 2.2x, 3.8x and 1.7x, respectively, as compared to 1.5x for the Company (based on a share price of $8.25). An analysis of dividend yield produced a range of 0.0% to 0.0%, 1.7% to 4.7% and 0.0% to 2.2% and an adjusted average (except for the Crop Insurance Companies) of 0.0%, 2.9% and 0.8%, respectively, as compared to 0.0% for the Company (based on a share price of $8.25). An analysis of price performance over the 30 days immediately prior to March 3, 1997 yielded a range of -3.7% to 9.7%, -0.9% to 15.0% and -17.2% to
15.0% and an adjusted average (except for the Crop Insurance Companies) of 3.0%, 7.0% and 8.4%, respectively, as compared to 24.5% for the Company (based on a share price of $8.25). An analysis of price performance over the past 60 days immediately prior to March 3, 1997 yielded a range of 0.0% to 3.7%, -0.9% to 21.1% and -10.5% to 27.8% and an adjusted average (except for the Crop Insurance Companies) of 1.8%, 4.6% and 6.7%, respectively, as compared to 32.0% for the Company (based on a share price of $8.25). An analysis of the March 3 closing price relative to the 52 week trading range yielded a range of 59.5% to 85.1%, 17.3% to 94.7% and 16.7% to 100.0% and an adjusted average (except for the Crop Insurance Companies) of 72.3%, 73.0% and 73.4%, respectively, as compared to 40.4% for the Company (based on a share price of $8.25).

    TRANSACTION ANALYSIS. Dean Witter reviewed publicly available information on certain acquisitions of crop insurers, as well as certain pending or withdrawn acquisition transactions and completed acquisition transactions involving companies in the property and casualty and brokerage markets. In performing its analysis, Dean Witter concluded that there were no transactions for which financial information was available which are directly comparable to the Merger and that, given the differences between the Company and the companies pending to be acquired and acquired in other transactions, these comparisons were of limited relevance.

    The completed acquisitions of crop insurers which Dean Witter reviewed were the acquisitions of Dawson Hail Insurance Co. by the Company and Redland Group Inc. by Acceptance Insurance Companies (collectively the "Crop Insurance Transactions"). Dean Witter calculated multiples for each of the Crop Insurance Transactions based on the ratio of the offer price to such acquired company's respective statutory net income in the year prior to and the year of the transaction, direct premiums written, and policyholders' surplus for the year ending before the transaction. With respect to the multiple of the offer price to statutory net income in the year prior to the transaction, the multiple was 8.9x compared to 27.0x for the Company (based upon a $10.25 value per share). The multiple of the offer price to statutory net income in the year of the transaction was 4.1x compared to 73.2x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to direct written premiums in the year prior to the transaction was 0.3x and ranged from 0.2x to 0.3x compared to 0.3x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to policyholders' surplus at year-end prior to the transaction was 1.4x and ranged from 1.4x to 1.4x compared to 2.4x for the Company (based upon a $10.25 value per share and the Model's estimated book value per share). The multiple of the consideration offered for Redland Group Inc.'s common stock to Redland Group Inc.'s statutory net income in both the year prior to and the year of its acquisition is not meaningful as Redland Group Inc. incurred losses in both years.

    The pending and withdrawn transactions which Dean Witter reviewed were the acquisitions of Avemco Corp. by HCC Insurance Holdings Inc.; Alexander & Alexander Services by Aon Corp.; Pac Rim Holding Corp. by Superior National Insurance Group; Financial Institutions Insurance Group by John Dore (company president) and Castle Harlan; and Midland Financial Group, Inc. by Danielson Holding Corp. (collectively the "Pending or Withdrawn Transactions"). Dean Witter calculated multiples for each of the Pending or Withdrawn Transactions based on the ratio of the offer price to such acquired company's respective consensus earnings estimates for the current year and the following year, as well as to the market value of such acquired company one day, one week, four weeks, six months and one year prior to the transaction's announcement date. With respect to the multiple of the offer price to consensus earnings estimates for the current year, the adjusted mean was 17.1x and ranged from 9.0x to 23.3x compared to 27.0x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to consensus earnings estimates for the following year was 18.1x and ranged from 18.0x to 18.2x compared to an estimated 73.2x for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one day prior to the transaction's announcement was 18.8% and ranged from 0.0% to 46.7% compared to 19.7% for the Company (based upon a $10.25 value per share). The adjusted average premium the market value of the companies one week prior to the transaction's announcement was 20.9% and ranged from 6.7% to 49.7% compared to 17.1% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies four weeks prior to the transaction's announcement was 19.3% and ranged from 14.3% to 81.8% compared to 39.0% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies six months prior to the transaction's announcement was 9.4% and ranged from -22.7% to 83.3.% compared to 43.9% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one year prior to the transaction's announcement was 21.6% and ranged from -19.4% to 80.3% compared to 2.5% for the Company (based upon a $10.25 value per share).

    The other completed transactions which Dean Witter reviewed were the acquisitions of American Re Corp. by Munich Re; National Re Corp. by General Re Corp.; Capital Guaranty Corp. by Financial Security Assurance; Milwaukee Insurance Group by Unitrin Inc.; CII Financial Inc. by Sierra Heath Services Inc.; Employee Benefits Plans Inc. by First Financial Management; Kemper Corp. by an investor group; Re Capital Corp. by Zurich Reinsurance Centre; Victoria Financial Corp. by USF&G Corp.; and UniCare Financial Corp. by Wellpoint Health Networks Inc. (collectively the "Completed P&C Transactions"). Dean Witter calculated multiples for each of the Completed P&C Transactions based on the ratio of the offer price to such acquired company's respective consensus earnings estimates for the current year and the following year, as well as to the market value of such acquired company one day, one week, four weeks, six months and one year prior to the transaction's announcement date. With respect to the multiple of the offer price to consensus earnings estimates for the current year, the adjusted mean was 16.1x and ranged from 12.7x to 21.9x compared to 27.0x for the Company (based upon a $10.25 value per share). The adjusted average multiple of the offer price to consensus earnings estimates for the following year was 13.0x and ranged from 10.8x to 15.1x compared to 73.2x for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one day prior to the transaction's announcement was 43.0% and ranged from 13.0% to 63.0% compared to 19.7% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one week prior to the transaction's announcement was 49.2% and ranged from 18.0% to 63.8% compared to 17.1% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies four weeks prior to the transaction's announcement was 55.1% and ranged from 20.7% to 91.3% compared to 39.0% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies six months prior to the transaction's announcement was 54.7% and ranged from -14.1% to 131.6% compared to 43.9% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one year prior to the transaction's announcement was 33.8% and ranged from -14.7% to 72.8% compared to 2.5% for the Company (based upon a $10.25 value per share).

    No company or transaction used in the above analyses is believed by Dean Witter to be directly comparable to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Dean Witter estimated the present value of the future streams of after-tax cash flows that the Company would produce through 2006, assuming the Company performed in accordance with the Model provided by the Company's Chief Financial Officer. After-tax cash flows were calculated as the total cash generated by the Model for each of the ten years 1997 through 2006. Dean Witter estimated the terminal value of the Company by applying a range of multiples (from 8.0 to 10.0) to net income and (from 1.0x to 2.0x) to book value projected for the Company in 2006. The cash flow streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 17%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the Company's Common Stock. This discounted cash flow analysis indicated a reference range for the Company's Common Stock of between $5.81 and $8.86 per share and $3.84 and $6.55 per share, respectively.

    LIQUIDATION VALUE. After consulting with management of the Company, Dean Witter determined that the liquidation value of the Company would be an amount substantially less than the consideration that would be paid to the Public Stockholders (assuming $10.25 per share total consideration). The Model projects the Company's book value to be approximately $4.30 per share and tangible book value (book value less intangibles) to be approximately $3.27 per share at year end 1996.

    GENERAL. The summary set forth above does not purport to be a complete description of the analyses performed by Dean Witter. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Dean Witter believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Dean Witter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Dean Witter are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    Dean Witter is an investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dean Witter is a nationally recognized investment banking firm which has substantial experience in merger and acquisition transactions and was familiar with the Company. In the ordinary course of business, Dean Witter may actively trade in the securities of the Company for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.

    Pursuant to the terms of an engagement letter dated January 5, 1996 (the "Engagement Letter") and its amendment dated May 28, 1996, Dean Witter acted as financial advisor to the Company in July 1996 in the formation of a strategic alliance with Fireman's Fund which included a $10,000,000 investment by Fireman's Fund in the Preferred Stock. Dean Witter received a fee of $500,000 plus reimbursement of out-of-pocket expenses, as the exclusive financial advisor in this transaction.

    The Company has paid Dean Witter $400,000 for acting as financial advisor in connection with rendering the Dean Witter Opinion, and will pay Dean Witter an additional $515,000 upon consummation of the Merger. The Company also has agreed to reimburse Dean Witter for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Dean Witter and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Dean Witter under the engagement letter. The Company's Board of Directors was aware of the fact that a significant portion of the aggregate fee payable to Dean Witter is contingent upon consummation of the Merger or another Transaction (as defined hereafter). Such additional fee (the amount of which would depend upon the value of the underlying transaction) also would be payable upon consummation of a transaction or series of transactions (including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger (other than the Merger) or consolidation, a leveraged buy-out or recapitalization, the formation of a joint venture, a minority investment or partnership, or any similar transaction) whereby, directly or indirectly, control of or a material interest in the securities, assets or business of the Company or any of its affiliates is transferred (collectively, a "Transaction") if such Transaction were to occur within six months from the termination of the engagement letter (which termination date is upon 15 days' prior written notice).

PERSPECTIVE OF FIREMAN'S FUND ON THE MERGER

    The determination of the Merger Consideration resulted from extensive arm's-length negotiation between the Company and Fireman's Fund and their respective representatives. See "--Background of the Merger." At the conclusion of the negotiation process, Fireman's Fund offered to acquire the Company for a price of $10.25 per share. In determining such price, Fireman's Fund analyzed its projections of the underwriting results for the policies marketed by the Company and of the Company's results of operations, including the effects of projected growth in the Company's revenue and possible reductions in the Company's expenses following the Merger.

    Fireman's Fund did not undertake any formal or informal evaluation of its own as to the fairness of the Merger Consideration to the Company stockholders. Based upon the determination by the Company's Board of Directors that the Merger is fair to, and in the best interests of, the Unaffiliated Stockholders of the Company, and based upon the fact that Dean Witter rendered the Dean Witter Opinion to the Company's Board of Directors, Fireman's Fund believes that the Merger Consideration is fair to such Unaffiliated Stockholders from a financial point of view and hereby adopts the Company's Board of Directors' analysis as to fairness. Fireman's Fund did not attach specific weights to any factors in reaching its belief as to fairness and did not perform any independent analysis with respect thereto. In considering the determination made by the Company's Board of Directors, Firemen's Fund did not necessarily adopt any intermediate conclusions reached by the Board.

    Fireman's Fund's principal purposes for entering into the Merger Agreement are to preserve a significant underwriting book of business developed by the Company and Fireman's Fund and to protect its prior $10 million cash investment in the Company. It gave consideration to simply purchasing the Hemmingson and Black Stock, but could not do so without the consent of the Company under the standstill agreement between Fireman's Fund and the Company. It also considered entering into a transaction involving the Company and Party X, but decided that such a transaction would not be commercially feasible.

PLANS FOR THE COMPANY AFTER THE MERGER

    After the Merger, Fireman's Fund anticipates that it will continue its review of the Company and its assets, businesses, operations, properties, policies, corporate structure, dividend policy, capitalization and management and consider whether any changes would be desirable in light of the circumstances then existing. At this time Fireman's Fund does not intend to close the Company's corporate headquarters located in Overland Park, Kansas. Effective upon consummation of the Merger, current management of the Company will be the initial management of the Surviving Corporation and the directors of the Merger Subsidiary will be the initial directors of the Surviving Corporation.

    Except for the foregoing, and as otherwise indicated in this Proxy Statement, Fireman's Fund does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Company's Board of Directors or management.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest of the Company will be owned by Fireman's Fund, and the current stockholders will have no continuing interest in the Company. Therefore, following the Merger, the stockholders of the Company other than Fireman's Fund will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. Following the Merger, Fireman's Fund and its affiliates will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Fireman's Fund will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    Following the Merger, the Common Stock will no longer meet the requirements of the Nasdaq National Market for continued listing and will, therefore, be delisted from the Nasdaq National Market.

    The Common Stock is currently registered as a class of securities under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is not listed on a national securities exchange or quoted on the

Nasdaq National Market and there are fewer than 300 record holders of the Common Stock. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of
Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. It is the present intention of Fireman's Fund to cause the Company to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as practicable after the Effective Time of the Merger.

RELATIONSHIP BETWEEN THE COMPANY AND FIREMAN'S FUND

    INTERCOMPANY BUSINESS RELATIONSHIP. In 1996 and 1995, 21% and 9.8%, respectively, of the Company's service fees were derived from premiums underwritten by Fireman's Fund, pursuant to a MPCI general agency agreement. The Company's business relationship with Fireman's Fund with respect to MPCI, crop hail/named peril insurance and farm and ranch insurance is governed by the terms of certain agency agreements and reinsurance arrangements, the principal terms of which are summarized below.

    MPCI AGREEMENTS. Effective with the 1995 crop year, the Company and Fireman's Fund entered into a general agency agreement to market and service MPCI policies underwritten by Fireman's Fund. The Company's responsibilities under the agreement included production, processing, claims administration, accounting and statistical reporting and risk management strategy. Under the agreement, the Company was responsible for all expenses allocable to the business generated under the agreement, including marketing and claims administration and adjusting services. The Company received as its compensation,
(i) the expense reimbursement allowance and excess loss adjustment expenses (both of which amounts are established by the federal government under the MPCI program) payable by the federal government for premiums serviced under the MPCI program, and (ii) a portion of certain of the underwriting gains on MPCI premiums for policies written under Fireman's Fund's standard reinsurance agreement. In addition, Fireman's Fund received fronting fees under the parties' MPCI agreement. In the Company's fiscal years ended December 31, 1995 and 1996, the amounts of such compensation were $9.9 million and $22.0 million, respectively. In addition, for the 1995, 1996 and 1997 crop years, Fireman's Fund insured or reinsured 17%, 45% and 100%, respectively, of the MPCI premium serviced by the Company.

    Concurrent with Fireman's Fund's purchase of the Preferred Stock in July 1996, the Company and Fireman's Fund entered into a new general agency agreement effective for the 1997 crop year (the "New Agreement"). The Company's responsibilities for servicing the business remained the same as in the prior agreement. The fronting fees payable to Fireman's Fund were eliminated and the profit sharing formula was changed to provide the Company with a greater percentage of underwriting gain once the underwriting gain exceeds a certain minimum level. The New Agreement also provides for an additional profit and growth bonus based on certain profit levels for combined MPCI and Crop Hail business. See "--Crop Hail/Named Peril Agency Agreement" below.

    On November 27, 1996, the Company and Fireman's Fund entered into an amendment to the original MPCI agency agreement, pursuant to which Fireman's Fund agreed, for the 1996 crop year only, to finance up to $50 million of MPCI premium payments on behalf of insureds who did not pay their premiums by the applicable due date. In 1996 and 1997, Fireman's Fund paid the Company $76,000 and $175,000, respectively, as an administrative fee under the agreement.

    The Company has granted Fireman's Fund a security interest in the Company's expiration rights and records as security for the Company's obligations under the MPCI Agreements. The Company has the right to effect a bulk transfer to another insurance company(ies) of the MPCI business upon termination of the Agreements. The New Agreement can terminate as of June 30, 1999, if 12 months advance notice is given by either party. Thereafter, the Company may terminate the agreement upon 12 months advance notice and Fireman's Fund may terminate the agreement upon 24 months advance notice. Fireman's Fund also has the right to terminate the agreement immediately in the event of certain specified breaches of the agreement.

    CROP HAIL/NAMED PERIL AGENCY AGREEMENT. In July 1996, the parties also agreed that Fireman's Fund would underwrite crop hail and other named peril (collectively referred to as "Crop Hail") policies serviced by the Company beginning in 1997. The Company's responsibilities under this agreement are similar to its responsibilities under the MPCI agency agreements described above. Under the agreement, Fireman's Fund will insure or reinsure 100% of the premiums serviced by the Company, and the Company will receive commissions as its compensation for marketing and servicing Crop Hail premiums. As of April 30, 1997, approximately $900,000 of payments had been made under this agreement.

    Fireman's Fund has been granted a security interest in the Crop Hail expiration rights and records. The term of the agreement coincides with the term of the MPCI agency agreement. The agreement may be terminated by Fireman's Fund for cause upon the occurrence of certain enumerated events.

    FARM AND RANCH AGENCY AGREEMENT. The Company and Fireman's Fund also entered into a farm and ranch general agency agreement effective November 1, 1996. The Company is responsible for marketing and servicing farm and ranch insurance in certain agreed upon states and will receive income under a specified commission structure. As of March 31, 1997, the Company had not written any premiums under this agreement. The Company does not expect this agreement to have a material impact on its revenues in the near future. The agreement may be terminated by either party without cause, as of October 31, 1999 or any October 31 thereafter, upon three months prior notice.

    TRANSACTIONS AND AGREEMENTS. The Company and certain of its principal stockholders have entered into certain transactions and agreements on and after July 10, 1996 that are related directly and indirectly to the Merger. Such transactions and agreements are described below:

    PREFERRED STOCK PURCHASE AGREEMENT. On July 10, 1996, Fireman's Fund and the Company entered into a stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which Fireman's Fund purchased 10,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share, for an aggregate purchase price of $10 million. The Preferred Stock is convertible into 754,717 shares of the Company's Common Stock, or approximately 9% of the outstanding Company Common Stock, assuming conversion of the Preferred Stock and assuming that any other outstanding rights to purchase, convert into or exchange for the Company's Common Stock are not exercised. Such conversion is at an initial price per share of Common Stock of $13.25, which represents a premium of $2.25 per share over the last traded price of the Common Stock on May 29, 1996, the day prior to the public announcement that the Company and Fireman's Fund had entered into discussions concerning the Preferred Stock transaction. The Preferred Stock has a liquidation value of $1,000 per share and holders of the Preferred Stock are entitled to dividends thereon at the rate of $50.00 per share per annum, payable quarterly. The Company has paid Fireman's Fund $239,000 in 1996 and $250,000 in 1997 in dividends on the Preferred Stock. The Preferred Stock Purchase Agreement contains a "standstill" provision which, in general terms, requires the Company to consent to any Fireman's Fund acquisition of Common Stock which results in Fireman's Fund beneficially owning greater than 20% of the outstanding Common Stock of the Company. The provision expires on the earlier of the tenth anniversary of the agreement or the date upon which Fireman's Fund beneficially owns less than 150,000 shares of the Company's Common Stock or equivalents, but in no event prior to the second anniversary of the agreement. The agreement also gives Fireman's Fund the right to select one nominee for election to the Company's Board of Directors.

    RIGHT OF FIRST REFUSAL AGREEMENTS. On September 23, 1996, Fireman's Fund and each of John J. Hemmingson and Gary A. Black entered into separate Right of First Offer and First Refusal Agreements (together, the "Right of First Refusal Agreements"). The Company was a party to the agreements for the limited purpose of agreeing to facilitate transfers of the subject shares.

    Under the Right of First Refusal Agreements, Fireman's Fund was granted certain first offer and first refusal rights with respect to the shares of the Company's Common Stock owned by each of Messrs. Hemmingson and Black. Such first offer and first refusal rights became operative at such time as either Mr. Hemmingson or Mr. Black notified Fireman's Fund of their intent to sell shares of the Company's Common Stock.

    On February 14, 1997, Mr. Hemmingson, and on February 17, 1997, Mr. Black notified Fireman's Fund that they each had received an offer for the Hemmingson and Black Stock and were offering to sell such shares to Fireman's Fund on the same terms as those contained in the offer they had received. On March 5, 1997, Fireman's Fund notified each of Messrs. Hemmingson and Black that Fireman's Fund would exercise its rights under the Right of First Refusal Agreements and purchase the Hemmingson and Black Stock. According to their written notices to Fireman's Fund, Messrs. Hemmingson and Black then owned 1,145,703 and 681,774 shares, respectively, of the Company's Common Stock.

    Fireman's Fund purchased the Hemmingson and Black Stock on May 30, 1997, for $10 per share, plus interest thereon from the date of exercise of the rights of first refusal. The aggregate amounts paid to Messrs. Hemmingson and Black, including interest, were $11,645,993 and $6,930,186, respectively.

    As result of the purchase of the shares of the Hemmingson and Black Stock, Fireman's Fund beneficially owns 2,582,194 shares of the Company's Common Stock, or approximately 29.6% of the Company's Common Stock, assuming conversion of the Preferred Stock and assuming that any other outstanding rights to purchase, convert into or exchange for the Company's Common Stock are not exercised. Upon consummation of the Merger, Fireman's Fund will own, directly or through an affiliate, 100% of the outstanding shares of the Company's Common Stock.

    ACQUISITION AGREEMENT. On March 5, 1997, the Company and Fireman's Fund entered into an Acquisition Agreement pursuant to which they agreed to the principal terms of the Merger. Subsequently, the Company, Fireman's Fund and the Merger Subsidiary entered into the Merger Agreement dated May 1, 1997, which includes the essential terms of and supercedes the Acquisition Agreement. See "THE MERGER AGREEMENT."

    LOAN AGREEMENT. On March 5, 1997, the Company and Fireman's Fund also entered into a Letter of Intent re Revolving Credit Working Capital Facility, pursuant to which, as an express condition of the Acquisition Agreement, Fireman's Fund agreed to extend a $15,000,000 revolving credit working capital facility to the Company in the event that the Company, after using its reasonable best efforts, was unable by March 31, 1997 to obtain a working capital facility from a commercial bank on reasonable terms not involving any guarantee or similar support from Fireman's Fund. Effective March 31, 1997, the Company entered into a Business Loan Agreement with Fireman's Fund to borrow up to $15,000,000 on a revolving basis and thereby provide the Company with working capital. The loan bears interest at Bank of America's Base Rate (currently 8.5%) and will mature in one year. The loan is secured with the inventory, accounts receivable, equipment and general intangibles of the Company and certain of its subsidiaries and affiliates.

    CONSENT AGREEMENT. On March 5, 1997, the Company and Fireman's Fund also entered into a Consent Agreement (the "Consent Agreement"). As discussed above, the Preferred Stock Purchase Agreement contains a "standstill" provision which, in general, requires the Company to consent to any Fireman's Fund acquisition of Common Stock which results in Fireman's Fund beneficially holding more than 20% of the voting power of the Company's outstanding securities, assuming the exercise of in-the-money stock options and stock rights. Under the terms of the Consent Agreement, the Company gave its consent under the standstill provision and for purposes of Section 203 of the DGCL to the extent required to permit Fireman's Fund's acquisition of the Hemmingson and Black Stock, which would result in Fireman's Fund owning more than 20% of such outstanding shares. Under the Consent Agreement, and in return for the Company's consent thereunder and waiver of the applicable provisions of Section 203 with respect to Fireman's Fund's purchase of the Hemmingson and Black Stock, Fireman's Fund agreed, with respect to any stockholder vote on an acquisition or other specified transactions, to vote its shares which exceed 20% of the voting power of the Company's outstanding securities in accordance with the pro rata voting of other Company stockholders who are not "interested stockholders" of the Company under
Section 203 of the DGCL (generally, persons owning more than 15% of the Company's voting stock, or affiliates or associates of the Company who owned 15% of such stock within the three-year period prior to the determination, and the affiliates and associates of such persons). Under the applicable provisions of
Section 203 of the DGCL, Fireman's Fund, would become an "interested party" with respect to the

Company by virtue of its acquisition of the Hemmingson and Black Stock and, unless the Board had consented in advance to that purchase, would have been prohibited from completing the Merger or any similar transaction with the Company for a period of three years following the acquisition of such stock.

    In addition, the Consent Agreement contains a provision which amends the standstill provision of the Preferred Stock Purchase Agreement. Under this provision, the restrictions of the standstill provision will immediately terminate at the time when any person or group (as defined in Commission regulations) publicly announces an intention to make or makes or commences a tender or exchange offer, other than a tender or exchange offer which has been approved by the Board of Directors of the Company before the earliest to occur of such announcement, making or commencement, for more than 15% of the outstanding Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger in addition to the interests of stockholders of the Company generally. In connection with the Board of Directors' determination that the Merger is fair to the Company's stockholders (excluding Fireman's Fund and its affiliates), the Board carefully considered conflict of interest issues relating to the matters described below.

    EMPLOYMENT AGREEMENT. Mr. Martinez, Chief Executive Officer of the Company, has a three-year employment agreement ending in May 1999, under which he is currently paid an annual base salary of $275,000. Under the terms of the agreement, upon consummation of the Merger, Mr. Martinez may resign and continue to receive his then current base salary and continuation of health and life insurance benefits for the remainder of the contract term.

    STOCK OPTIONS. Under the terms of the Company's stock option plans and the agreements relating to certain outstanding stock options, the Merger will cause the acceleration of vesting of all outstanding stock options of the Company. The following table sets forth, with respect to each of the individuals who are, or since January 1, 1996 have been (as indicated with an asterisk), executive officers and directors of the Company, information concerning cash settlements of "in-the-money" stock options that will be paid in connection with the consummation of the Merger, including options that are currently exercisable and those that will become exercisable as a result of the Merger. See "THE MERGER AGREEMENT-- Payment for Shares and Options" and "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--The Company." The cash settlement amounts are based upon the spread between $10.25 and the exercise price of such options and do not take into account any income taxes that may be required to be withheld.

                                                       AMOUNT PAYABLE WITH
                                                        RESPECT TO OPTIONS
                                                     ------------------------       TOTAL
                                                      CURRENTLY    BECOMING    CASH SETTLEMENT
                                                     EXERCISABLE  EXERCISABLE      AMOUNT
                                                     -----------  -----------  ---------------
Tony Cid...........................................   $   4,309    $   8,621     $    12,930
Rafe Hargrove......................................      16,580       19,411          35,991
Paul Horn..........................................       4,125       --               4,125
John Meuschke......................................       2,625       --               2,625
Manuel Sanchez.....................................       4,125       --               4,125
David Hill.........................................       4,309        8,621          12,930
Richard Bartlett*..................................      15,311       --              15,311
Gary Black*........................................      59,979       63,710         123,689
Tony Coelho*.......................................       3,750        1,875           5,625
John Hemmingson*...................................      85,939       96,881         182,820
                                                     -----------  -----------  ---------------
    Total..........................................   $ 201,052    $ 199,119     $   400,171
                                                     -----------  -----------  ---------------
                                                     -----------  -----------  ---------------

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that, for a period of not less than four years following the Effective Time, the Surviving Corporation will maintain in effect all rights of indemnification of the officers, directors, employees or agents of the Company and its subsidiaries of the Company provided in its certificate of incorporation, bylaws or in indemnification agreements with the Company or any of its subsidiaries, and will indemnify and hold harmless such persons to the full extent permitted by law against losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, asserted or arising before or after the Effective Time. Fireman's Fund has also agreed to cause the Surviving Corporation to maintain, or for Fireman's Fund itself to provide, for the benefit of such persons, for a period of not less than four years after the Effective Time, any current officer's and director's liability insurance policies maintained by the Surviving Corporation, or policies with at least the same coverage, provided that if the cost of such continuing coverage exceeds 200% of the last annual premium paid by the Surviving Corporation prior to March 5, 1997, Fireman's Fund will purchase as much comparable insurance as possible for an annual premium equal to such maximum amount.

SOURCES AND USES OF FUNDS

    MERGER CONSIDERATION, FEES AND EXPENSES. Fireman's Fund estimates that the total consideration payable to stockholders other than Fireman's Fund upon consummation of the Merger, including amounts needed to settle outstanding Company stock options, will be approximately $64,250,000. It paid an aggregate purchase price of $18,576,179, including interest, to Messrs. Hemmingson and Black for their shares. The estimated fees and expenses incurred or to be incurred by Fireman's Fund in connection with the Merger are legal fees and expenses of $200,000 and miscellaneous fees of $50,000. Fireman's Fund currently has working capital funds available to make such payments and pay such fees and expenses.

    The estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger, which will be paid using working capital funds, are approximately as follows. Certain of those funds may be borrowed by the Company from Fireman's Fund under the Business Loan Agreement referred to above under "SPECIAL FACTORS--Relationships Between the Company and Fireman's Fund--Transactions and Agreements--Loan Agreement."

Investment banking fees and expenses............................  $ 935,000
Legal fees and expenses.........................................    200,000
Printing and mailing fees.......................................     70,000
Accounting fees and expenses....................................     10,000
Commission filing fee...........................................     12,772
Paying Agent fees...............................................     10,000
Proxy Solicitation Agent fees...................................      5,000
Miscellaneous expenses..........................................     15,000
                                                                  ---------
Total Fees and Expenses.........................................  1,187,772

    For information regarding Dean Witter's engagement by the Board of Directors, see "--Opinion of Financial Advisor." Certain of the Company's officers will receive certain payments if the Merger is consummated. See "--Interests of Certain Persons in the Merger."

    SOLICITATION FEES AND EXPENSES. Neither Fireman's Fund nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than the Proxy Solicitation Agent) for soliciting Company stockholders with respect to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below will arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company stockholder who is a citizen or resident of the United States. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, Fireman's Fund as the holder of all of the outstanding shares of Preferred Stock, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither the Company nor Fireman's Fund has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of Common Stock for cash by each holder of such shares (including any holder of Dissenting Shares). Accordingly, the federal income tax consequences to the holders of Common Stock will generally be as follows:

    (a) Assuming that the shares of Common Stock exchanged by a Company stockholder for cash in connection with the Merger are capital assets in the hands of the stockholder at the Effective Time, such stockholder will recognize capital gain or loss by reason of the consummation of the Merger.

    (b) The capital gain or loss, if any, will be long-term with respect to shares of Common Stock held for more than 12 months as of the Effective Time and short-term with respect to such shares held for 12 months or less as of the Effective Time.

    (c) The amount of capital gain or loss to be recognized by each holder of Common Stock will be measured by the difference between the amount of cash payable for the account of such stockholder in connection with the Merger (including cash received for Dissenting Shares) and such stockholder's tax basis in the Common Stock at the Effective Time.

    Cash payments made pursuant to the Merger (including any cash paid to holders of Dissenting Shares) will be reported to the extent required by the Code to stockholders of the Company and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain stockholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a stockholder to supply the Company or its agent with such stockholder's taxpayer identification number. Accordingly, each Company stockholder will be asked to provide the stockholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to stockholders relating to their shares of Common Stock. Withholding may also apply to Company stockholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.

    The cash settlement amounts distributed in connection with the Merger to holders of in-the-money options to acquire shares of the Common Stock will constitute "wages," and will be subject to income tax withholding. The gross amount due, the withheld amount and the net payment will be included in each optionholder's W-2 form for 1997.

PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

    PUBLIC OFFERINGS. On June 30, 1994, the Company completed an underwritten initial public offering of 2,780,748 newly issued shares of its Common Stock, at an initial public offering price to the public of $7.50, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Company retained net proceeds of the offering in the amount of $18,096,107, after deducting underwriting commissions and discounts of $1,459,893 and other costs of $1,299,610.

    On December 6, 1994, the Company completed an underwritten public offering of 1,400,000 newly issued shares of its Common Stock, at a public offering price to the public of $14.00, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Company retained net proceeds of the offering of $17,774,886, after deducting underwriting commissions and discounts of $1,274,000 and other costs of $551,114.

    REPURCHASES. Pursuant to an agreement relating to the acquisition of their agency business, in 1996 the Company purchased 14,250 and 10,000 shares of its Common Stock from John Chapman, Sr. and Jack Chapman, respectively, for $16.25 per share. Also, pursuant to separation agreements with Messrs. Hemmingson and Black, in 1996 and 1997 the Company purchased 108,000 and 84,000 shares of its Common Stock from Hemmingson and Black, respectively, at prices ranging from $10.00 to $6.65 per share. The average repurchase price paid for each applicable quarterly period was as follows:

                                                                                     AVERAGE
                                                                                   REPURCHASE
                                                                                   PRICE PAID
                                                                                   -----------
1996
  First Quarter..................................................................   $   16.25
  Third Quarter..................................................................   $    9.78
  Fourth Quarter.................................................................   $    7.14

1997
  First Quarter..................................................................   $    6.50

REGULATORY APPROVALS

    STATE REGULATORY AUTHORITIES. Certain filings have been made with, and all necessary approvals obtained from, insurance regulatory authorities in certain states in connection with the Merger.

    HSR ACT FILINGS. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

    The Company and Fireman's Fund each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on May 2 and May 1, 1997, respectively. On May 16, 1997, the Company and Fireman's Fund were notified by the FTC that the waiting period had been terminated.

    State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or of the result if such a challenge is made.

                              THE MERGER AGREEMENT

    The information under this caption is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

GENERAL

    The Company and Fireman's Fund entered into the Merger Agreement effective May 1, 1997. If the stockholders of the Company approve the Merger Agreement, the Merger Subsidiary will be merged with and into the Company, with the result that the separate corporate existence of the Merger Subsidiary will then cease. The Company will be the Surviving Corporation and will be an wholly owned subsidiary of Fireman's Fund. At the Effective Time, the Common Stock will be converted automatically into the right to receive cash, as described below. See "--Consideration to be Received by Stockholders." The shares of the Common Stock will no longer be listed or traded on the Nasdaq National Market, and the registration of the Common Stock under the Exchange Act will be terminated.

EFFECTIVE TIME

    If the Merger Agreement is adopted by the requisite vote of the Company's stockholders, the Merger will be consummated and become effective upon the acceptance for record of the Certificate of Merger by the Delaware Secretary of State on a date as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. It is currently contemplated that the Effective Time will occur on the date of, and as soon as practicable after, the Special Meeting. There can be no assurance that all conditions to the Merger will be satisfied. See "--Conditions to Consummation of the Merger."

CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS

    In connection with the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Fireman's Fund or its designee) will be converted into the right to receive $10.25 in cash, without interest (the cash consideration per share to be paid to the Company's stockholders in the Merger being sometimes referred to herein as the "Merger Consideration"), and each holder of an option to acquire shares of the Common Stock of the Company will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Dissenting Shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING STOCKHOLDERS."

PAYMENT FOR SHARES AND OPTIONS

    PAYMENT FOR SHARES. On the Effective Date Fireman's Fund will deliver the Merger Consideration to ChaseMellon Shareholder Services, L.L.C. (the "Paying Agent"), who will act as the paying agent for payment of the Merger Consideration to the holders of the Common Stock. Instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders of record on the Effective Date as soon as practicable after the Effective Time. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items specified by the letter of transmittal, the Paying Agent will pay the Merger Consideration to such stockholder, by check or draft.

    After the Effective Time, the holder of a certificate formerly representing Common Stock will cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of Dissenting Shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

    To the extent permitted by law, the appointment of the Paying Agent may be terminated at any time by Fireman's Fund upon notice to the Paying Agent, or by the Paying Agent upon 30 days notice to Fireman's Fund. Any portion of the Merger Consideration remaining undistributed upon termination of the Paying Agent's appointment will be returned to the Surviving Corporation, and any holders of theretofore unsurrendered Common Stock certificates may thereafter surrender to the Surviving Corporation such stock certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration to which they are entitled.

    STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    OPTION SETTLEMENT PAYMENTS. As of the Effective Time, the outstanding options to purchase shares of the Company's Common Stock will become, by their terms, fully exercisable and vested. At such time, all such options will be canceled, and in consideration of such cancellation, the Surviving Corporation will pay to the holder of each such option an amount (the "Option Settlement Amount"), net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Such payments will be made by check, mailed to optionholders with a letter explaining in detail the calculation of the amount paid. No action on the part of optionholders will be required to initiate such payments. After the Effective Time, no holder of an option will have any rights other than to receive payment for such holder's options equal to the Option Settlement Amount.

    NO INTEREST ON PAYMENT AMOUNTS. In no event will holders of shares of Common Stock or options to purchase Common Stock be entitled to receive payment of any interest on the Merger Consideration or the Option Settlement Amounts.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER

    The Company has agreed that, prior to the Effective Time, the business of the Company will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that, except as the Company and Fireman's Fund may otherwise agree, the Company will, and will cause its subsidiaries to, operate only in the ordinary course of business, and neither the Company nor any of its subsidiaries will do any of the following: (a) take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with any applicable state department of insurance or similar regulatory agency with jurisdiction over the Company, (b) take any extraordinary action or fail to take any action, the failure of which to be taken would be an extraordinary action, or (c) declare, set aside or pay any dividend (other than stated dividends on the Preferred Stock) or other distribution in respect of its capital stock, whether in stock, cash, indebtedness or other property, redeem, repurchase or otherwise acquire any of its outstanding capital stock, whether for cash, indebtedness or property, or issue any capital stock or any right to acquire, convert into or exchange for capital stock except pursuant to stock options outstanding on March 5, 1997. The Company has also agreed that, in the event it adopts a "rights plan," "poison pill," or similar plan or arrangement, it will include a provision expressly exempting Fireman's Fund from the operation thereof.

    In addition, the Company has agreed that until the earlier of the termination of the Merger Agreement or the Effective Time, neither the Company nor any of its subsidiaries or representatives will, directly or indirectly, take any action to encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), enter into any agreement for or relating to any Acquisition Proposal, or participate in any way in any discussions or negotiations with, or furnish any nonpublic information to, any party in connection with any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to an unsolicited bona fide offer or proposal made by a third party to the Company and upon written notice to Fireman's Fund, provide information to or have discussions or negotiations with such third party if the Board of Directors of the Company, after having considered the advice of outside counsel, has determined in good faith that it is the fiduciary duty under applicable law of such directors to do so.

    An Acquisition Proposal is defined in the Merger Agreement as a proposal for any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company and its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person or group of persons will acquire beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company's Common Stock, (v) recapitalization, restructuring, liquidation, dissolution or similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger will occur only if the Merger Agreement is approved and adopted by the requisite votes of the holders of the Common Stock and Preferred Stock voting as a single class. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

    The obligations of Fireman's Fund to consummate the Merger are subject to satisfaction of the following conditions: (i) all waivers, consents, authorizations, orders, approvals and expirations of waiting periods required under any applicable law, rule, regulation, judgment or decree ("Law"), or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any party to the Merger Agreement or any of its subsidiaries is bound or by which the property or assets of any such party or subsidiary is bound or affected ("Contract"), required to be obtained by any such party in order to consummate the Merger shall have been obtained, except where the failure to do so would not have a material adverse effect on the assets, properties, liabilities, obligations, business, financial condition or results of operations ("Material Adverse Effect") of the Company and its subsidiaries taken as a whole; (ii) each of the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole); (iii) the Company shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; (vi) between March 5, 1997 and the Effective Time no Material Adverse Effect shall have occurred with respect to the Company other than any developments that generally affect the industry in which the Company operates; and (vii) the Merger shall have been approved by the stockholders of the Company.

    The obligations of the Company to consummate the Merger are subject to satisfaction of the following conditions: (i) all waivers, consents, authorizations, orders, approvals and expirations of waiting periods required under any applicable Law or Contract to be obtained by any party to the Merger Agreement in order to consummate the Merger shall have been obtained, except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole ; (ii) each of the representations and warranties of Fireman's Fund contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on Fireman's Fund and its subsidiaries taken as a whole); (iii) Fireman's Fund shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; and (vi) the Merger shall have been approved by the stockholders of the Company.

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Certificate of Merger with the Delaware Secretary of State whether before or after action by the Company's stockholders and without further approval by the Company's stockholders under any of the following circumstances: (i) by mutual written consent of the Company and Fireman's Fund;
(ii) by either the Company or Fireman's Fund on or after December 31, 1997 if the conditions of such party's obligation to consummate the Merger have not been satisfied or waived; and (iii) by the Company and Fireman's Fund if the Company stockholders do not approve the Merger. In addition, (a) the Board of Directors of the Company may, if it determines in good faith, after hearing advice of outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, modify or withdraw its approval or recommendation of the Merger, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement without such action constituting a breach of the Merger Agreement, and (b) Fireman's Fund may terminate the Merger Agreement if the Board of Directors of the Company or any committee of the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, fails to recommend that the stockholders of the Company vote in favor of the Merger, approves or recommends any Acquisition Proposal other than the Merger, or resolves to do any of the foregoing. A "Superior Proposal" is a bona fide Acquisition Proposal the terms of which the Board of Directors of the Company determines, after hearing the advice of a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger.

TERMINATION FEE

    The Merger Agreement requires the Company to pay Fireman's Fund a termination fee of $2.4 million plus costs and expenses incurred by Fireman's Fund in connection with the Merger (the "Termination Fee Amount") if the Board of Directors of the Company takes any of the actions described in clause (a) above under the caption "--Termination," or the Merger Agreement is terminated by Fireman's Fund for any of the reasons set forth in clause (b) above under such caption. In the event that the Merger Agreement is terminated because the stockholders of the Company do not approve the Merger, and if within the 18 months following such termination the Company enters into a binding agreement for an Acquisition Transaction with a party not affiliated with Fireman's Fund, the Company must pay Fireman's Fund the Termination Fee Amount upon entering into such binding agreement.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

                       RIGHTS OF DISSENTING STOCKHOLDERS

    When the Merger is effected, stockholders of the Company who comply with the procedures prescribed in Section 262 of the DGCL ("Section 262") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Company payment of such fair value in cash. Shares of Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

    The following is a brief summary of the statutory procedures to be followed by a stockholder of the Company in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is included as Appendix C of this Proxy Statement. Any stockholder considering demanding appraisal is advised to consult legal counsel.

    A written demand for appraisal of shares of Common Stock must be delivered to the Company by a stockholder seeking appraisal before the taking of the vote on the Merger. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Merger. Voting against approval of the Merger, abstaining from voting or failing to vote with respect to approval of the Merger will not constitute a demand for appraisal within the meaning of Section 262.

    Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the Merger. A vote by a stockholder against approval of the Merger is not required in order for that stockholder to exercise appraisal rights. However, if a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights.

    A written demand for appraisal must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal. Accordingly, a demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If, for example, a stockholder holds shares of Common Stock through a broker, who in turn holds shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of such depository nominee. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Common Stock as a nominee for others, may exercise appraisal rights with respect to the Common Stock held for all or less than all beneficial owners of Common Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Common Stock covered by such demand. Where the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger.

    A Company stockholder who elects to exercise appraisal rights must mail or deliver the written demands for appraisal to: Secretary, Crop Growers Corporation, 10895 Lowell, Suite 300, Overland Park, Kansas, 66210, or deliver such demand to the Company in person at the Special Meeting. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Common Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

    Within ten days after the Effective Time, the Company must provide notice as to the date of effectiveness of the Merger to all stockholders who have duly and timely delivered demands for appraisal and who have not voted for approval of the Merger Agreement.

    Within 120 days after the Effective Time, any dissenting stockholder is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal have been received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

    Within 120 days after the Effective Time, either the Company or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Common Stock of all dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which of the Company stockholders are entitled to appraisal rights and thereafter will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC, ET AL., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation...." The Delaware Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, such court noted that
Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."

    Stockholders considering whether to seek appraisal should bear in mind that the fair value of their Common Stock determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be exchanged in the Merger, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, the Company reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Common Stock is less than the value of the Merger Consideration.

    The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    A dissenting stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Common Stock subject to such demand or to receive payment of dividends or other distributions on such Common Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, a dissenting stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, dissenting stockholders' rights to appraisal shall cease and they shall be entitled only to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    A vote for the Merger will constitute a waiver of appraisal rights. A failure to vote against the Merger will not, under Delaware law, constitute a waiver of appraisal rights. If a stockholder returns a proxy which does not contain instructions as to how it should be voted, such proxy will be voted in favor of the Merger and, accordingly, appraisal rights will be waived. As described above, a vote against the Merger is not sufficient to perfect appraisal rights. A stockholder's failure to make the written demand prior to the Special Meeting (under Delaware law) as described above will constitute a waiver of appraisal rights.

    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences."

    ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE EXHIBIT C.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP


    The following table sets forth, as of June 30, 1997, certain information with respect to beneficial ownership of the Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. For the purpose of determining "Percent of Outstanding Shares," (i) the number of shares of Common Stock outstanding at June 30, 1997 was 8,712,497, including 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Preferred Stock (which will vote with the Common Stock with respect to the Merger on an as converted basis), and (ii) stock options exercisable within 60 days from June 30, 1997 are assumed to be exercised by the individual or entity with respect to whom the percentage is calculated.



                                                                            NUMBER OF SHARES
NAME OF                                                                       BENEFICIALLY          PERCENT OF
BENEFICIAL OWNER                                                                  OWNED         OUTSTANDING SHARES
--------------------------------------------------------------------------  -----------------  ---------------------
Fireman's Fund Insurance Company (1) .....................................       2,582,164                29.6%
  777 San Marin Drive
  Novato, California 94998

Thomas Vetter (2) ........................................................         457,735                 5.2%
  955 West Chandler Blvd., Suite 15
  Chandler, Arizona 84244

Michael A. Roth and Brian J. Stark .......................................         788,200                 9.0%
  1500 West Market Street
  Mequon, Wisconsin 53092 (3)

Tony Cid (2)..............................................................          16,963               *

David E. Hill (2).........................................................           9,029               *

Raford S. Hargrove, Jr. (2)...............................................          15,483               *

Paul T. Horn (2)(4).......................................................          83,500               *

Lawrence T. Martinez (2)..................................................          47,635               *

John M. Meuschke (2)......................................................           2,500               *

Manuel Sanchez (2)........................................................           4,500               *

Thomas M. Vertin (2)(5)...................................................         129,779                 1.5%

All executive officers and directors as a group (8 individuals)
  (2)(4)(5)...............................................................         309,389                 3.4%


------------------------

*   Less than 1%.

(1) Includes 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Preferred Stock, which currently votes with the Common Stock on an as converted basis.


(2) Includes the following number of shares of Common Stock which could be acquired within 60 days of June 30, 1997 through the exercise of stock options: Mr. Vetter, 837 shares; Mr. Cid, 3,629 shares; Mr. Hill, 8,629 shares; Mr. Hargrove, 11,883 shares; Mr. Martinez, 47,000 shares; Mr. Horn, 79,500 shares; Mr. Meuschke, 1,500 shares; Mr. Sanchez, 4,500 shares; Mr. Vertin, 69,500 shares; and all directors and executive officers as a group, 226,141 shares.


(3) On the basis of information contained in a Schedule 13D filed by Messrs. Roth and Stark with the Commission on April 3, 1997, includes 394,100 shares owned by Reliant Trading and 394,100 shares owned by Shepard Trading Limited, investment entities. Messrs. Roth and Stark have shared voting and investment power with respect to such shares by virtue of their positions as members of Stark Asset Management L.L.C., the managing partner of Reliant Trading, and as investment managers of Shepard Trading Limited.



(4) Includes 2,000 shares of Common Stock beneficially owned by Mr. Horn's spouse.



(5) Includes 5,000 shares of Common Stock held jointly with another individual (2,500 shares of which Mr. Vertin disclaims beneficial ownership of), 3,750 shares of which are held by a corporation owned by Mr. Vertin, and 1,125 shares are held by Mr. Vertin's wife and daughters, all of which Mr. Vertin is deemed to beneficially own. With respect to 6,225 shares of Common Stock, Mr. Vertin shares investment power with another individual or individuals.


TRANSACTIONS BY CERTAIN PERSONS IN COMMON STOCK

    No transactions in the Company's Common Stock were effected by any person named in the table above during the 60 day period preceding the date of this Proxy Statement, other than Fireman's Fund's purchase of the Hemmingson and Black Stock as described under the caption "SPECIAL FACTORS-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements--Right of First Refusal Agreements."

                   MANAGEMENT OF THE COMPANY, FIREMAN'S FUND
                           AND THE MERGER SUBSIDIARY

    Certain information concerning the directors and executive officers of the Company, Fireman's Fund and the Merger Subsidiary is set forth below. Unless otherwise indicated, each such person is a citizen of the United States and the address of each such person is that of the Company, Fireman's Fund or the Merger Subsidiary, as the case may be. Such addresses are set forth under the caption "SUMMARY--The Company" and "--Fireman's Fund."

THE COMPANY

    The names, ages, principal occupations and employment history for the past five years of the members of the directors and executive officers of the Company are set forth below.

    PAUL T. HORN, 54, has been Chairman of the Board of Directors since March 1996, and a Director since June 1994. He has been the Chief Operating Officer of R.D. Offutt Company, which provides a variety of agribusiness services and products to rural communities, since 1985. He has been President, Chief Operating Officer and a Director of RDO Equipment Corp., which owns and operates John Deere industrial and agricultural stores in the United States, since August 1996. He also serves as a Director of Northern Grain Company, a regional grain elevator.

    LAWRENCE T. MARTINEZ, 35, has been the Chief Executive Officer and a Director of the Company since August 1996. He was Acting Chief Executive Officer from June 1996 to August 1996, and was with the law firm of Dorsey & Whitney LLP from November 1990 to June 1996.

    JOHN M. MEUSCHKE, 51, has held various positions at Fireman's Fund since 1968, and is currently Senior Vice President of Fireman's Fund Insurance Company. He has been a Director of the Company since July 1996.

    MANUEL SANCHEZ, 53, has been a Director of the Company since June 1994. He has been the Chief Executive Officer of Tower Health, a health maintenance organization, since February 1997. He had a private law practice from May 1996 to February 1997, and served as President and Chief Executive Officer of Gulf Atlantic Life Insurance Company from 1991 to May 1996.

    THOMAS M. VERTIN, 50, has been Vice Chairman of the Board of Directors since March 1996, and has been a Director since October 1994. He has been the owner and operator of Vertin Company, a business management firm with a variety of commercial business and real estate interests, primarily involving multi-state funeral homes, since its inception in 1981. He is also a partner in The Coveda Company, a management firm that operates Hardee's restaurants in Minnesota, North Dakota and South Dakota.

    TONY CID, 35, has been the Senior Vice President of the Company since April 1994. He held various positions with Continental Insurance Companies from March 1989 to February 1994.

    RAFORD S. HARGROVE, JR., 28, has been President of Crop Growers Software, Inc. since October 1994. He was General Manager of Crop Growers Software, Inc. from January 1991 to October 1994, and was a Director of the Company from October 1994 to July 1996.

    DAVID E. HILL, 34, has been Chief Financial Officer of the Company since December 1995, and Secretary and Treasurer since May 1996. He served as Chief Accounting Officer from March 1995 to December 1995, and Vice President and Controller of Insurance Company Operations from September 1994 to March 1995. He was with the accounting firm of KPMG Peat Marwick LLP from January 1985 to September 1994.

FIREMAN'S FUND AND AFFILIATES

    Fireman's Fund is a wholly owned subsidiary of AZOA, and AZ AG holds 90% of the voting securities of AZOA. See "SUMMARY--Fireman's Fund.

    FIREMAN'S FUND. The names, principal occupations and employment history for the past five years of the directors and executive officers of Fireman's Fund are set forth below. Mr. Hansmeyer and Dr. Schulte-Noelle are German citizens. Dr. Schulte-Noelle's address is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany, and Mr. Marks' address is 55 Green Farms Road, Westport, Connecticut 06881.

    GARY E. BLACK, Director; President, Claims Division, since 1997; Executive Vice President of Fireman's Fund since 1987.

    HERBERT HANSMEYER, Director and Chairman of the Board since 1991; Member of the Board of Management of AZ AG since 1994.

    DAVID R. POLLARD, Director; Executive Vice President of Fireman's Fund.

    JEFFREY H. POST, Director; Executive Vice President, Chief Financial Officer and Actuary of Fireman's Fund since 1994; Senior Actuary with St. Paul Companies Inc. from 1985 to 1994.

    THOMAS E. ROWE, Director; Executive Vice President of Fireman's Fund since 1993; Senior Vice President from 1987 to 1993.

    DR. HENNING SCHULTE-NOELLE, Director; Chairman of the Board of Management of AZ AG and Director, President and Chief Executive Officer of AZOA since 1991.

    JOE L. STINNETTE, JR., Director; President and Chief Executive Officer of Fireman's Fund since 1994; Chief Administrative Officer from 1991 to 1994; Director of AZOA since 1994.

    DAVID P. MARKS, Executive Vice President of Fireman's Fund; Director, Secretary and Assistant Treasurer of AZOA since 1991.

    HAROLD N. MARSH, III, Senior Vice President and Treasurer of Fireman's Fund since 1991.

    THOMAS A. SWANSON, Senior Vice President and General Counsel of Fireman's Fund since 1988; Corporate Secretary since 1993.

    AZOA. The names and, unless already set forth under "--Fireman's Fund" above, the principal occupations and employment history for the past five years of the directors and executive officers of AZOA are set forth below. Mr. Hansmeyer and Drs. Schulte-Noelle, Breipohl and Schinzler are German citizens. The address of Mr. Hansmeyer and Drs. Schulte-Noelle and Breipohl is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany; the address of Messrs. Clark and Marks is 55 Green Farms Road, Westport, Connecticut 06881; the address of Mr. Stinnette is 777 San Marin Drive, Novato, California 94998; the address of Mr Anderson is 1750 Hennepin Avenue, Minneapolis, Minnesota 55403; and the address of Dr. Schinzler is 500 Lexington Avenue, New York, New York 10022.

    DR. HENNING SCHULTE-NOELLE, Director, President and Chief Executive Officer.

    LOWELL C. ANDERSON, Director.

    DR. DIETHART BREIPOHL, Director; Member of the Board of Management of AZ AG.

    HERBERT HANSMEYER, Director.

    DAVID P. MARKS, Director, Secretary and Assistant Treasurer.

    DR. HANS JURGEN SCHINZLER, Director.

    JOE L. STINNETTE, JR., Director.

    RONALD M. CLARK, Treasurer and Assistant Secretary.

    AZ AG. The names and, unless already set forth under "--Fireman's Fund" or "--AZOA" above, the principal occupations and employment history for the past five years of the members of the Board of Management of AZ AG are set forth below. All of the named individuals are German citizens. The address of each of the named individuals is Koniginstrasse 28, 80802 Munich Federal Republic of Germany.

    DR. HENNING SCHULTE-NOELLE, Chairman of the Board of Management.

    DETLEV BREMKAMP, Member.

    DR. REINER HAGEMANN, Member.

    DR. GERHARD RUPPRECHT, Member.

    DR. DIETHART BREIPOHL, Member.

    DR. HELMUT PERLET, Member.

    HERBERT HANSMEYER, Member.

THE MERGER SUBSIDIARY

    The names and, unless already set forth under "--Fireman's Fund" above, principal occupations and employment history for the past five years of the directors and executive officers of the Merger Subsidiary are set forth below.

    HAROLD N. MARSH, III, Director and Senior Vice President and Treasurer.

    JEFFREY H. POST, Director and Executive Vice President, Chief Financial Officer and Actuary.

    JOE L. STINNETTE, JR., Director and Chairman of the Board, President and Chief Executive Officer.

    THOMAS A. SWANSON, Senior Vice President, General Counsel and Corporate Secretary.

    RICHARD G. WARREN, Senior Vice President and Controller.

CERTAIN PROCEEDINGS

    On January 21, 1997, the Company entered a NOLO CONTENDERE plea to two charges in the matter of UNITED STATES OF AMERICA V. CROP GROWERS CORPORATION, JOHN J. HEMMINGSON AND GARY A. BLACK (Crim. No. 96-0181 (GK)), filed in the United States Federal District Court in Washington, D.C., and paid a fine in the amount of $2 million. The case was brought against the Company by the Independent Counsel appointed to investigate former United States Secretary of Agriculture Mike Espy, and the indictment as initially filed against the Company alleged conspiracy to violate federal election laws, false statements to a government agency, falsification of books and records, false statements to auditors, various securities law violations and other matters. The allegations were made in connection with alleged corporate reimbursement of individual campaign contributions to the 1993 Congressional primary campaign of Henry Espy, brother of Mike Espy, and an amount paid as a retainer to an attorney who used the funds, allegedly with the knowledge of an officer of the Company, to retire certain Congressional primary campaign debts of Henry Espy. The counts with respect to which the Company entered its plea alleged conspiracy to make and conceal illegal campaign contributions and the making and keeping of false records and accounts under provisions of the Securities and Exchange Act of 1934. A nolo contendere plea is neither an admission nor a denial of guilt.

    On February 28, 1997, the Company agreed to settlement of the matter entitled IN RE CROP GROWERS SECURITIES LITIGATION (Civ. No. 95-58-GF-PGH) with members of a class of plaintiffs consisting of purchasers of the Company's common stock during the period from February 15, 1995 to May 16, 1995. The complaint alleged, among other things, that the Company made false and misleading statements in publicly filed or disseminated documents to inflate artificially the price of its stock. Specifically, plaintiffs' primary allegation was that the Company's statements regarding the potential impact on the Company's premiums and earnings for 1995 due to the passage of legislation in the Fall of 1994 amending the MPCI program were false and misleading. Under the settlement, the Company has paid $2.5 million, $1.22 million of was paid by the Company, with the remainder paid out under the terms of a directors' and officers' insurance policy.

    Except as described in the preceding paragraph, during the past five years, neither the Company, Fireman's Fund, AZOA, AZ AG, the Merger Subsidiary, nor any of the individuals named above with respect to those entities has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws of finding any violation with respect to such laws.

                             STOCKHOLDER PROPOSALS

    In the event the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the 1997 annual meeting of stockholders must be received by the Company at its principal executive offices not later than June 20, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholders should mail any proposals by certified mail return receipt requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of December 31, 1996, December 31, 1995, and December 31, 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants.

    A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                     INFORMATION INCORPORATED BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and its Current Reports on Form 8-K dated January 3, 1997, January 21, 1997, February 28, 1997 and May 30, 1997 as filed by the Company with the Commission (Commission File No. 0-23830), are incorporated by reference into this Proxy Statement.

    All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) or the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Copies of the documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request from David
E. Hill, Chief Financial Officer, Crop Growers Corporation, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210 (telephone (913) 338-7800).

                             AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov., which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed and traded on the Nasdaq National Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION


    This Proxy Statement contains information disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers and their affiliates. At the time the Company and Fireman's Fund entered into the March 5 Agreement, Fireman's Fund owned 10,000 shares of the Company's Preferred Stock, which, on an as converted basis, represented 8.6% of the combined voting power of the Company's Common Stock and Preferred Stock. At such time, Fireman's Fund had the right to acquire from Messrs. Hemmingson and Black 1,827,477 shares of Common Stock, which, together with the Preferred Stock, represented 29.6% of such combined voting power, but the exercise of such right was subject to the Company's consent. Although neither the Company nor Fireman's Fund believes that Fireman's Fund or the Merger Subsidiary was then an "affiliate" of the Company within the meaning of Rule 13e-3(a)(1) of the Exchange Act, Fireman's Fund, the Merger Subsidiary and the Company are filing a Rule 13e-3 Transaction Statement ("Schedule 13E-3") with the Commission to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all of the information set forth in the
Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.


                                          By Order of the Board of Directors

                                          David E. Hill

                                          SECRETARY

Overland Park, Kansas


July 21, 1997

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "AGREEMENT") dated May 1, 1997 is entered into among CROP GROWERS CORPORATION, a Delaware corporation (the "COMPANY"), FIREMAN'S FUND INSURANCE COMPANY, a California corporation (the "BUYER"), and CG ACQUISITIONS CORP., a Delaware corporation and direct subsidiary of the Buyer (the "BUYER SUBSIDIARY").

    The Company and the Buyer entered into a binding acquisition agreement dated March 5, 1997 (the "ACQUISITION AGREEMENT") pursuant to which the parties agreed that an affiliate of the Buyer would merge into the Company, with the Company being the surviving corporation, in which (i) the common stockholders of the Company will be entitled to receive cash in the amount of $10.25 per share upon surrender of the relevant stock certificate following the closing, (ii) the holders of options to acquire common stock of the Company will receive a cash settlement equal to the spread (if any) represented by each option, based on such price per share, and (iii) the Buyer or an affiliate of the Buyer will become the holder of all the outstanding common stock and rights to acquire common stock of the Company.

    The Acquisition Agreement contemplates that Implementation Agreements (as defined therein) will be entered into to carry out the acquisition contemplated thereby. This Agreement is such an Implementation Agreement.

    The Company's outstanding capital stock consists of two classes: (i) common stock, par value $0.01 per share (the "COMMON STOCK"), and (ii) Series A Convertible Preferred Stock, par value $0.01 per share (the "PREFERRED STOCK").

    The Buyer Subsidiary's outstanding capital stock consists of common stock, $1.00 per share (the "BUYER SUBSIDIARY COMMON STOCK").

    NOW, THEREFORE, the parties hereby agree as follows:

SECTION 1.  THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), the Buyer Subsidiary shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of the Buyer Subsidiary shall thereupon cease (the "MERGER"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION"). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the "DGCL").

    1.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the consummation of the Merger (the "CLOSING") shall take place within 5 business days after the satisfaction or waiver (the party or parities entitled to waive) all conditions to Closing set forth in this Agreement. The date on which the Closing occurs is herein called the "CLOSING DATE."

    1.3 EFFECTIVE TIME. If all the conditions to the Merger set forth in Sections 12 and 13 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Section 14, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the acceptance for record of the Certificates of Merger by the Secretary of State of Delaware in accordance with the DGCL (the "EFFECTIVE TIME").

SECTION 2.  THE SURVIVING CORPORATION

    2.1 ARTICLES OF INCORPORATION. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

    2.2 BYLAWS. The Bylaws of the Company shall be the Bylaws of the Surviving Corporation.

    2.3 BOARD OF DIRECTORS. The Board of Directors of the Surviving Company will consist of individuals designated by the Buyer on or before the Effective Time.

    2.4 OFFICERS. The officers of the Surviving Company will consist of individuals designated by the Buyer on or before the Effective Time.

SECTION 3.  CONVERSION OF SECURITIES

    3.1 CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of capital stock of the Company:

        (a) BUYER SUBSIDIARY CAPITAL STOCK. Each issued and outstanding share of Buyer Subsidiary Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share of the Surviving Corporation.

        (b)  COMPANY CAPITAL STOCK.

            (i) COMMON STOCK. Each issued and outstanding Share (a "SHARE") of the Common Stock (other than any Shares which are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (the "DISSENTING STOCKHOLDERS") and other than any Shares held by the Buyer or the Buyer's designee) shall be converted into the right to receive $10.25 in cash, payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate formerly representing such Share in the manner provided in Section 3.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such certificate in accordance with
Section 3.2, without interest, or, in the case of Dissenting Stockholders, the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

            (ii) COMMON STOCK HELD BY THE BUYER. All Shares of Common Stock held by the Buyer or the Buyer's designee shall be canceled.

            (iii) PREFERRED STOCK. Each issued and outstanding share of the Preferred Stock shall continue as an identical share of preferred stock of the Surviving Corporation.

        (c) CANCELLATION OF TREASURY STOCK. All Shares that are owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

    3.2  SURRENDER OF CERTIFICATES.

        (a) PAYING AGENT. Prior to the Effective Time, the Buyer shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "PAYING AGENT") to receive the funds to which the holders of the Shares shall become entitled pursuant to Section 3.1(b)(i). The Buyer shall pay the Merger Consideration under Section 3.1(b)(i) to the Paying Agent on or before the date on which the Effective Time occurs. All interest earned on such funds shall be paid the Surviving Corporation.

        (b) SURRENDER PROCEDURES. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"), whose shares were converted pursuant to Section 3.1(b)(i) into the right to receive the Merger Consideration
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may by appointed by the Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requested in such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 3.2. The right of any holder of Shares to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

        (c) TRANSFER BOOKS; NO FURTHER OWNERSHIP RIGHTS IN THE SHARES. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

        (d) TERMINATION OF FUND; NO LIABILITY. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. In no event shall the Buyer, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder thereof or such holder's duly authorized attorney-in-fact, the Surviving Company may pay, or authorize the Paying Agent to pay, the Merger Consideration with respect thereto, subject to
Section 3.2(d) if applicable, PROVIDED, HOWEVER, that the Board of Directors of the Surviving Company may, it its discretion and as a condition precedent to the payment thereof, require the registered holder(s) and/or beneficial owner(s) of such Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, the Company, the Buyer or the Buyer Subsidiary with respect to the Certificate alleged to have been lost, stolen or destroyed.

    3.3 DISSENTER'S RIGHTS. If any Dissenting Stockholder shall be entitled to be paid the "fair value" of such holder's Shares, as provided in Section 262 of the DGCL, the Company shall give the Buyer and Buyer Subsidiary notice thereof and the Buyer and Buyer Subsidiary shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer or the Buyer Subsidiary, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 3.1(b)(i).

    3.4 COMPANY STOCK PLANS. On the Effective Time, (i) cause each outstanding stock option (the "OPTIONS") to purchase Shares granted under the Company's option arrangements set forth in Section 8(b) of the Company's disclosure schedule delivered concurrently with the Acquisition Agreement (the "DISCLOSURE SCHEDULE"), whether or not then exercisable or vested, will become fully exercisable and vested. The Company will cause each Option that is then outstanding to be canceled as of the Effective Time. In consideration of such cancellation, and except that the Buyer or the Buyer Subsidiary and the holder of any such Option otherwise agree, the Buyer will cause the Company (or, at the Buyer's option, the Buyer Subsidiary) to pay such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Option and (B) the number of Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes).

SECTION 4.  NO SOLICITATION, ETC.

    (a) Until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor any of its subsidiaries nor any representative of the Company or any of its subsidiaries shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement for or relating to a Third Party Transaction, or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 4(a), the Company may, in response to an unsolicited BONA FIDE offer or proposal made by a third party to it, provide information to or have discussions or negotiations with such third party; PROVIDED, HOWEVER, that if such offer or proposal is received after March 28, 1997, the Board of Directors must first make a determination in good faith, after hearing advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or BONA FIDE inquiry that the Company, any of its subsidiaries or any representative of the Company or any of its subsidiaries may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof.

    (b) "ACQUISITION PROPOSAL" means any proposed Acquisition Transaction. "ACQUISITION TRANSACTION" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "THIRD PARTY TRANSACTION" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "BENEFICIAL OWNERSHIP" and "GROUP" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT").

    (c) The Company will use its best efforts to take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of the Merger. The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the

Board of Directors of the Company nor any committee of such Board of Directors shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Merger, (ii) approve or recommend any Acquisition Proposal other than the Merger, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Merger. Notwithstanding the foregoing, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Merger, approve or recommend a Superior Proposal or terminate this Agreement, but in each case only concurrently with the payment of the amount required by Section 14(d) or 14(e), as applicable, and after a determination in good faith, after hearing advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. A "SUPERIOR PROPOSAL" means any bona fide Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment (after hearing the advice of a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger.

SECTION 5.  ACCESS

    The Company shall (and shall cause each of its subsidiaries to) afford to the Buyer and its agents and representatives full access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments and records and during such period shall (and shall cause each of its subsidiaries to) furnish promptly to such parties (i) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities or insurance laws and (ii) all other information concerning its business, properties and personnel as such party may reasonably request, including any financial and operating data. Any such access shall commence forthwith, and shall be conducted in such a manner so as not to interfere unreasonably with the business or operations of the Company. The Buyer shall maintain the confidentiality of any nonpublic information received by it or its representatives pursuant to this
Section 5.

SECTION 6.  CONSENTS

    The parties hereto will use their respective reasonable best efforts to (i) obtain all material consents, authorizations, orders and approvals of or from private parties or Government Entities, required, proper or advisable in connection with this Agreement and the Merger and (ii) resolve any action, suit, proceeding or investigation which shall have been instituted or which a Government Entity shall have indicated its intention to institute which jeopardizes the Merger; PROVIDED, HOWEVER, that no party hereto shall be obligated to take any such action which, in the reasonable opinion of such party (following consultation with its counsel), would (x) have a material adverse effect on the assets, properties, liabilities, obligations, financial conditions, results of operations or business (a "MATERIAL ADVERSE EFFECT") of such party and its subsidiaries taken as a whole or (y) have a Material Adverse Effect or materially restrict or impair the effective ownership, operation or control of the Company by the Buyer following the consummation of the Merger. "GOVERNMENTAL ENTITY" means any federal, state or local governmental or regulatory agency, authority or instrumentality, whether domestic or foreign.

SECTION 7.  ANNOUNCEMENTS

    The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger, PROVIDED, HOWEVER, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Merger will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld.

SECTION 8.  INTERIM OPERATIONS

    Except as set forth on the Disclosure Schedule, or expressly required or permitted by this Agreement, from and after the date hereof until the earlier of
(i) the Effective Time or (ii) the termination of this Agreement pursuant to its terms, the Company will and will cause its subsidiaries to (w), except as otherwise agreed to by the Buyer orally or in writing, operate its businesses in the ordinary course of business, (x) not take any action or fail to take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with all applicable Departments of Insurance and similar regulatory agencies with jurisdiction over the Company,
(y) not take any extraordinary action or fail to take any action, the failure of which to be taken would be an extraordinary action, and (z) not declare, set aside or pay any dividend (other than stated dividends on the Preferred Stock) or other distribution in respect of its capital stock, whether in stock, cash, indebtedness or other Property, redeem, repurchase or otherwise acquire any of its outstanding capital stock, whether for stock, cash, indebtedness or Property, or issue any capital stock or any right to acquire, convert into or exchange for capital stock except pursuant to stock options outstanding on March 5, 1997. The Company agrees that, in the event it adopts a "rights plan," "poison pill" or similar plan or arrangement, it will include a provision expressly exempting the Buyer from the operation thereof.

SECTION 9.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to the Buyer and the Buyer Subsidiary that, as of the date of this Agreement:

        (a) ORGANIZATION AND QUALIFICATIONS. The Company and each subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority, and all governmental permits, approvals and other authorizations, necessary to own, lease and operate its Properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its subsidiaries taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").

        (b) CAPITALIZATION. The authorized capital stock of the Company is as set forth on the Disclosure Schedule. Except as set forth thereon, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. Except as set forth above and except as contemplated herein, there are no options or agreements relating to the issued or unissued capital stock of the Company or any subsidiary of the Company, or obligating the Company or any subsidiary to issue, transfer, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into or exchangeable for any capital stock or other equity interests in, the Company or any subsidiary. There are no outstanding contractual obligations of the Company or any subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary. Attached hereto as Exhibit 1 is a complete and accurate list of each holder of an option to acquire Shares, showing the number of shares and exercise price under each option.

        (c) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to adoption of this Agreement by the stockholders of the Company as contemplated hereby (the "STOCKHOLDER APPROVAL"), to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the Merger (other than the Stockholder Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

        (d)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (i) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, (A) conflict with or violate the certificate of incorporation or bylaws of the Company or any of its subsidiaries, (B) subject to the making of the filings and obtaining the approvals identified in Section 9(d)(ii), conflict with or violate any law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or any of its subsidiaries or by which any Property or asset of the Company or any of its subsidiaries is bound or affected, or (C) except as disclosed in the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in a loss or modification adverse to the Company or its subsidiaries of any right or benefit under, give to others any right of termination, amendment, acceleration, repurchase, repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Property or asset of the Company or any subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, whether written or oral (collectively, a "CONTRACT"), to which the Company or any subsidiary is a party or by which the Company or any subsidiary or any Property or asset of the Company or any subsidiary is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts, violations or other consequences which would not, individually or in the aggregate, prevent or delay in any material respect the consummation of the Merger or prevent the Company from performing its obligations under this Agreement in any material respect and which, in any case, would not, individually or in the aggregate, have a Company Material Adverse Effect.

           (ii) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Government Entity for or by any party, except (A) for applicable requirements of (l) the Exchange Act (in the case of the Company only) and the filing, of a certificate of merger under the DGCL, (2), to the knowledge of the Company on the date hereof, the state insurance holding company laws of the states previously agreed by the parties (in the case of the Buyer only) and (3) the Hart-Scott-Rodino Antitrust Improvement Act (the "HSR ACT") and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Company from performing its obligations hereunder in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

        (e) SECURITIES REPORTS AND FINANCIAL STATEMENTS. Except as set forth on the Disclosure Schedule, each form, report, schedule, registration statement and definitive proxy statement filed by the Company with the Securities and Exchange Commission ("SEC") since December 31, 1995 and prior to the date hereof (as such documents have been amended prior to the date hereof, collectively the "COMPANY SEC REPORTS"), as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Except as set forth in the Disclosure Schedule, none of the Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent Company SEC Reports filed prior to the date hereof. The consolidated financial statements of the Company and its subsidiaries included in such reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaided interim financial statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position of the Company and its subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in the Disclosure Schedule, since December 31, 1996, neither the Company nor any of its subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due) of any nature, except liabilities, obligations or contingencies which (i) were incurred in the ordinary course of business after such interim date and are consistent with past practices, (ii) are disclosed in the Company SEC Reports filed after such date, or (iii) would not, individually or in the aggregate, have a Company Material Adverse Effect. Since December 31, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Company or any material subsidiary.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, as disclosed in any Company SEC Report or as set forth in the Disclosure Schedule, since December 31, 1996, (i) the Company and its subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and have not taken any action that would be inconsistent with the covenants set forth in Section 8 if they had applied during such period, and (ii) there has not occurred or arisen any event that, individually or in the aggregate, has had or, insofar as reasonably can be foreseen, is likely in the future to have, a Company Material Adverse Effect other than any developments that generally affect the industry in which the Company operates.

SECTION 10.  REPRESENTATIONS AND WARRANTIES OF THE BUYER

    The Buyer hereby represents and warrants to the Company that, as of the date of this Agreement:

        (a) ORGANIZATION AND QUALIFICATIONS. The Buyer is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its Properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect on the Buyer and its subsidiaries, taken as a whole (a "BUYER MATERIAL ADVERSE EFFECT").

        (b) AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Buyer and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Buyer, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

        (c)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (i) The execution and delivery of this Agreement by the Buyer does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not (A) conflict with or violate the certificate of incorporation or bylaws of the Buyer, (B) subject to the making of the filings and obtaining the approvals identified in
       Section 10(c)(ii), conflict with or violate any Laws applicable to the Buyer or by which any Property or asset of the Buyer is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Buyer of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Property or asset of the Buyer pursuant to, any Contract to which the Buyer is a party or by which the Buyer or any Property or asset of the Buyer is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts or violations which would not prevent or delay in any material respect the consummation of the Merger, or otherwise, individually or in the aggregate, prevent the Buyer from performing its obligations under this Agreement in any material respect.

           (ii) The execution and delivery of this Agreement by the Buyer does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for or by the Buyer, except (A) for applicable requirements of (1) the insurance company holding laws of certain states and (2) the HSR Act, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Buyer from performing its obligations hereunder in any material respect.

SECTION 11.  REPRESENTATIONS AND WARRANTIES OF THE BUYER SUBSIDIARY

    The Buyer Subsidiary hereby represents and warrants to the Company that, as of the date of this Agreement:

        (a) ORGANIZATION AND QUALIFICATIONS. The Buyer Subsidiary is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all governmental permits, approvals and other authorizations necessary to own, lease and operate its Properties and to carry on its business as it is now being conducted, except for such exceptions as would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

        (b) AUTHORITY RELATIVE TO THIS AGREEMENT. The Buyer Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by the Buyer Subsidiary and the consummation by it of the Merger have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Buyer Subsidiary is necessary to authorize this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Buyer Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes the legal, valid and binding obligation of the Buyer Subsidiary, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights generally and by equitable principles.

        (c)  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

           (i) The execution and delivery of this Agreement by the Buyer Subsidiary does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not (A) conflict with or violate the certificate of incorporation or bylaws of the Buyer Subsidiary, (B) subject to the making of the filings and obtaining the approvals identified in Section 11(c)(ii), conflict with or violate any Laws applicable to the Buyer Subsidiary or by which any Property or asset of the Buyer Subsidiary is bound or affected, or (C) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss or modification in a manner materially adverse to the Buyer Subsidiary of any material right or benefit under, or give to others any right of termination, amendment, acceleration, repurchase or repayment, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any Property or asset of the Buyer Subsidiary pursuant to, any Contract to which the Buyer Subsidiary is a party or by which the Buyer Subsidiary or any Property or asset of the Buyer Subsidiary is bound or affected, except, in the case of clauses (B) and (C), for any such conflicts or violations which would not prevent or delay in any material respect the consummation of the Merger, or otherwise, individually or in the aggregate, prevent the Buyer Subsidiary from performing its obligations under this Agreement in any material respect.

           (ii) The execution and delivery of this Agreement by the Buyer Subsidiary does not, and the performance of its obligations hereunder and the consummation of the Merger by it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity for or by the Buyer Subsidiary, except (A) for applicable requirements of (1) the insurance company holding laws of certain states and (2) the HSR Act, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or delay in any material respect consummation of the Merger, or otherwise prevent the Buyer Subsidiary from performing its obligations hereunder in any material respect.

SECTION 12.  CONDITIONS TO THE COMPANY'S OBLIGATIONS

    The obligation of the Company to consummate the Merger is subject to the satisfaction of each of the following conditions:

        (a) All waivers, consents, authorizations, orders, approvals or expiration of waiting periods required under any Law or Contract to be obtained by the Company in order to consummate the Merger shall have been obtained, except where the failure to have obtained any such waiver, consent, authorization, order or approval would not have a Company Material Adverse Effect.

        (b) The representations and warranties of the Buyer and the Buyer Subsidiary set forth herein shall be true and correct in all respects as of the date hereof, and as of the time the Merger is consummated, other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Buyer Material Adverse Effect; PROVIDED, HOWEVER, that if any of the representations and warranties are already qualified in any respect by materiality or as to a Buyer Material Adverse Effect, for purposes of this Section 12(b) such materiality or Buyer Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Buyer Material Adverse Effect set forth immediately prior to this proviso); and the Buyer and the Buyer Subsidiary shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it.

        (c) No injunction, restraining order or other order of any federal or state court which prevents the consummation of the Merger shall be in effect.

        (d) No statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent the consummation of the Merger.

        (e) The Stockholder Approval shall have been obtained.

SECTION 13.  CONDITIONS TO THE BUYER'S AND THE BUYER SUBSIDIARY'S OBLIGATIONS

    The respective obligations of the Buyer and the Buyer Subsidiary to consummate the Merger are subject to the satisfaction of each of the following conditions:

        (a) All waivers, consents, authorizations, orders, approvals or expiration of waiting periods required under any Law or Contract to be obtained by any of the parties hereto in order to consummate the Merger shall have been obtained, except where the failure to have obtained any waiver, consent, authorization, order or approval would not have a Company Material Adverse Effect or a Buyer Material Adverse Effect.

        (b) The representations and warranties of the Company set forth herein shall be true and correct in all respects as of the date hereof, and as of the time the Merger is consummated, other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Company Material Adverse Effect; PROVIDED, HOWEVER, that if any of the representations and warranties is already qualified in any respect by materiality or as to a Company Material Adverse Effect, for purposes of this Section 13(b) such materiality or Company Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso); and the Company shall have complied in all material respects with all covenants and agreements set forth herein to be performed by it.

        (c) No injunction, restraining order or other order of any federal or state court which prevents the consummation of the Merger shall be in effect.

        (d) No statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent the consummation of the Merger.

        (e) Except as set forth in the Disclosure Schedule, no Company Material Adverse Effect shall have occurred between March 5, 1997 and the Effective Time other than any developments that generally affect the industry in which the Company operates.

        (f) The Stockholder Approval shall have been obtained.

SECTION 14.  TERMINATION

    This Agreement shall terminate at the earlier of:

        (a) Such time as the parties shall mutually agree.

        (b) At the option of the Company, on or after December 31, 1997, if by that date all of the conditions set forth in Section 12 shall not have been satisfied or waived.

        (c) At the option of the Buyer or the Buyer Subsidiary, on or after December 31, 1997, if by that date all of the conditions set forth in
    Section 13 shall not have been satisfied or waived.

        (d) At the option of the Company in accordance with Section 4(c), provided the Company has complied with all provisions thereof, and provided further that the Company simultaneously pays to the Buyer the sum of $2.4 million plus the Buyer's out-of-pocket costs (including, without limitation, outside legal fees and expenses) and internal legal costs as the Buyer shall reasonably determine (collectively, the "TERMINATION FEE AMOUNT") in immediately available funds.

        (e) At the option of the Buyer, if (i) the Board of Directors of the Company or any committee of such Board of Directors shall have (A) withdrawn or modified its approval or recommendation of this Agreement (or the Acquisition Agreement) or the Merger, or (B) failed to recommend that the stockholders of the Company vote in favor of the Merger, or (C) approved or recommended any Acquisition Proposal other than the Merger, or (ii) the Board of Directors of the Company or any committee of such Board of Directors shall have resolved to do any of the foregoing. The Company shall promptly following termination for any of the reasons set forth in this clause (e) pay to the Buyer the Termination Fee Amount in immediately available funds.

        (f) At the option of any of the parties hereto if the stockholders of the Company do not approve the Merger.

In the event this Agreement is terminated pursuant to Section 14(f) because the Company stockholders did not approve the Merger and prior to 18 months following such termination the Company enters into a binding agreement for a Third Party Transaction, the Company shall pay to the Buyer the Termination Fee Amount in immediately available funds simultaneously with its entry into such binding agreement.

SECTION 15.  RECORD DATE

    The Company agrees that the record date for determining stockholders entitled to vote on (or give consents or exercise appraisal rights with respect to) the Merger or any Third Party Transaction will be no earlier than 10 business days after the Buyer's receipt of all required approvals under the insurance holding company laws of states with applicable jurisdiction, and the expiration of the applicable waiting period under the HSR Act, with respect to the Buyer's purchase of 1,145,703 shares of Company common stock from John J. Hemmingson and 681,774 shares of Company common stock from Gary A. Black, provided that, in the case of a Third Party Transaction, this Section 15 shall not require the Company to set a record date later than December 31, 1997. This
Section 15 shall continue in effect (with respect to any Third Party Transaction) notwithstanding any termination of this Agreement in accordance with its terms or otherwise

SECTION 16.  MISCELLANEOUS

        (a) AMENDMENTS AND WAIVERS. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, in its sole election, solely as to itself and not as to any other party hereto, only by an instrument in writing, waive compliance by another party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

        (b) ENTIRE AGREEMENT. This Agreement, the Consent Agreement dated March 5, 1997 and the Business Loan Agreement dated as of March 31, 1997 each between the Company and the Buyer, contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby and thereby. This Agreement supersedes the Acquisition Agreement, except for the Disclosure Schedule, which is incorporated into this Agreement. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

        (c) APPLICABLE LAW. This Agreement shall be exclusively governed by and construed in accordance with the internal laws of the State of Delaware without regard to its rules of conflicts of laws.

        (d) EXPENSES. Except as otherwise included herein, in the event the Merger contemplated hereby is not consummated for any reason, then all expenses incurred by each party will be borne by the party incurring such expenses.

        (e) DESCRIPTIVE HEADINGS, SECTION REFERENCES, DATE. The descriptive headings contained herein are for convenient reference only and shall not affect in any way the meaning or interpretation of this Agreement. Reference herein to Sections refer, unless otherwise specified, to the designated Section of this Agreement. The date of this Agreement is for identification only and is not necessarily the date on which it was entered into.

        (f) COUNTERPARTS. This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one agreement.

        (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. This Agreement may not be assigned by any party without prior consent of all parties hereto, provided that any party hereto may assign its rights and obligations hereunder to any affiliate to implement the Merger, provided that such affiliate agrees to be bound hereby, provided that such party remains liable hereunder, and that such assignment does not adversely effect the Merger from the perspective of the other parties.

        (h) BINDING EFFECT. This Agreement shall, subject to the terms and conditions hereof, be in all respects binding upon each of the Company and the Buyer from and after the date hereof.

        (i) SURVIVAL. None of the representations or warranties set forth in Sections 9, 10 or 11 shall survive the consummation of the Merger.

        (j) INDEMNIFICATION; INSURANCE. Following the Effective Time, the Surviving Corporation will maintain in effect all rights to indemnification existing in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "INDEMNIFIED PARTIES") as provided in its certificate of incorporation, by-laws or in indemnification agreements with the Company or any of its subsidiaries, all of which shall survive the consummation of the Merger and shall continue in full force and effect for a period of not less than four years from the Effective Time; PROVIDED, HOWEVER, that in the event any claim or claims are asserted or made within such four-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. It is understood and agreed that the Surviving Corporation shall advance, indemnify, and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time). In addition, the Surviving Corporation shall cause to be maintained in effect for not less than four years from the Effective Time any current policies of the directors' and officers' liability insurance maintained by the Surviving Corporation; PROVIDED, HOWEVER, that the Surviving Corporation will be permitted to substitute therefor policies, issued by the Buyer or other insurers, of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; PROVIDED, FURTHER, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Surviving Corporation prior to March 5, 1997 and if it is unable to obtain the insurance required, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount

SECTION 17.  GLOSSARY

    As used in this Agreement, the following terms have the meaning indicated:

    ACQUISITION AGREEMENT--introductory paragraphs.

    ACQUISITION PROPOSAL--Section 4(b).

    ACQUISITION TRANSACTION--Section 4(b).

    AGREEMENT--introductory paragraphs.

    BENEFICIAL OWNERSHIP--Section 4(b).

    BUYER--introductory paragraphs.

    BUYER MATERIAL ADVERSE EFFECT--Section 10(a).

    BUYER SUBSIDIARY--introductory paragraphs.

    BUYER SUBSIDIARY COMMON STOCK--introductory paragraphs.

    CERTIFICATES--Section 3.2(b).

    CLOSING--Section 1.2.

    CLOSING DATE--Section 1.2.

    COMMON STOCK--introductory paragraphs.

    COMPANY--introductory paragraphs.

    COMPANY SEC REPORTS--Section 9(e).

    COMPANY MATERIAL ADVERSE EFFECT--Section 9(a).

    CONTRACT-- ection 9(d)(i)(C).

    DGCL--Section 1.1.

    DISCLOSURE SCHEDULE--Section 3.4.

    DISSENTING STOCKHOLDERS--Section 3.1(b)(i).

    EFFECTIVE TIME--Section 1.3.

    EXCHANGE ACT--Section 4(b).

    GOVERNMENTAL ENTITY--Section 6.

    GROUP--Section 4(b).

    HSR ACT--Section 9(d)(ii)(A)(3).

    INDEMNIFIED PARTIES--Section 16(j).

    LAWS--Section 9(d)(i)(B).

    MATERIAL ADVERSE EFFECT--Section 6.

    MERGER--Section 1.1.

    MERGER CONSIDERATION--Section 3.1(b)(i).

    PAYING AGENT--Section 3.2(a).

    PERSON--a natural individual, corporation, partnership, limited liability company, trust, business trust, association or entity of any kind, including without limitation a Governmental Entity.

    PREFERRED STOCK--introductory paragraphs.

    PROPERTY--any interest in real, personal or mixed property, whether tangible or intangible, including without limitation cash.

    OPTIONS--Section 3.4.

    SEC--Section 9(e).

    SHARE--Section 3.1(b)(i).

    STOCKHOLDER APPROVAL--Section 9(c).

    SUPERIOR PROPOSAL--Section 4(c).

    SURVIVING CORPORATION--Section 1.1.

    TERMINATION FEE AMOUNT--Section 14(d).

    THIRD PARTY TRANSACTION--Section 4(b).

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger.

                                          CROP GROWERS CORPORATION

                                          By:  /s/ Lawrence T. Martinez
                                              ----------------------------------

                                          Name: Lawrence T. Martinez
                                              Title: Chief Executive Officer

                                          FIREMAN'S FUND INSURANCE COMPANY

                                          By:  /s/ Harold N. Marsh, III
                                              ----------------------------------

                                          Name: Harold N. Marsh, III
                                              Title: Senior Vice President and
                                          Treasurer

                                          CG ACQUISITIONS CORP.

                                          By:  /s/ Harold N. Marsh, III
                                              ----------------------------------

                                          Name: Harold N. Marsh, III
                                              Title: Senior Vice President and
                                          Treasurer

                                                                       EXHIBIT B

March 5, 1997
Board of Directors
Crop Growers Corporation
10895 Lowell, Suite 300
Overland Park, Kansas 66210

Gentlemen:

    Crop Growers Corporation, a Delaware Corporation ("Crop Growers"), and Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), contemplate entering into an acquisition agreement (the "Acquisition Agreement"), dated as of the date hereof, providing for the acquisition by Fireman's Fund through merger of all of the issued and outstanding shares of common stock (the "Common Shares") of Crop Growers from all holders of Common Shares other than Fireman's Fund and its affiliates (the "Public Shareholders"). It is contemplated that prior to the consummation of the merger, a subsidiary of Fireman's Fund ("Acquisition Sub") will purchase all of the Common Shares now owned by John Hemmingson and Gary Black, former Chief Executive Officer and Executive Vice President of Crop Growers, respectively, for a purchase price of $10.00 per share in cash, so that Messrs. Hemmingson and Black will not be Public Shareholders. The Acquisition Agreement provides, among other things, that at the Effective Time (as defined in the Acquisition Agreement). Acquisition Sub will be merged into Crop Growers with the Common Shares held by Public Shareholders being converted into the right to receive $10.25 per share in cash (the "Cash Consideration"). The Acquisition Agreement provides that Crop Growers will waive the standstill agreement to which Fireman's Fund is subject in order for Fireman's Fund to exercise its right of first refusal under existing agreements to purchase from Messrs. Hemmingson and Black 1,145,703 and 681,744 Common Shares, respectively, which shares represent approximately 23% of Crop Grower's outstanding Common Shares.

    You have requested Dean Witter Reynolds Inc.'s opinion ("Dean Witter"), as investment bankers, as to the fairness, from a financial point of view, of the Cash Consideration, taken as a whole, to the Public Shareholders.

    In arriving at the opinion set forth below, we have, among other things:

        (1) reviewed the Acquisition Agreement;

        (2) reviewed the Annual Report on Form 10-K and related publicly available financial information of Crop Growers for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of Crop Growers for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and the definitive Proxy Statement on Form 14A, dated May 8, 1996;

        (3) received the Right of First Refusal agreements between Fireman's Fund and Messrs. Hemmingson and Black;

        (4) reviewed the Chief Financial Officer's financial model of the income statement, balance sheet and cash flow statement of Crop Growers for the quarter ended December 31, 1996 and for the calendar years 1997 through 2006 created for the purpose of evaluation various financial alternatives (the "Model");

        (5) conducted discussions with members of senior management of Crop Growers concerning the past and current business, operations, assets, present financial condition and future prospects of Crop Growers;

        (6) reviewed the historical reported market prices and trading activity for Crop Growers' Common Shares;

        (7) compared certain financial information and operating statistics relating to Crop Growers with published financial information and operating statistics relating to selected public companies that we deemed to be most comparable to Crop Growers;

        (8) compared the proposed Cash Consideration with the financial terms, to the extent publicly available, of selected other recent acquisitions that we deemed to be relevant;

        (9) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of Crop Growers; and

        (10) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary.

    In preparing our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Crop Growers, or that is publicly available, and we have not independently verified such information. We also have relied upon the management of Crop Growers, as to the reasonableness and achievability of the financial results of Crop Growers as set forth in the Model (and the assumptions and bases thereof) provided to us or prepared on the basis of information and assumptions furnished to us, and with your consent we have assumed that the Model has been reasonably prepared on the basis reflecting the best currently available estimates and judgments of management as to the future operating performance of Crop Growers. We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of Crop Growers, and we have not been furnished with any such appraisal or evaluation.

    It should be noted that this opinion necessarily is based upon prevailing market conditions and other circumstances and conditions as they exist and can be evaluated at this time, and does not represent our opinion as to what the actual value of the Common Shares will be after the date hereof.

    In the past, we have acted as financial advisor to Crop Growers concerning a strategic alliance with Fireman's Fund, which included an investment by Fireman's Fund in Crop Growers, and we received a fee for our services.

    We have acted as financial advisor to the Board of Directors of Crop Growers in connection with this transaction and will receive a fee for our services, a portion of which is contingent upon the consummation of the transaction.

    On the basis of, and subject to the foregoing and other matters that we consider pertinent, we are of the opinion that as of the date hereof the proposed Cash Consideration to be paid for the Common Shares of the Public Shareholders, taken as a whole, is fair, from a financial point of view, to such Public Shareholders.

                                          Very truly yours,

                                          DEAN WITTER REYNOLDS INC.

                                                                       EXHIBIT C

                           SECTION 262 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

    Section 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section Section 251, 252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section
    Section 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, however, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged PRO RATA against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                       EXHIBIT D

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K

                                  (AS AMENDED)

/X/ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the fiscal year ended December 31, 1996

                                       OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM        TO

                         COMMISSION FILE NUMBER 0-23830
                            ------------------------

                            CROP GROWERS CORPORATION

             (Exact name of registrant as specified in its charter)

             DELAWARE                     81-0491497
     (State or jurisdiction of         (I.R.S. Employer
  incorporation or organization)      Identification No.)

      10895 LOWELL, SUITE 300
       OVERLAND PARK, KANSAS                 66210
  (Address of principal executive         (zip code)
             offices)

         Registrant's telephone number, including area code: (913) 338-7800
                            ------------------------

        Securities registered pursuant to Section 12(b) of the Act: None

          Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.01 par value
                                (Title of Class)
                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_ No ____

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Yes _X_

    The aggregate market value of the registrant's Common Stock held by non-affiliates as of March 21, 1997, was approximately $65,334,951

    As of March 21, 1997, the shares outstanding of the registrant's common stock was 7,972,251.

                      DOCUMENTS INCORPORATED BY REFERENCE

None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

RECENT DEVELOPMENT

    On March 5, 1997, Crop Growers Corporation ("Crop Growers" or the "Company") and Fireman's Fund Insurance Company ("Fireman's Fund") entered into a definitive agreement by which Fireman's Fund would acquire the Company in a cash merger at $10.25 per share. Fireman's Fund presently owns convertible preferred stock of the Company and has exercised its right to purchase an additional 1,827,477 shares of common stock from former Company executives for $10.00 per share. The Company consented to such purchases, subject to certain restrictions. The transaction is subject to, among other things, Company stockholder approval, regulatory approvals and other customary conditions. Because of regulatory approvals and clearances, the transaction is not expected to close until mid-1997.

    Through March 28, 1997, the Company had the right to seek alternative acquisition proposals from certain companies and to receive unsolicited proposals. After March 28, 1997, the Company may receive unsolicited proposals. The Company may terminate the Fireman's Fund agreement under certain, limited, circumstances upon payment of a break-up fee of $2.4 million.

    See the Company's Current Report on Form 8-K dated February 28, 1997, for more information concerning this transaction. See also "Relationships with Third Party Insurance Companies--Fireman's Fund" and "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

FORWARD-LOOKING INFORMATION

    Except for the historical information contained in this Annual Report on Form 10-K, matters discussed herein may constitute forward-looking information. Such forward-looking information reflects the Company's current best estimates regarding future operations, but, since they are only estimates, actual results may differ materially from such estimates.

    A variety of events, most of which are outside the Company's control, cannot be accurately predicted and may materially impact estimates of future operations. Important among such factors are weather conditions, natural disasters, changes in federal or state laws or regulations including, without limitation, changes to the multi-peril crop insurance ("MPCI") program currently being considered and future changes by the Federal Crop Insurance Corporation ("FCIC") (the federal agency which administers the MPCI program), funding for the MPCI program, price competition impacting premium levels and agent commissions, and general economic conditions. Federal regulations governing aspects of crop insurance are frequently modified, and any such changes may impact the Company's results of operations. See "The MPCI Program--Recent Developments" for a discussion of certain changes being proposed to the MPCI program.

GENERAL

    Crop Growers is one of the nation's leading marketers and servicers of crop insurance. The Company markets and services federal MPCI, private crop hail insurance and other insurance products underwritten by third party insurance companies, as well as its own property and casualty insurance company subsidiaries. MPCI is a federally regulated and subsidized insurance program which is available to farmers to reduce the risk of crop loss from adverse weather, natural disasters and other uncontrollable events. The Company's other major insurance product marketed and serviced, crop hail insurance, supplements MPCI or can be written on a stand alone basis.

    The Company's revenues consist primarily of fees for servicing policies for third party insurers relating to the premiums generated through its agency network. To date, the majority of the Company's service fee revenues have been derived from the servicing of MPCI policies. The Company's services include enforcing underwriting guidelines, providing software systems to agents, policy processing, accounting and statistical reporting, claims administration and adjusting services and, in the case of crop hail insurance and other insurance products, rate analysis and filings. In addition, the Company participates in the formulation of the risk management strategy related to the premiums it services. Crop Growers' arrangements with third party insurers allow it to share in underwriting gains, if any, without assuming any underwriting loss related to the premiums it services. In addition, the Company may have underwriting gains or losses attributable to underwritten premiums retained by its insurance company subsidiaries.

    Since its inception in 1989, the Company has expanded its rural distribution network to include over 3,000 agencies in over 40 states. The Company competes for agents by emphasizing its range of services and support and a competitive level of commissions. The Company has developed proprietary software systems that it believes allow it to attract and retain agents for its distribution network, and to provide such agents with a competitive advantage in selling crop insurance to customers in the rural marketplace. The Company's systems assist agents in quoting crop insurance premiums, managing and processing policies and enforcing underwriting guidelines. Effective computer systems are particularly important in the crop insurance industry due to the complexity of and continued revisions to the regulations governing the MPCI program, the wide variety of crops, coverages and rates, and commodity price fluctuations. Additionally, because there is essentially no price competition in MPCI, commissions and services offered to agents are the primary competitive factors in that business.

    The Company also markets and services a farm and ranch product in selected markets in order to provide its agency network with an additional product for its customer base. In addition, the Company markets computer generated geo-referenced color maps which are designed to allow agents and farmers to reference and update digitized maps to record and report crop and other agricultural related information. These products are marketed to agents and farmers to assist them in monitoring and analyzing farm assets, soil types, weather conditions, chemical applications, yields and other variables. The Company also markets VisAg-TM- farm management software ("VisAg-TM-"), a map driven system designed to allow farmers to analyze and record the same information on a computer.

BUSINESS STRATEGY

    The Company focuses primarily on earning recurring service fee revenues from the distribution of crop insurance underwritten primarily by third party insurers. Crop Growers also focuses on developing risk management strategies designed to maximize its share of underwriting gains related to the premiums it services while retaining a relatively small amount of risk on premiums underwritten by its own insurance company subsidiaries. The Company's strategy is to provide innovative systems and high quality service to its agency network to maintain and expand its share of the crop insurance market. Crop Growers also intends to continue to further develop and enhance its proprietary software systems, as well as to market complementary software and farm mapping products to its agents and rural customer base. The Company also seeks to market additional insurance products through its rural distribution network and will continue to evaluate strategic acquisitions and alliances to further expand its distribution network and broaden the range of products it markets and services.

PRODUCTS AND SERVICES

CROP INSURANCE

    In the 1996, 1995, 1994 and 1993 MPCI crop years (July 1 through June 30), the Company serviced approximately 15.9%, 17.7%, 12.5% and 9.4%, respectively, of MPCI premiums that exceeded the basic catastrophic level of MPCI coverage ("Buy-Up Coverage") in the United States. In the 1995 crop year, the first year in which a basic level of catastrophic coverage ("Basic Coverage") was offered under the MPCI program, and the 1996 crop year, the Company serviced approximately 22.9% and 22.6%, respectively, of the Basic Coverage premiums written by private insurers. See "Multi-Peril Crop Insurance" below. For the years ended December 31, 1996, 1995, 1994 and 1993 the Company serviced approximately 13.2%, 13.3%, 5.0% and 2.0%, respectively, of the total crop hail premiums written in the United States. The following table presents certain statistical information relating to the Company's crop insurance business from 1992 through 1996. Statistical data related to MPCI is presented on a July 1 to June 30 crop year basis (e.g., information for 1996 relates to the July 1, 1995 to June 30, 1996 crop year).

                                                                         YEARS ENDED DECEMBER 31,
                                                         --------------------------------------------------------
                                                            1996        1995        1994       1993       1992
                                                         ----------  ----------  ----------  ---------  ---------
                                                                (IN THOUSANDS, EXCEPT NUMBER OF POLICIES)
MPCI Buy-Up Coverage(1):
    Premiums serviced..................................  $  222,422  $  191,421  $  114,576  $  70,709  $  45,752
    Number of policies.................................      99,389      97,991      53,267     36,050     24,167
MPCI Basic Coverage(1):
    Premiums serviced..................................  $   48,525  $   39,546      --         --         --
    Number of policies.................................      49,494      55,375      --         --         --
Crop Hail:
    Premiums serviced..................................  $   82,991  $   69,625  $   26,164  $   9,951  $   9,564
    Number of policies.................................      35,479      32,720      12,940      4,942      4,168

------------------------

(1) MPCI premiums serviced in the 1995 crop year include $36.2 million of Buy-Up Coverage and $4.6 million of Basic Coverage serviced by Dawson Hail Insurance Co. ("Dawson"), which was acquired by the Company in 1995. See "Insurance Company Operations."

MULTI-PERIL CROP INSURANCE

    To date, the majority of the Company's service fee revenues have been derived from the servicing of MPCI policies generated through its agency network. In general, the Company's responsibilities for servicing MPCI policies include enforcing the FCIC's underwriting guidelines, policy processing, accounting and statistical reporting, claims administration and adjusting services. The Company also develops risk management strategy on the premiums it services for third party insurers as well as its insurance company subsidiaries, Plains Insurance Company ("Plains") and Dawson.

    Under the MPCI program, an insurance company receives an expense reimbursement allowance for processing and administering MPCI policies, and shares in any underwriting gains or losses attributable to premiums retained by the insurer. Under its contracts with Fireman's Fund and Continental Insurance Company, a subsidiary of CNA Insurance Company ("CNA") (for information concerning the Company's dissolution of its relationship with CNA, see "Relationships with Third Party Insurance Companies-- CNA"), and on behalf of Plains and Dawson, the Company receives the expense reimbursement payable by the FCIC, which for Buy-Up Coverage was 31% of MPCI premiums for both the 1996 and 1995 crop years and which is 29% for the 1997 crop year. For Basic Coverage, the Company receives up to the first $100 of the administrative fee paid by the farmer and a loss adjusting expense reimbursement amount regardless of loss experience. From these amounts, the Company pays a commission to the agent that produces the premium. In addition, the Company receives any excess loss adjustment expense reimbursement (up to 4% of premium) for excess loss adjusting expenses if loss ratios on the Company's total book of MPCI business, by state and by risk retention fund, are in excess of ratios established by the FCIC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    Under its agreements with Fireman's Fund and CNA, the Company is also entitled to receive a percentage of MPCI underwriting gains, if any, on premiums underwritten by Fireman's Fund and CNA. For a crop year in which an underwriting loss occurs, the Company does not assume any of the loss. The Company may also have underwriting gains and losses attributable to underwritten premiums retained by

Plains and Dawson, however, the Company does not expect Plains or Dawson to retain any significant risk on business they underwrite.

    THE MPCI PROGRAM

    RECENT DEVELOPMENTS. Effective December 31, 1996, the FCIC provided notice that it intended to revise the Standard Reinsurance Agreement ("SRA") that governs the relationship between the FCIC and private companies that participate in the MPCI program. On March 20, 1997, a draft of the SRA (effective for the 1998 crop year) was released by the FCIC. The draft SRA proposes to revise the expense reimbursement for Buy-Up Coverage to an amount equal to a flat $100 per policy plus 18% of the premium related to that policy (17% in the case of Crop Revenue Coverage policies, a revenue protection coverage introduced by the FCIC in the 1997 crop year). For Basic Coverage, private companies would receive a flat $50 per policy plus 4.8% of the premium related to that policy (based on a 50% production guarantee at a 60% price election). The draft SRA also proposes certain changes to the risk sharing arrangement (calculation of underwriting gain or loss on premiums retained by private companies) between private companies and the FCIC. Under the proposed draft, private companies would receive the expense reimbursement in one installment at the time acreage reports are reported to and validated by the FCIC. The draft SRA also proposes certain other changes to the administration of the MPCI program, including certain compliance and program integrity issues. Earlier in 1997 and as a part of the Clinton Administration's budget proposal for the government's 1998 fiscal year, funding for the expense reimbursement was proposed at 24.5% for the 1998 crop year.

    The Company is not able to predict whether any or all of the proposed revisions to the SRA will ultimately be adopted, but believes that the proposed revisions (particularly the revision to the expense reimbursement), if implemented as proposed, would have an adverse impact on the Company's results of operations in the 1998 crop year. The FCIC has requested written comments on the proposed SRA draft by April 11, 1997. The Company cannot predict what the final terms of the SRA will ultimately be or what other legislative or administrative actions may occur as a part of the SRA revision process or the federal budget process.

    GENERAL. MPCI is provided by the federal government to help farmers insure against damage to their crops due to a number of natural causes and other uncontrollable events. MPCI is administered by the FCIC, a federal agency under the United States Department of Agriculture ("USDA"). MPCI policies automatically renew on the same terms and conditions on the applicable sales closing date unless the farmer has failed to pay the prior year's premium or has elected to cancel the coverage.

    In October 1994, Congress enacted the Federal Crop Insurance Reform Act of 1994 (the "Reform Act"). Under the Reform Act, the MPCI program was changed (effective for the 1995 crop year) to provide for, among other things, a new catastrophic level of mandatory insurance, referred to herein as Basic Coverage. Under the Reform Act, farmers were required to obtain at least Basic Coverage on eligible crops in order to participate in many federal farm subsidy programs. Basic Coverage is available to farmers if they pay an administrative fee of $50 per crop per county, not to exceed $200 per farmer per county up to a maximum of $600 for all counties in which a farmer has insured crops. In the 1995 crop year, Basic Coverage was offered by private insurance companies and their agents and all USDA field service offices.

    In 1996, Congress enacted the Federal Agriculture Improvement and Reform Act of 1996 (the "FAIR Act"). The Fair Act eliminated the mandatory linkage that required farmers to obtain some form of MPCI insurance in order to participate in other federal farm subsidy programs. Under the FAIR Act, farmers may forego MPCI insurance for any given crop without losing eligibility for such programs, provided they waive all rights to any possible crop disaster assistance in connection with the particular crop. In addition, the FAIR Act amended the Reform Act's provisions relating to the USDA's role in selling and servicing Basic Coverage, by providing that, effective with the 1997 crop year, the USDA will offer Basic Coverage only if the Secretary of Agriculture determines there is an insufficient number of approved insurance providers operating in the particular state or region to adequately provide Basic Coverage to farmers. Under the FAIR Act, the Secretary of Agriculture is required to make a determination no later than April 30 of the year preceding the year in which the crop will be planted, of whether Basic Coverage in a state or portion of a state is sufficiently available through private insurance providers. If sufficient, the Secretary may direct the USDA to discontinue selling Basic Coverage in the state or region. For the 1997 crop year, the USDA determined not to sell Basic Coverage at USDA field service offices in 14 states. No determination has been announced for the 1998 crop year regarding whether the USDA will discontinue selling Basic Coverage in states in addition to the 14 states in which the USDA no longer sells Basic Coverage.

    Buy-Up Coverage provides a yield guarantee to the farmer by insuring against production below a specified yield. The lost production is insured at a price elected by the farmer, subject to strict guidelines imposed by the FCIC. Basic Coverage provides protection at a 50% yield guarantee and a 60% price election. In addition, in the 1997 crop year, several MPCI products providing price/revenue as well as production protections were introduced, including Crop Revenue Coverage.

    Except for Basic Coverage offered by the USDA, MPCI is written by private insurance companies under a SRA with the FCIC. A SRA continues in effect from year to year with an annual renewal date of July 1 of each succeeding year unless the FCIC or insurance company gives 20 days advance notice that the SRA will not be renewed. The terms and conditions of the SRA, including the amount of expense reimbursement and level of reinsurance the FCIC will assume, may vary from year to year. In connection with entering into and renewing a SRA, an insurance company submits a Plan of Operation that sets forth the insurance company's qualifications and business plan relating to the MPCI business it proposes to write. The Plan of Operation must generally be submitted to the FCIC by April 1 preceding each crop year. The Plan of Operation sets forth such things as the net written premium and associated liability that the insurer will retain and the identities of organizations other than the insurer that will write MPCI and provide services for the MPCI policies written pursuant to the SRA.

    In accordance with the terms of the SRA and Plan of Operation, an insurance company generally provides, among other services, marketing, enforcement of MPCI underwriting guidelines and claims adjusting. As consideration for these services, the insurance company receives an expense reimbursement allowance from the FCIC equal to a percentage of premiums written. The FCIC generally pays a significant portion of the expense reimbursement (currently 22%) related to each policy, after the policy acreage report is submitted to, and the related premium is cleared by, the FCIC. The remaining installment relating to each policy is received by the private insurer, or its designee, when the premium is paid to the FCIC. On Basic Coverage policies, the private insurer receives the $50 administrative fee paid by the farmer for Basic Coverage up to a maximum of $100 of the administrative fee payable for farmers obtaining Basic Coverage on multiple crops and/or in multiple counties as consideration for its servicing of the policy. In addition, the insurance company receives a loss adjustment expense amount on all Basic Coverage regardless of actual loss experience. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    In addition to receiving the expense reimbursement allowance for processing and administering MPCI policies, an insurer shares, with the FCIC, in any underwriting gains and losses attributable to premiums written by the insurer. An insurance company's share of profit or loss on the MPCI business it writes is determined under a formula established by the FCIC. Under this formula, the primary factors that determine the MPCI profit or loss share are (i) the gross premiums the insurer is credited with having written; (ii) the amount of such credited premiums retained by the insurer after ceding premiums to certain federal reinsurance funds; and (iii) the loss experience of the insurer's insureds.

    An insurer's share of profit or loss calculated under its SRA depends in part on the aggregate amount of MPCI premium on which it retains risk after allocating premiums to the federal reinsurance funds (the "MPCI Retention"). The percentage split between private insurers and the federal government of any profit or loss which emerges from a MPCI Retention is set by the FCIC and generally is adjusted from year to year.

    FUNDING FOR THE MPCI PROGRAM. Prior to adoption of the Reform Act in October 1994, the MPCI program was funded through annual Congressional appropriations. Under the Reform Act, the FCIC is authorized to pay from a FCIC fund the administrative and operating expenses of private insurance providers approved for participation in the MPCI program, including sales commissions of agents.

    If there are insufficient amounts in the FCIC fund, the Reform Act makes it possible for the Secretary of Agriculture to use the funds of the Commodity Credit Corporation ("CCC") for payment of administrative and operating expenses of approved insurance providers and, within the limitations indicated above, for payment of sales commissions to agents. The partial availability of CCC funds for the expenses of private insurance providers was a change intended to make the program less dependent than it had been in the past on annual appropriations by Congress.

    The authorization of appropriations to fund the MPCI program contained in the Reform Act extends from fiscal years 1995 through 2001. Congress would have to extend the authorization of the appropriations beyond that date for the MPCI program to continue. There can be no assurance that Congress will not decide in the future to reduce or eliminate funding of, or discontinue or otherwise significantly change, the MPCI program.

    An additional factor which may adversely impact participation by farmers in the MPCI program is a potential decrease in agricultural spending by the federal government. If Congress cuts spending for farm-related programs in general, the MPCI program might also be adversely affected.

CROP HAIL INSURANCE

    The other principal area of the Company's insurance business involves providing a wide range of services to insurance companies in the crop hail business. Crop hail is available to farmers as stand-alone coverage or as a supplement to MPCI coverage and may be purchased to cover the actual cash value of a crop on a per-acre basis which allows the farmers to recover a loss on a small percentage of the farmer's total acres when such a loss may not be recoverable through MPCI.

    The Company's services to companies in the crop hail business include rate analysis, software support, regulatory assistance, assisting in reinsurance placement, loss adjustment services, marketing and processing. In 1996, the Company's crop hail business was conducted under agreements with CNA, five farm mutual insurance companies and other insurance companies. Plains and Dawson also underwrite crop hail insurance. Of the $82.9 million of crop hail premiums serviced in 1996, approximately $35.1 million were written by CNA and $30.0 million were written by Plains and Dawson. In 1996, 75.6% of all crop hail premiums serviced by the Company were either written or reinsured with CNA. In 1997, the Company will continue to conduct its hail business through its agreement with the farm mutuals, Plains, Dawson and Fireman's Fund. The Company will not conduct hail business with CNA in 1997. As a result of a one-year noncompetition provision in its crop hail agreement with CNA, the Company expects an approximately 25-30% decline in the volume of crop hail premiums it services in 1997 as compared to 1996. Given that the principal competitive factor that affects the crop hail business is the rate filed in each state (which varies from year to year), the Company cannot predict whether this one-year noncompetition agreement will impact the Company's crop hail business in 1998 or beyond.

    The Company currently has crop hail management contracts with five farm mutual insurance companies. Under these contracts, which renew annually unless otherwise terminated, the Company receives a fee based upon costs incurred in managing premiums written by the mutual companies. The

Company believes these management contacts provide certain marketing and expense advantages in some instances. In addition, because these farm mutual insurance companies have been in business for a long time in their respective states, the Company believes they have a relatively stable client base.

    In addition to earning service fees, the Company also participates in the underwriting gains and losses on its crop hail book of business. Under its agreement with Fireman's Fund, the Company is eligible to receive amounts based on minimum loss ratios incurred related to the premiums it services without sharing in any of the losses. To the extent that any premiums are retained by its insurance company subsidiaries, the Company may also experience an underwriting loss.

FARM AND RANCH

    The Company markets and services a farm and ranch product in order to provide its agency network with an additional product for its client base. In 1996, the Company wrote approximately $1.3 million of farm and ranch premiums through its insurance company subsidiaries. The Company has quota share reinsurance on 80% of this business. In 1996, the Company entered into an agreement with Fireman's Fund, pursuant to which the Company will, in certain states, market and service farm and ranch premiums underwritten by Fireman's Fund. As a part of this agreement, the Company will earn service fees and participate in underwriting gains, if any, based upon agreed upon loss ratios incurred on the total farm and ranch book of business placed through Fireman's Fund.

AG MANAGEMENT SYSTEMS AND PRODUCTS

    Crop Growers believes that the business of managing agriculture and, in particular, crop insurance, is increasingly dependent on effective information management. Accordingly, the Company has developed or is developing products which it believes will improve its ability to increase market share by enhancing the sales effectiveness of its agent network in the marketing of crop insurance. The Company continues to work on developing and marketing a comprehensive farm management system.

    MAPPING PRODUCTS

    In order to expand its product offerings and rural customer base, in 1995, the Company began producing and marketing computer generated geo-referenced color maps which allow agents and farmers to view an entire agricultural operation on a single map. These computer generated maps may be referenced and updated by agents and farmers to more easily record and report crop and other agricultural related information. These maps are currently being marketed to assist agents and farmers in monitoring and analyzing farm assets, crop yields, soil types, weather conditions, chemical and fertilizer applications and other variables.

    To date, most of these maps have been sold to agents, however, the Company intends to expand its efforts in this area to directly market to farmers. Individual maps are prepared and sold on an as ordered basis. Based on information received from agents and farmers, Crop Growers believes the ability to provide these maps will offer its distribution network an important marketing tool.

    VISAG-TM- SOFTWARE

    In December 1995, the Company released the initial version of its VisAg-TM-farm management software. Designed for use by small family farms to large corporate operations, the PC-based, map-driven system allows users to manage planting records, fertilizer and chemical applications, tillage and harvest data visually by pointing and clicking on the appropriate field. Extensive tracking and reporting, labor information, equipment costs and other pertinent data are linked to geo-referenced maps which are the key to the system's functionality. Crop Growers is currently evaluating marketing options including price, packaging and distribution for the VisAg-TM- product line.

    For the crop insurance industry, VisAg-TM- can provide benefits in several areas. To date, it has been primarily used as a value-added component to agents' marketing efforts. In this manner, the Company hopes to increase agent loyalty. A newly developing opportunity is in the area of acreage certification and verification required under the MPCI program. As the USDA decreases its services in this area, more responsibility will fall to individual insurance providers. Crop Growers believes this creates an opportunity to apply this technology to serve not only Company purposes, but perhaps those of the industry as well.

    Direct retail sales of VisAg-TM- continue to be pursued as a separate contribution to overhead. The Company has used its first year's experience in software development and marketing to establish pricing points within the product line and to better ascertain the perceived benefits of the product as determined by the end user.

    AG MANAGEMENT MAPPING SOFTWARE

    The Company intends to use its technological resources to include with its agency management system a feature which will allow an agent to identify a client's entire farming operation on a computer screen. This will provide the agent with the information needed to quickly and accurately custom design a risk management program by selecting coverage options for each specific field and crop. The system will also be integrated with information from the Company's rating and underwriting databases. See "Software Systems" below for a discussion of the Company's software systems used in agency operations.

SOFTWARE SYSTEMS

    Crop Growers relies extensively on its proprietary software systems in its marketing efforts with agents, and to enforce underwriting guidelines, evaluate risks and ensure proper payment of claims. Over 1,400 agencies currently use the Company's Agency Management System ("AMS"). In addition to AMS, Crop Growers has developed a Company Management System ("CMS") for use by the Company in validating and verifying data previously recorded by agents. AMS and CMS are personal computer based systems.

    AGENCY MANAGEMENT SYSTEM

    AMS provides the Company's personnel responsible for enforcing underwriting guidelines and agents in its network with desktop access to MPCI and crop hail insurance rates as well as the special underwriting guidelines applicable to each specific county and crop. AMS allows the Company's agency service personnel and agents in its network to eliminate the need to search for rate information using actuarial books. In view of the large number of variables that must be considered, the Company believes the number of errors is reduced by quoting and preparing policies with the assistance of AMS. The Company believes that the ability of AMS to quickly and accurately quote rates and coverages is an important tool in maintaining existing and attracting new agents.

    With respect to MPCI policies, one of the principal features of AMS is its ability to enforce the FCIC's underwriting guidelines. AMS verifies the insurability of the applicant's land and crops and is designed to ensure that FCIC rules governing the calculation of each farm unit's insurable yield (actual production history or "APH") are followed. APH rules vary depending on crop, location and farming practice and are modified periodically by the FCIC. Accordingly, the Company continually updates AMS to incorporate the most current FCIC rules and procedures, including those regarding APH calculations. The Company receives MPCI rates from the FCIC in electronic form, formats such rates into files usable by its software systems, and then distributes such rates to its automated agents. The Company believes that the ability to promptly implement and distribute software containing FCIC rule changes offers agents in its network a competitive advantage in the MPCI market.

    With respect to crop hail policies, AMS provides its agency service personnel and agents an efficient means to quote and write policies based on MPCI policy data already in the system. AMS also provides desktop access to endorsements and policy forms available in each state, coverage limits applicable to each crop and farming practice and graphical representations depicting the coverage, cost and loss coverage of comparable policy forms. As with MPCI, the applicable crop hail premium rate is automatically applied by accessing AMS's electronic actuarial files.

    COMPANY MANAGEMENT SYSTEM

    CMS assists Crop Growers in verifying an agent's electronic policy data submission and reporting to its agency service personnel all significant changes from previously reported data. In addition, CMS assists the Company in tracking and properly paying losses. For example, CMS automatically accesses the original policy data to help ensure that a claim is paid only according to the provisions of the policy as originally written. Crop Growers believes that CMS's tracking and claims-prioritizing features assist in providing a high-level of service to agencies in its network.

    With respect to crop hail insurance, the Company maintains various databases of historical loss costs. These databases allow the Company to develop various rating strategies based on historical results. In many instances the Company believes it is able to determine which of the various crops may be more profitable than others, or which specific townships are more likely to show underwriting profits or losses. The Company believes these features enable it to perform rate comparisons more efficiently.

    SUPPORT AND MAINTENANCE

    The Company has a software development and services staff which provides software development, installation, training and ongoing support services to agents in addition to providing network administration and support for the Company's information networks and all software and actuarial distribution and support for the Company's agency service personnel.

    Crop Growers attempts to protect its proprietary rights to its software programs with a combination of patent, copyright and trade secret laws, employee and third-party nondisclosure and employee non-compete agreements. The Company filed a patent application for its Ag Management Mapping Software in 1994. While the Company's competitive position could be threatened by its inability to protect its proprietary information, the Company believes patent, copyright and trade secret protection are less important to the value of its software products than other factors, such as knowledge of the crop insurance industry, ability and experience of the Company's personnel and ongoing product development and support, particularly relating to updates of the programs necessary to keep pace with changes made in the MPCI program.

MARKETING AND DISTRIBUTION NETWORK

    Crop Growers believes that the unique needs of rural America require special products and marketing efforts. Accordingly, the Company's strategy continues to be to develop a strong distribution network capable of delivering products and services to rural customers. The Company's goal is to increase its service fee revenues by distributing and servicing additional products for companies who wish to serve the rural market.

    Products serviced by Crop Growers are marketed in over 40 states. The Company's agency network has been developed from several sources, including through its relationships with Fireman's Fund, CNA, Cimarron Insurance Company and certain farm mutual insurance companies, and from marketing efforts by the Company. In addition, selected acquisitions of agency operations, including Dawson, have also played an important part of the Company's continued development of its distribution network.

    The Company has production supervisors who are principally responsible for identifying and recruiting new agencies and agents and servicing existing relationships. Because the crop insurance industry is a relatively small segment of the insurance industry, the Company believes its production supervisors, who are often former farmers or agents themselves, are able to identify and market to substantially all existing crop insurance agents within a particular region. Because there is essentially no price competition in MPCI, the Company competes for agents by emphasizing the range of services and support it offers to agents and the level of commissions. With respect to crop hail, competition is based primarily on policy rates.

    Due to the highly regionalized nature of the crop insurance industry, the Company believes it is better able to serve its agency network by organizing its agency service personnel and underwriting enforcement functions on a regional basis. The Company has accomplished this by assigning its agency service personnel to designated regional areas and establishing a regional presence either through acquisition of existing agency operations or affiliating with local general agencies. The Company believes that its strategy to allow regional operations to preserve their local identities has been an effective way to establish a regional presence while maintaining existing relationships with farmers.

    For the most part, general agencies and independent agents are appointed by the contracting insurance companies, and have binding authority within the limits prescribed by the contracting insurance companies. Although agents are licensed by the policy issuing company, in most aspects of the Company's business, the principal elements of the agency relationship, commissions and level of services provided by the Company, are negotiated between Crop Growers and the individual agencies or agents and the Company has the primary ongoing contact with agents. As a part of its role as servicer of premiums underwritten by third party insurance companies, the Company has the authority to negotiate with agencies and agents regarding, among other things, agent commissions and the extent of services and support the Company will provide. These agreements are negotiated on a case-by-case basis with general agencies and independent agents that produce a large volume of premiums. Agreements with agents that produce a smaller volume of premiums are relatively standardized. Many agencies seek to perform themselves some of the services related to the policies in return for a higher commission.

    Crop Growers has developed a program that targets agricultural cooperatives and food processors and their members. The program offers a risk management package customized to the needs of each organization and member. In 1995, the first full year of marketing this program, the Company entered into agreements with several cooperatives, including Sunkist Growers, Inc., the largest citrus cooperative in Southern California. In 1996, the Company continued to expand this program principally in California and the Pacific Northwest.

    At December 31, 1996, the Company had established 13 offices, including regional operation and processing centers. The Company evaluates local offices, from time to time, in order to establish and maintain the Company's competitive position in certain regional areas.

UNDERWRITING MANAGEMENT

    Because of the highly regulated nature of the MPCI program and the fact that rates are established by the FCIC, the underwriting functions performed by the Company's agency service personnel consist primarily of ensuring policies are underwritten in accordance with FCIC rules. With respect to crop hail insurance products, the Company's underwriting functions are essentially similar to those applicable under MPCI policies, except that the underwriting guidelines are those established by the policy issuing company.

    Since many of the factors analyzed in underwriting crop insurance products are region-specific, the Company's regional offices generally handle the crops within their regions. Crop Growers believes that its agency service personnel are thus able to develop a more comprehensive understanding of the regional variances in the crop insurance business and provide more efficient compliance with applicable underwriting guidelines than they could if agency service personnel were centralized. The Company's agency service personnel rely on the Company's software systems to verify that underwriting guidelines are followed.

    The Company's agency service personnel are required to attend training programs relating to the MPCI program and other aspects of the crop insurance business. The agency service group's performance is audited internally and by the Company's contracting insurance companies with respect to MPCI and crop hail insurance and by the FCIC with respect to MPCI.

CLAIMS ADMINISTRATION

    The services provided by the Company in claims administration and adjusting are to investigate the cause of loss, to examine and approve or deny payments in accordance with the guidelines established by the FCIC or the underwriting insurance company, to furnish forms required for reporting and administering claims, to establish claims files and to issue drafts or checks in payment of MPCI claims and expenses. Because the administration of MPCI claims is highly regulated by the FCIC, the primary function of the Company's claims personnel is to ensure that all such regulations have been complied with in administering MPCI claims.

    Because crop insurance varies based on the type and location of the crop insured, the Company has assigned loss supervisors to different regions within the United States to handle claims administration functions. Within each designated region, the Company has established, on a contract basis, a network of independent loss adjusters. With respect to claims administration, the Company has authority to settle claims up to specified dollar limits as set forth in its respective contracts with third-party insurance companies.

RELATIONSHIPS WITH THIRD PARTY INSURANCE COMPANIES

FIREMAN'S FUND

    On March 5, 1997, Fireman's Fund and the Company entered into a definitive merger agreement by which Fireman's Fund would acquire the Company in a cash merger at $10.25 per share. See "Recent Development."

    On July 10, 1996, as a part of the expansion of the Company's business relationship with Fireman's Fund, Fireman's Fund purchased 10,000 shares of the Company's preferred stock for $10 million. See Note 5 of Notes to the Company's Consolidated Financial Statements.

    Effective for the 1995 crop year, the Company and Fireman's Fund entered into an agreement pursuant to which the Company marketed and serviced MPCI premiums underwritten by Fireman's Fund. In 1996 and 1995, 21.0% and 9.8%, respectively, of the Company's service fees were derived from premiums underwritten by Fireman's Fund. The Company's responsibilities under the agreement include production, processing, claims administration, accounting and statistical reporting and risk management strategy. The Company is responsible for all expenses allocable to the business generated under such agreement, including claims administration and adjusting services.

    Under its agreement with Fireman's Fund, the Company receives as its compensation the expense reimbursement allowance (including all administrative fees related to Basic Coverage) and any excess loss adjustment expenses payable by the FCIC related to premiums serviced. Effective for the 1997 crop year, the Company does not pay any overwrite fee to Fireman's Fund. In addition, the Company is entitled to receive a percentage of Fireman's Fund's underwriting gains on MPCI marketed and serviced by the Company after such gains exceed a minimum level. For a crop year in which Fireman's Fund has an underwriting loss, the Company does not assume any of the loss. There is no underwriting loss carryforward under the agreement and, accordingly, losses do not reduce the Company's future underwriting gains, if any.

    The agreement may be terminated by either party without cause, as of June 30 of 1999 or any June 30 thereafter, upon 12 months prior notice with respect to new policyholders. With respect to renewal policyholders, the Company may terminate the agreement without cause as of June 30 of 1999 or any June 30 thereafter, upon 12 months prior notice and Fireman's Fund may terminate the agreement upon 24 months prior notice. The agreement may be terminated by Fireman's Fund for cause upon the occurrence of certain enumerated events.

    The Company and Fireman's Fund have entered a crop hail agreement effective for the 1997 crop hail year. Under the terms of the crop hail agreement, the Company performs all of the marketing and servicing of crop hail premiums written by Fireman's Fund. The Company receives a commission, including a percentage for loss adjusting expenses, for premiums serviced. The Company also participates in underwriting gains, if any, on the crop hail premiums written under the agreement if loss ratios on the entire book of premiums serviced is less than an agreed upon loss ratio. The term of the agreement coincides with the term of the MPCI agreement with Fireman's Fund. The agreement may be terminated by Fireman's Fund for cause upon the occurrence of certain enumerated events.

    Under the terms of its MPCI and crop hail agreements with Fireman's Fund, the Company also may receive a profit and growth bonus if the overall underwriting performance of its MPCI and crop hail businesses and volume of premiums written meet certain agreed upon targets. Fireman's Fund is currently assigned an "A" (Excellent) rating by A.M. Best.

CNA

    In 1996, 1995 and 1994, 40.2%, 59.9% and 84.5%, respectively, of the
Company's service fees were derived from MPCI and crop hail premiums underwritten by CNA. As part of the Company's decision to expand its strategic alliance with Fireman's Fund during 1996, the Company and CNA agreed to terminate their existing agreements effective for the 1997 crop year in the case of MPCI, and the 1997 year for crop hail. The Company and CNA have not yet finalized all of the terms relating to the dissolution of their relationship, including the terms of certain financial settlements. For further discussion of dissolution of MPCI agreement with CNA see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Restructuring and Non-Core Expenses."

INSURANCE COMPANY OPERATIONS

    Crop Growers acquired Plains in October 1994 and Dawson in July 1995. In 1997, the Company currently intends to reinsure virtually all of the risk underwritten by its insurance company subsidiaries. The Company is continuing to evaluate how best to utilize its insurance company subsidiaries to maximize the profitability of its business.

    At December 31, 1996, Dawson had $8.2 million of statutory capital and surplus. Dawson is currently licensed as a property and casualty insurer in Iowa, Kansas, Minnesota, North Dakota and South Dakota. Dawson is not currently rated by A.M. Best.

    At December 31, 1996, Plains had $7.1 million of statutory capital and surplus. Plains is currently licensed as a property and casualty insurer in Arizona, Colorado, Kansas, Missouri, Nebraska, Nevada, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Utah and Wyoming. Plains is not currently rated by A. M. Best.

COMPETITION

    The crop insurance industry is highly competitive. The Company competes against other private companies and, with respect to Basic Coverage in certain states, USDA field service offices. Some of the Company's competitors have greater financial and other resources than the Company, and there can be no assurance that the Company will be able to compete effectively against such competitors in the future. The

Company competes on the basis of the commissions paid to agents, the speed with which claims are paid, the quality and extent of services offered, the reputation and experience of its agency network and, in the case of private insurance, policy rates. Because the FCIC establishes the rates that may be offered for MPCI policies, the Company believes that quality of service and level of commissions offered to agents are the principal factors on which it competes in the area of MPCI. The Company believes the crop hail insurance industry is extremely rate-sensitive, and the ability to offer competitive rate structures to agents is a critical factor in the agents' ability to write crop hail. Because of the varying state laws regarding the ability of agents to write crop hail premiums prior to completion of rate and form filings (and, in some cases, state approval of such filings), a company may not be able to write its expected premium volume if its rates are not competitive.

    In terms of premium dollars written, the MPCI market is dominated by a few companies: Rain & Hail Management, Inc. (an affiliate of Cigna Corporation), Crop Growers, Rural Community Insurance Services, Inc. (which is owned by Norwest Corporation) and The Redland Group, Inc. (a subsidiary of Acceptance Insurance Companies, Inc.) serviced approximately 23.5%, 16.6%, 16.4%, and 15.1%, respectively, of the MPCI crop insurance premiums written by private insurance companies in the United States in the 1996 crop year. As a consequence, the Company believes that in order to compete successfully in the crop insurance business it will have to service a volume of premiums sufficiently large to enable the Company to realize operating efficiencies in conducting its business.

SEASONALITY

    The Company's operating results vary substantially from quarter to quarter as a result of various factors, including MPCI sales closing dates and crop insurance cycles. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonality."

REGULATION

LICENSING

    The activities of the Company and its subsidiaries are subject to licensing and regulation by the jurisdictions in which they conduct such activities. The Company's operations depend on the validity of and its continued good standing under the licenses and approvals pursuant to which it operates. Failure by the Company or its subsidiaries to obtain or maintain such licenses could have an adverse effect on the Company's results of operations. Licensing laws and regulations vary from jurisdiction to jurisdiction. In all jurisdictions, the applicable licensing laws and regulations are subject to amendment or interpretation by regulatory authorities, and, generally, such authorities are vested with relatively broad discretion as to the granting, reviewing and revoking of licenses and approvals.

    Insurance companies that are involved in the MPCI program, including Fireman's Fund, Plains and Dawson are subject to at least an annual review by the FCIC for, among other things, the availability of adequate capital and surplus and compliance with underwriting, loss adjustment and other requirements of the MPCI program. In addition, as a part of the FCIC's review process, the Company, as a servicer on behalf of Fireman's Fund, Plains and Dawson, is periodically reviewed for its compliance with FCIC rules and regulations. A failure to comply with such rules or regulations could result in the FCIC choosing not to allow the Company, Plains, Dawson, or Fireman's Fund to participate in the MPCI program. Based on the results of reviews conducted by the FCIC, Fireman's Fund and its own internal reviews, the Company believes that it and Plains and Dawson have complied in all material respects with FCIC rules and regulations relating to the marketing, servicing and underwriting of MPCI premiums. No assurance can be given that the FCIC would continue to allow the Company to service MPCI policies if it were to fail to comply with FCIC rules and regulations.

INSURANCE INDUSTRY

    The Company's insurance operations are subject to a significant degree of regulatory oversight. This oversight generally is designed to protect the interests of policyholders, as opposed to shareholders. Such regulation relates to authorized lines of business, capital and surplus requirements, investment parameters, underwriting limitations, transactions with affiliates, dividend limitations, changes in control, and a variety of other financial and nonfinancial components of an insurance company's business. The Company believes that more, rather than less, regulation is likely in the future. In particular, the National Association of Insurance Commissioners has adopted a system of assessing the adequacy of statutory capital which is applicable to Plains and Dawson. This system, known as risk-based capital, establishes statutory capital requirements based on levels of risk assumed by an insurance company rather than on levels of premiums written. At December 31, 1996, Plains and Dawson exceed the minimum risk-based capital requirements. The Company cannot predict with certainty the effect any other proposed or future legislation may have on the results of operations or financial condition of the Company.

    Most states have insurance laws requiring that property-liability rate schedules, policy or coverage forms, and other information be filed with the state's regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. Rate and form regulation and supervision were originally designed primarily to ensure the financial stability of insurance companies and to protect policyholders and were not designed to protect shareholders or creditors. A few states have recently considered or enacted limitations on the ability of insurers to share data. Such restrictions have no significant impact on the Company's insurance operations. There can be no assurance that state or federal regulatory requirements will not become more stringent in the future which may have an adverse effect on the future operations of Plains or Dawson.

    Insurance companies are required to file detailed statutory annual reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such agencies at any time. In addition, these insurance regulators periodically examine the insurer's financial condition, adherence to statutory accounting principles, and compliance with insurance department rules and regulations. Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or reorganization of insurance companies.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

    The Company is subject to insurance holding company laws and regulations. Under Kansas, North Dakota and Texas (Plains, given the volume of business it writes in the State of Texas in relation to its overall business, may be considered to be "commercially domiciled" in Texas) law (and, in some cases, the laws of the states in which the farm mutuals managed by the Company are located), acquisition of control of the Company, and thereby indirect control of Plains or Dawson, requires the prior approval of the state insurance commissioner. "Control," as the term relates to insurance holding companies, is defined as the direct or indirect power to cause the direction of the management and policies of a person. Any purchaser of 10% or more of the outstanding voting stock of a corporation is presumed to have acquired control of the corporation and its subsidiaries unless the Kansas, North Dakota or Texas Insurance Commissioner (and, in some cases, the commissioners in states in which the farm mutuals managed by the Company are located), upon application, determines otherwise.

    The payment of dividends by Plains and Dawson are subject to restrictions set forth in the Kansas, North Dakota and Texas insurance laws, respectively. See "Market for the Registrant's Common Equity and Related Stockholder Matters."

GUARANTY FUNDS

    All 50 states have separate insurance guaranty fund laws requiring property-liability insurance companies doing business within their respective jurisdictions to participate in their guaranty associations, which are organized to pay covered claims (as defined and limited by the various guaranty association statutes) under insurance policies issued by insolvent insurance companies. Generally, such guaranty association laws create post-assessment associations which make assessments against member insurers to obtain funds to pay association covered claims after an insurer insolvency occurs. These associations generally levy assessments (up to prescribed limits) on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the covered lines of business in that state.

EMPLOYEES

    At March 14, 1997, the Company, including its subsidiaries, employed 408 people. Management believes that its relations with its employees are satisfactory.

ITEM 2. PROPERTIES

    Currently, the Company's accounting, agency service personnel, and administrative personnel are primarily located in its corporate headquarters in Overland Park, Kansas, its insurance company relations functions in Fargo, North Dakota and Overland Park, Kansas and a significant number of its software development personnel are located in Austin, Texas. In addition to these offices, the Company also leases or owns space for its local and regional offices and independent agent operations. At December 31, 1996, the Company had 13 offices. The Company also conducts independent agent operations through its offices in Prosser, Washington; Modesto, California; and Manlius, New York.

ITEM 3. LEGAL PROCEEDINGS

    From time to time the Company is involved in litigation relating to claims arising from its operations in the normal course of business. Neither the Company nor any of its subsidiaries is a party to any legal proceedings other than as described below, the adverse outcome of which individually or in the aggregate, in the Company's opinion, would have a material adverse effect on the Company's results of operations, financial position or liquidity.

    INDEPENDENT COUNSEL INVESTIGATION. On January 21, 1997, the court in the matter of UNITED STATES OF AMERICA V. CROP GROWERS CORPORATION, JOHN J. HEMMINGSON AND GARY A. BLACK (Crim. No. 96-0181(GK)) accepted Crop Growers Corporation's (the "Company") plea of NOLO CONTENDERE to two charges brought against it by the Independent Counsel ("IC") appointed to investigate former Secretary of Agriculture Mike Espy. Pursuant to an agreement with the IC, the Company also agreed to pay a fine of $2.0 million. The settlement concludes matters between the Company and the IC. The entire amount of the settlement has been accrued for at December 31, 1996.

    The indictment as initially filed against the Company alleged conspiracy to violate federal election laws, false statements to a government agency, falsification of books and records, false statements to auditors, various securities law violations and other matters. The allegations were made in connection with alleged corporate reimbursement of individual campaign contributions to the 1993 Congressional primary campaign of Henry Espy, brother of Mike Espy and an amount paid as a retainer to an attorney who used the funds, allegedly with the knowledge of an officer of the Company, to retire certain Congressional primary campaign debts of Henry Espy. In January 1997, the court dismissed (i) 10 of the counts against the Company based on its ruling that the Company had no duty to disclose uncharged criminal conduct under the concealment prong of 18 U.S.C. ("Section 1001") and because the indictment did not adequately allege the use of an affirmatively false writing under the false statement prong of Section 1001 on various grounds, (ii) one count against the Company based on its ruling that the Company had no duty to disclose the alleged omissions to the investing public and (iii) one count based on its ruling that venue did not lie in the District of Columbia for the charge of making and keeping false records and accounts, but rather venue is determined by the laws of the offense (the making and keeping of books, records and accounts).

    By its terms, the Company's agreement with the IC does not compromise or preclude civil actions by other governmental regulatory authorities, such as the Federal Election Commission, Securities and Exchange Commission, the USDA, or state or federal insurance regulatory authorities, or shareholders as a result of the allegations made by the IC and the Company's NOLO CONTENDERE plea. No assurance can be given as to what action a regulatory authority might take in response to the Company's plea and its agreement with the IC.

    SECURITIES CLASS ACTION. On February 28, 1997, the Company agreed to a settlement of the matter entitled IN RE CROP GROWERS SECURITIES LITIGATION (Civ. No. 95-58-GF-PGH) with members of the class consisting of purchasers of the Company's common stock during the period from February 15, 1995 to May 16, 1995. The complaint alleged, among other things, that the Company made false and misleading statements in publicly filed or disseminated documents to inflate artificially the price of its stock. Specifically, plaintiffs' primary allegation was that the Company's statements regarding the potential impact on the Company's premiums and earnings for 1995 due to the passage of legislation in the Fall of 1994 amending the MPCI program were false and misleading. Under the settlement, the Company has agreed to pay $2.5 million, $1.22 million of which is payable by the Company, with the remainder to be paid out under the terms of a directors' and officers' insurance policy. The $1.22 million has been accrued for at December 31, 1996. The settlement is subject to court approval.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    Not applicable.

                                    PART II

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
  MATTERS.

    The Company's common stock trades on the NASDAQ Stock Market under the symbol "CGRO." The following table sets forth the high and low sales price of the Common Stock as quoted by the NASDAQ Stock Market during the periods set forth below.

                                                                               HIGH        LOW
                                                                             ---------  ---------
1995  1st Quarter..........................................................  $   28.00  $   14.00
      2nd Quarter..........................................................      33.00      11.25
      3rd Quarter..........................................................      16.75      13.38
      4th Quarter..........................................................      15.00      11.50

1996  1st Quarter..........................................................  $   16.25  $    6.00
      2nd Quarter..........................................................      11.75       7.00
      3rd Quarter..........................................................      10.50       6.88
      4th Quarter..........................................................       7.50       5.88

    The Company, which was formed in April 1994, has not paid any dividends on its common stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not currently anticipate paying cash dividends on its common stock in the foreseeable future. Any determination to pay cash dividends on the common stock will depend on, among other things, future earnings, capital requirements and the financial condition and liquidity of the Company, legal restrictions on the payment of dividends, and on such other factors as the Company's Board of Directors may consider relevant. As a holding company, the Company depends on dividends from its subsidiaries to meet its expenses and other corporate obligations and to pay dividends to stockholders. In the case of Plains and Dawson, such payments are restricted by the laws of the States of Kansas and Texas and the State of North Dakota, respectively, which provide that dividends must be paid out of earned surplus (earned surplus is calculated after reserving a sum equal to all liabilities of Plains and Dawson and may include all or part of surplus arising from unrealized capital gains or revaluation of assets). In addition, Kansas, North Dakota and Texas law limits an insurance company's ability to pay extraordinary dividends. In general, the Kansas, North Dakota and Texas laws relating to such extraordinary dividends limits the aggregate amount of dividends or other distributions that Plains or Dawson may declare or pay to the Company within any 12 month period without the permission of the Kansas, North Dakota or Texas Commissioner of Insurance, and requires that Plains' and Dawson's statutory surplus following any such dividend or distribution be reasonable in relation to its outstanding liabilities and adequate to meet its financial needs. During 1996, Plains and Dawson paid dividends to the Company of $500,000 and $2.5 million, respectively, from earned surplus. These payments were not considered extraordinary dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    In 1996, the Company paid $239,000 in dividends on its Series A Convertible Preferred Stock held by Fireman's Fund. See Note 5 of Notes to Consolidated Financial Statements.

    The approximate number of holders of record of the Company's common stock as of March 18, 1997 was 107 according to Chase Mellon, the Company's transfer agent.

ITEM 6. SELECTED FINANCIAL DATA

                                                                           YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                            ----------  ---------  ---------  ---------  ---------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

Revenues:
  Service fees............................................  $  104,602  $  85,025  $  48,100  $  26,733  $  19,122
  Premiums earned and other income........................       4,309        701      2,203        524     --
  Investment income.......................................       2,255      2,163      1,397        587        323
                                                            ----------  ---------  ---------  ---------  ---------
    Total revenues........................................     111,166     87,889     51,700     27,844     19,445

Expenses:
  Agent commissions and other direct costs................      71,082     52,612     30,475     20,203     14,065
  Losses incurred and other expenses......................       2,420     (2,013)     1,428     --         --
  General and administrative expenses.....................      33,699     28,886     11,526      5,765      4,882
  Restructuring and non-core expenses.....................       6,510     --         --         --         --
  Legal matters...........................................       7,458     --         --         --         --
  Interest expense........................................       1,478        859        394        431        505
                                                            ----------  ---------  ---------  ---------  ---------
    Total expenses........................................     122,647     80,344     43,823     26,399     19,452

(Loss) income before income taxes
  and minority interest...................................     (11,481)     7,545      7,877      1,445         (7)
  Income taxes............................................       3,345     (2,943)    (2,274)    --         --
  Minority interest.......................................         (67)      (307)      (279)    --         --
                                                            ----------  ---------  ---------  ---------  ---------
    Net (loss) income.....................................      (8,203)     4,295      5,324      1,445         (7)

  Redeemable preferred stock dividend.....................        (239)    --         --         --         --
                                                            ----------  ---------  ---------  ---------  ---------
    Net (loss) income attributable to common stock........  $   (8,442) $   4,295  $   5,324  $   1,445  $      (7)
                                                            ----------  ---------  ---------  ---------  ---------
                                                            ----------  ---------  ---------  ---------  ---------

Pro Forma Data(1):
  Historic net (loss) income..............................  $   --      $  --      $   5,324  $   1,445  $      (7)
  Pro forma provision for income taxes....................      --         --           (281)      (542)         3
                                                            ----------  ---------  ---------  ---------  ---------
  Pro forma net (loss) income.............................  $   --      $  --      $   5,043  $     903  $      (4)
                                                            ----------  ---------  ---------  ---------  ---------
                                                            ----------  ---------  ---------  ---------  ---------

  Pro forma net income per common share...................  $   --      $  --      $     .91  $     .22  $  --

  Net (loss) income per common share......................  $    (1.04) $     .51  $  --      $  --      $  --

  Weighted average common shares
    outstanding...........................................       8,109      8,353      5,562      4,074     --

                                                                         YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                             1996        1995       1994       1993       1992
                                                          ----------  ----------  ---------  ---------  ---------
                                                                 (IN THOUSANDS, EXCEPT NUMBER OF POLICIES)
STATISTICAL DATA(2):

MPCI:
    Buy-Up Coverage premiums............................
    serviced(3)(4)......................................  $  222,422  $  155,249  $ 114,576  $  70,709  $  45,752
    Market share........................................       15.9%       14.4%      12.5%       9.4%       6.0%
    Number of policies..................................      99,389      71,114     53,267     36,050     24,167

    Basic Coverage premiums serviced(4).................  $   48,525  $   34,954  $  --      $  --      $  --
    Market share........................................       22.6%       20.2%     --         --         --
    Number of policies..................................      49,494      42,642     --         --         --

Crop Hail:
    Premiums serviced...................................  $   82,991  $   69,625  $  26,164  $   9,951  $   9,564
    Market share........................................       13.2%       13.3%       5.0%       2.0%       2.3%
    Number of policies..................................      35,479      32,720     12,940      4,942      4,168

BALANCE SHEET DATA:

Total assets............................................  $  158,929  $  153,465  $  88,175  $  35,230  $  20,337
Long-term debt, excluding current installments..........       2,654       3,374      1,978      1,621        618
Redeemable preferred stock..............................    10,000(5)     --         --          3,250     --
Stockholders' equity....................................      33,752      44,342     38,669      1,960      1,176

------------------------

(1) Reflects federal and state income taxes as if the Company's subsidiaries had not been treated as S Corporations during periods prior to the Company's initial public offering in June 1994.

(2) Statistical data related to MPCI are presented on a July 1 to June 30 crop year basis (e.g., information for 1996 relates to July 1, 1995 to June 30, 1996 crop year). All crop hail statistics are presented on a calendar year basis. Market share information for MPCI and crop hail is derived from industry statistics published by the FCIC and National Crop Insurance Services, a statistical and rate filing organization ("NCIS"), respectively. Market share information for Basic Coverage is only based on the total Basic Coverage premiums written by private insurers.

(3) MPCI premiums represent premiums actually paid by the policyholder plus the portion of the premium subsidized and actuarially assumed by the FCIC.

(4) MPCI premiums serviced in the 1995 crop year represent actual premiums serviced by the Company and exclude the effect of the Dawson acquisition.

(5) Represents issuance of redeemable preferred stock to Fireman's Fund in July 1996. See Note 5 to Notes to Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

    The following should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included elsewhere in the Company's Annual Report on Form 10-K.

AGENCY OPERATIONS

SERVICE FEES

    The Company's agency operations revenues include service fees related to the servicing of MPCI and crop hail insurance, excess loss adjusting expense reimbursement related to MPCI premiums serviced and profit sharing amounts, if any, resulting from underwriting gains, if any, on the premiums it services.

    For Buy-Up Coverage, the Company is entitled to the expense reimbursement payable by the FCIC. This expense reimbursement is passed through to the Company under its MPCI contracts with third party insurance companies and is paid directly to the Company for MPCI premiums underwritten by its property and casualty insurance subsidiaries. For the 1997 crop year, beginning July 1, 1996, the expense reimbursement for Buy-Up Coverage was established by the FCIC at 29%. For the 1996 and 1995 crop years, the expense reimbursement for Buy-Up Coverage was established by the FCIC at 31%.

    For Basic Coverage, the Company retains a portion of the administrative fee paid by the insured and receives an amount for loss adjusting expenses (regardless of the loss experience of the insureds), which amounts are passed through or paid directly to the Company under its MPCI contracts. For Basic Coverage, the Company's portion of the administrative fee is up to the first $100 of the fee paid by the insured and the loss adjusting expense reimbursement which is equal to 4.7% of an imputed premium (based upon a 65% production guarantee at a 100% price election).

    The expense reimbursement level for the 1998 and 1999 crop years for Buy-Up coverage is limited under the Reform Act to levels not to exceed 28% and 27.5%, respectively. See the following paragraph for a discussion of proposed changes to the expense reimbursement level for the 1998 crop year. Because the Company's MPCI service fees are directly related to the expense reimbursement established by the FCIC, the Company's future MPCI service fees will be affected by reductions in the level of expense reimbursement. Prior to the 1996 crop year, the impact of FCIC expense reimbursement level reductions on the Company's net earnings had been minimized because the Company had reduced its agents' commissions in order to minimize the impact on its margin on MPCI business. MPCI agent commissions vary by agent depending on such factors as the volume of premium produced by the agent, whether or not the agent is responsible for any direct costs and other competitive factors. The Company believes, based on competitive factors within the industry, that it will have to absorb a significant portion of the expense reimbursement reduction in the 1997 crop year.

    On March 20, 1997, a draft of the SRA (effective for the 1998 crop year) was released by the FCIC. The draft SRA proposes to revise the expense reimbursement for Buy-Up Coverage to an amount equal to a flat $100 per policy plus 18% of the premium related to that policy (17% in the case of Crop Revenue Coverage policies, a revenue protection coverage introduced by the FCIC in the 1997 crop year). For Basic Coverage, private companies would receive a flat $50 per policy plus 4.8% of the premium related to that policy (based on a 50% production guarantee at a 60% price election). The draft SRA also proposes certain changes to the risk sharing arrangement (calculation of underwriting gain or loss on premiums retained by private companies) between private companies and the FCIC. Under the proposed draft, private companies would receive the expense reimbursement in one installment at the time acreage reports are reported to and validated by the FCIC. The draft SRA also proposes certain other changes to the administration of the MPCI program, including certain compliance and program integrity issues. Earlier in 1997 and as a part of the Clinton Administration's budget proposal for the government's 1998 fiscal year, funding for the expense reimbursement was proposed at 24.5% for the 1998 crop year.

    The Company is not able to predict whether any or all of the proposed revisions to the SRA will ultimately be adopted, but believes that the proposed revisions (particularly the revisions to the expense reimbursement), if implemented as proposed, would have an adverse impact on the Company's results of operations in the 1998 crop year. The FCIC has requested written comments on the proposed SRA draft by April 11, 1997. The Company cannot predict what the final terms of the SRA will ultimately be or what other legislative or administrative actions may occur as a part of the SRA revision process or the federal budget process. For the 1998 crop year the Company expects to negotiate with agents regarding reduced commissions on Buy-Up coverage to offset expense reimbursement reductions, however, there is no assurance that any reduction will be able to be passed through to agents as a result of competitive or other factors.

    Under its MPCI contracts, the Company is also entitled to receive any excess loss adjustment expense reimbursement from the FCIC. The FCIC pays contracting insurance companies an amount up to 4% of premium on Buy-Up coverage for excess loss adjusting expenses on such coverage if loss ratios on the Company's total book of MPCI business, by state and by risk retention fund, are in excess of the ratios established by the FCIC. Generally, the excess loss adjustment expense reimbursement increases as the loss ratio increases. Under Basic Coverage policies, the FCIC pays contracting insurance companies an amount up to 1.7% of the imputed premium for excess loss adjusting expenses in the event loss ratios on the overall book of Basic Coverage are in excess of loss ratios established by the FCIC.

    Additionally, the Company has arrangements with its third party insurance companies pursuant to which it is entitled to receive a percentage of the underwriting gains, if any, on MPCI premiums it services. These gains, or profit sharing, are reflected as additional service fees.

    The Company's operating results may vary significantly depending on the underwriting results of the premiums serviced and underwritten by it. The Company does not assume any of the underwriting loss under its MPCI agreements with third party insurers; and under the Company's MPCI agreement with Fireman's Fund, there is no loss carryforward to reduce future underwriting gains. Underwriting gains or losses on crop insurance are generally not determinable until sometime after the second quarter of any year and, accordingly, the Company expects that revenues, if any, from these arrangements will typically be recognized in the third and fourth quarters. Underwriting gains on premiums serviced by the Company are recognized by the Company as additional service fees and, because they generally have very low related expenses, can have a material impact on the Company's operating results. Accordingly, although the Company's risk management strategy is to minimize its exposure to underwriting risk, the Company's earnings can be materially affected by factors which impact underwriting results and, accordingly, its portion of any underwriting gains, including the timing and severity of losses from storms and other natural perils.

    The Company's service fees related to crop hail insurance are a percentage of the premiums serviced for third party insurance companies.

AGENT COMMISSIONS AND OTHER DIRECT COSTS

    Agent commissions and other direct costs related to marketing and servicing MPCI are obligations of the Company under its MPCI agreements and, accordingly, are reflected as expenses of the Company. Additionally, agent commissions and other direct costs on crop hail insurance are generally direct obligations of the Company and, therefore, are reflected as expenses of the Company. Under the Company's crop hail contract with CNA, agent commissions and other direct costs, except loss adjusting expense, are the direct obligations of CNA and therefore are not reflected as an expense of the Company.

    Other direct costs include overwrite fees payable to third party insurance companies, loss adjusting expenses, premium taxes on crop hail insurance, bureau fees and other costs. These costs, except for loss adjusting expense, vary proportionally with the amount of premiums serviced. Beginning in the 1997 crop year and as a result of the restructuring of its MPCI agreement with Fireman's Fund, the Company will no longer pay any overwrite fees on MPCI premiums it places with Fireman's Fund.

    Loss adjustment expenses are based on management's estimate of all Company adjusting costs to settle claims incurred or to be incurred on policies on which revenue has been recognized. The estimate is reviewed periodically and variances, if any, in estimated versus actual amounts are reflected in current operations. In some instances, agents are responsible for loss adjusting expenses or other direct costs associated with policies sold by them, and those agents generally receive higher commissions in return for the assumption of those direct costs. Bureau fees are fees charged by NCIS for providing rates and procedures required to be used by the FCIC.

RECOGNITION OF SERVICE FEES AND DIRECT COSTS

    Crop Growers recognizes service fees from MPCI policies and the related direct costs as of the sales closing date for the particular policy. The sales closing date, which is established by the FCIC, is the date on which coverage for a crop must be bound or renewed by the policyholder and when substantially all required services relating to placing the insurance have been rendered by the Company. Unless canceled by the farmer, policies in place from the prior year automatically renew on the same terms on the sales closing date.

    Since sales closing dates precede the date on which farmers plant their insured crop, MPCI coverage and related premiums are estimated by the Company until the farmer subsequently submits his or her report on actual acreage planted. The effect of changes in such estimated premiums are included in the results of operations in the period in which the estimates are changed.

    For crop hail insurance, service fees are recognized when the insurance coverage is accepted by the insurance company, which is concurrent with the completion of substantially all services required to be performed by the Company. Direct costs such as agent commissions, loss adjusting and premium taxes are recognized at the time service fees are recognized.

    The Company recognizes service fees under the profit sharing provisions of its agreements with third party insurance companies when a reasonable estimate can be made. The Company generally recognizes profit sharing, if any, in the third and fourth quarters.

SOFTWARE OPERATIONS

    The Company's software operations revenues include sales of VisAg-TM-software, mapping products, and hardware products. Costs include commissions on software and mapping sales, mapping product development costs, hardware costs, and other direct costs such as shipping, postage, and packaging. The VisAg-TM-product is a PC-based map driven farm management system designed for use by small family farms to large corporate operations. Mapping products are computer generated geo-referenced maps which allow an agent or farmer to view an entire agricultural operation on a single map. Hardware products represent various hardware products manufactured by third parties sold to agents and other outside customers. Revenues from the sale of VisAg-TM-, mapping products and hardware are recognized upon shipment to the customer.

    Sales of VisAg-TM- and other mapping products have not made a significant contribution to revenues or earnings since their introduction. Management continues to assess the VisAg-TM- product marketing and distribution strategy, does not expect to achieve significant profitability in its software operations in 1997 and will seek to manage these operations to a break even level. The Company does, however, continue to believe map based technology is important in supporting its crop insurance operations and will continue to develop products or applications for use by its agency distribution network.

INSURANCE OPERATIONS

    The Company's insurance operations include premiums earned and losses incurred on Buy-Up and Basic Coverages, crop hail, and farm and ranch insurance coverages underwritten and retained by the Company's property and casualty insurance company subsidiaries.

    For the 1996 and 1997 crop years, the Company did not and will not retain any MPCI premiums underwritten by its insurance company subsidiaries. For the 1996 crop hail season, the Company retained 15% of crop hail premiums underwritten by Dawson. In 1995, Dawson retained a certain amount of risk on premiums underwritten and reinsured prior to its acquisition by the Company in excess of the Company's risk retention strategy.

INVESTMENT INCOME

    Historically, the Company has derived investment income from interest charged to policyholders who elect not to pay their MPCI premiums on the FCIC established due date and from investments. Under the MPCI program, the FCIC charges interest at a rate of 1.25% per month on overdue premiums and the insurance company, which is responsible for payment of the policyholder's premiums to the FCIC, passes such interest cost on to the policyholder.

    The Company has agreed with its contracting insurance companies to assume the responsibility for such payments to the FCIC and, therefore, receives interest payments made by policyholders on deferred premiums. In the event of an insured loss, the Company deducts premium payments and interest, if any, from the claim payment to the farmer.

    The Company also earns investment income on interest and dividends on investment securities and excess cash invested at certain times of the year, which typically occurs after MPCI and crop hail premiums are collected. Realized gains and losses on the sale of investments are included in investment income. Also included in investment income are income and losses on investments in companies which are 50% or less owned by the Company, which are accounted for under the equity method.

SEASONALITY

    The Company's quarterly operating results vary substantially from quarter to quarter as a result of various factors, including MPCI sales closing dates, crop production cycles and recognition of underwriting gains, if any. The Company recognizes the highest amount of service fees and related direct costs in the first quarter because the sales closing date for the majority of spring crops is March 15. The majority of these amounts are attributed to service fees related to MPCI. Virtually all of the Company's service fees and direct costs related to crop hail insurance are recognized in the second quarter. The Company generally recognizes its second highest amount of revenues and related direct costs in the third quarter because the MPCI sales closing date for the majority of fall crops is September 30. In addition, the Company may recognize a portion of underwriting gains or losses, if any, on the premiums it services or underwrites in the third quarter. In the fourth quarter, the Company also recognizes underwriting gains or losses, if any, on the premiums it services or underwrites, most of the interest income on MPCI deferred premium financing and service fees on MPCI premiums with sales closing dates occurring in the fourth quarter. Crop Growers cannot predict whether MPCI sales closing dates will be changed in the future, but any such change could have a material effect on the Company's quarterly results of operations. Because the Company's business is directly tied to the production cycle of crops, the Company expects that seasonal patterns in its operating results will continue.

RESULTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1996 AND 1995

    AGENCY OPERATIONS. Service fees in the year ended December 31, 1996 increased $19.6 million to $104.6 million from $85.0 million in the year ended December 31, 1995. Although overall MPCI premiums serviced increased during 1996, the increase was primarily the result of the acquisition of Dawson and FCIC established rate increases on MPCI premiums in the 1996 crop year. The increase was partially offset by a loss of premiums written by certain agencies who elected to have their premiums serviced by other insurance companies, a reduction in the expense reimbursement paid by the FCIC from 31% in the 1996 crop year to 29% in the 1997 crop year and the impact of the dissolution of its MPCI agreement with CNA. See "--Restructuring and Non-Core Expenses." Management believes the Company's premiums in the first quarter of 1997 will continue to be adversely impacted by certain factors including competitive pressures, principally relating to commissions, and the dissolution of its MPCI agreement with CNA.

    Also included in service fees is $10.9 million in profit sharing revenue in the year ended December 31, 1996 as compared to $9.1 million in the year ended December 31, 1995. The increase in profit sharing was primarily the result of the increase in premiums serviced in 1996 compared to 1995. Profit sharing revenue as a percentage of premiums serviced decreased to 4.9% in 1996 from 5.8% in 1995. The decrease was primarily attributed to less favorable underwriting results on the premiums serviced in 1996 as compared with 1995.

    In addition to profit sharing, the Company also recorded excess loss adjusting expense reimbursement of $2.0 million in the year ended December 31, 1996 as compared to $3.3 million in the year ended December 31, 1995. Included in the $3.3 million of excess loss adjusting expense reimbursement in 1995 was $1.7 million of excess loss adjusting expense reimbursement associated with hold harmless provisions on certain prevented planting claims specific to the 1995 crop year.

    Agent commissions and other direct costs in the year ended December 31, 1996 increased by $18.5 million to $71.1 million from $52.6 million in the year ended December 31, 1995. The increase in agent commissions and other direct costs was primarily a result of the increased MPCI and crop hail premiums serviced. Agent commissions increased as a percentage of premiums serviced in 1996 as compared to 1995 due to competitive pressures which forced the Company to, in several areas of the country, increase commissions offered to agents.

    Also included in agent commissions and other direct costs in the year ended December 31, 1996, were $3.2 million in charges related to the Company's assessment of the adequacy of the allowance for uncollectible receivables. Approximately $2.0 million of this charge was recognized in the fourth quarter of 1996. These charges, resulted from management's ongoing review and analysis of the collectibility of outstanding receivables which were recorded primarily during 1994, 1995 and 1996. The Company, through review of historical trends and analysis, evaluates the adequacy of its allowance each quarter and charges to the allowance are made at such date, if necessary, based on management's best estimate of collectibility of the then outstanding receivables. In determining the necessary allowance for uncollectible receivables at December 31, 1996, the Company considered (i) the historical collection experience of receivables, (ii) the collectibility of certain balances, and (iii) the growth in the volume of premiums serviced. The Company also considered that collection efforts during a portion of 1996 were not performed efficiently which increased the aging of the receivables. The Company believes that collection efforts have been refocused, but the increased agings have increased the Company's credit exposure on historical balances thus resulting in the need for a larger allowance. Additionally, the Company considered its decision to enforce the MPCI policy cancellation provisions for non-payment of premiums by the insured. During 1996, the Company implemented a policy whereby, virtually all uncollected policies were canceled. This policy change should allow the Company to more quickly determine potential uncollectible accounts. The short-term effect was additional collection efforts and an increase in the amount of uncollectible accounts. The long-term benefit is expected to be fewer bad debts related to ongoing policies serviced. The Company does not believe that the decision to enforce the policy cancellation provision will have a significant impact on its service fee revenues.

    INSURANCE OPERATIONS. Premiums earned increased to $2.5 million in 1996 from $(182,000) in 1995. Losses incurred increased in 1996 to $1.3 million from $(2.3) million. The increases were primarily due to crop hail premiums underwritten and retained by Dawson in 1996. Dawson was not acquired until July 1995 which was after most crop hail premiums had been written for 1995.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 16.6% in the year ended December 31, 1996 to $33.7 million from $28.9 million in the year ended December 31, 1995. The increase was due primarily to the increase in the number of employees hired to service increased MPCI premium and crop hail premium volume and additional general and administrative costs incurred as a result of the acquisitions made by the Company in 1995 as the operations have now been included for a full year.

    Depreciation and amortization expenses increased to $3.3 million in the year ended December 31, 1996 from $2.4 million in the year ended December 31, 1995. The increase was primarily a result of increased property and equipment purchased in late 1995 and 1996 and an increase in the amortization of intangible assets as a result of the acquisitions during 1995.

    RESTRUCTURING AND NON-CORE EXPENSES. In 1996, as a result of management's assessment of the Company's core operation and focus on improving the consistency of its financial performance and improving shareholder returns, the Company recorded costs related to the relocation of the Company's corporate headquarters and main office to Overland Park, Kansas, of $2.0 million, write downs and losses on assets to be disposed of consisting of real estate and software mapping of $1.3 million, losses on the discontinuation of certain non-core business operations of $2.0 million, and costs accrued as a result of the cancellation of certain agreements and contracts with third parties of $1.1 million.

    Additionally, as a result of the dissolution of its MPCI agreement with CNA, the Company was required to request agents to cancel and rewrite MPCI policies previously written on CNA paper to Fireman's Fund, or one of its insurance subsidiaries paper. For other competitive factors, including significant incentive fees being offered to agents by competitors to induce agents to transfer their books of business, the Company offered incentive fees to agents to compensate them for obtaining the necessary cancellation and rewrite forms from policyholders. In the year ended December 31, 1996, the Company agreed to pay approximately $300,000 relating to transferred business. The Company expects to pay approximately $1.5 million to $1.8 million of additional incentive fees in the first quarter of 1997 as part of the cancellation and rewrite process. The Company anticipates accruing these amounts consistent with the Company's revenue recognition method. The Company believes these costs are a one-time expenditure.

    LEGAL MATTERS. In the year ended December 31, 1996, the Company incurred approximately $4.0 million in expenses, primarily legal fees, in connection with indictments of the Company and certain of its former officers by the Independent Counsel appointed to investigate matters relating to former Secretary of Agriculture, Mike Espy. Included in this amount, are amounts advanced by the Company pursuant to indemnification agreements between the former officers and the Company for the defense of the case. In January 1997, the Company settled this matter and agreed to pay $2.0 million. This amount, which is not tax deductible, was accrued as an expense in 1996.

    The Company also incurred approximately $200,000 in the year ended December 31, 1996 in connection with defending a shareholder class action lawsuit filed in May 1995. In February 1997, the Company settled this matter and agreed to pay $2.5 million, $1.22 million of which is payable by the Company and the remainder of which is payable under the terms of a directors' and officers' insurance policy. The $1.22 million was accrued as an expense in 1996.

    INTEREST EXPENSE. Interest expense increased to $1.5 million in the year ended December 31, 1996 from $859,000 in the year ended December 31, 1995. The increase in interest expense was a result of additional borrowings necessary to finance operating expenses attributed to the increase in premium volumes as well as MPCI deferred premiums in the 1996 crop year.

YEARS ENDED DECEMBER 31, 1995 AND 1994

    AGENCY OPERATIONS. Service fees in the year ended December 31, 1995 increased $36.9 million to $85.0 million from $48.1 million in the year ended December 31, 1994. The increase in service fees was primarily the result of an increase in MPCI and crop hail premiums serviced, underwriting gains and revenues from excess loss adjustment expense reimbursement. The increase in MPCI premiums serviced was due, in part, to the overall increase in the Buy-Up Coverage market as a result of the Reform Act, and the addition of Basic Coverage beginning with the 1995 crop year. Actual premiums serviced by the Company (including Dawson) during the 1995 crop year were $191.4 million and $39.5 million for Buy-Up and Basic Coverage, respectively. During the 1995 crop year, the FCIC made a one time change (in large part due to excess moisture which delayed planting in certain states) to excess loss adjustment expense reimbursement to allow companies to recover additional loss adjusting expenses associated with adjusting prevented planting claims. The Company recognized $3.3 million in excess loss adjustment expense reimbursement from the FCIC attributable to the 1995 crop year. A significant portion of this was related to preventive planting claims. Crop hail premiums serviced increased as a result of growth in the Company's business and as a result of the Dawson acquisition.

    Service fees also increased as the Company recognized $9.1 million of underwriting gains in the year ended December 31, 1995 compared to $3.1 million in the year ended December 31, 1994. The increase in the Company's share of underwriting gains was primarily a result of increased premiums serviced, the fact that there was no loss carryforward remaining under its MPCI contract with CNA and favorable underwriting results on premiums retained by Dawson.

    Agent commissions and other direct costs increased by $22.1 million to $52.6 million for the year ended December 31, 1995 compared to $30.5 million for the year ended December 31, 1994. The increase in agent commissions and other direct costs was a result of the increased MPCI premiums serviced by the Company during the year ended December 31, 1995 compared to the same period in 1994 and as a result of the loss adjusting costs associated with adjusting of claims incurred in prevented planting. These increases were partially offset by the agency acquisitions completed during the year which had the effect of moving direct costs to general and administrative expenses as these agents became employees. In addition, overwrite fees payable to third party insurance companies decreased slightly as Plains and Dawson underwrote a larger percentage of the premiums serviced by the Company in the year ended December 31, 1995 compared to 1994. As a percentage of service fees, related agent commissions and other direct costs decreased to 62.5% in 1995 from 63.5% in 1994.

    INSURANCE OPERATIONS. Premiums earned decreased in 1995 to $(182,000) from $1.3 million in 1994. Losses incurred decreased in 1995 to $(2.3) million from $1.3 million in 1994. The decreases were due primarily to the acquisition of Dawson. In connection with the purchase of Dawson, at July 14, 1995, initial estimates were made of premiums and losses related to the MPCI and crop hail business underwritten by Dawson prior to the acquisition. The Company's practice is to estimate a breakeven underwriting result until late in the third quarter, when more information is available on the underwriting results of its premiums serviced. Subsequent to the acquisition, the FCIC changed the MPCI program to provide insurance companies relief for most of the prevented planting losses, and as a result the level of loss reserves estimated at the acquisition date was higher than the amount ultimately necessary. This reduction of loss reserves along with other changes in estimates made as of the acquisition date, resulted in the business acquired having an underwriting gain of approximately $2.3 million.

    INVESTMENT INCOME. Investment income increased $766,000 in the year ended December 31, 1995 to $2.2 million from $1.4 million in the year ended December 31, 1994. The increase in investment income was due primarily to realized gains on investment securities sold during 1995 to fund the Dawson acquisition.

    INTEREST EXPENSE. The increase in interest expense was primarily due to additional borrowings necessary to finance MPCI deferred premiums and operating expenses attributed to the increase in premium volume as a result of the extension by the FCIC of reporting deadlines for the 1995 crop year (which delayed the Company's receipt of a portion of the expense reimbursement payable to the Company on MPCI premiums) as well as additional long-term debt incurred on the permanent financing of the Company's former headquarters in Great Falls, Montana.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 150.6% to $28.9 million in the year ended December 31, 1995 from $11.5 million in the year ended December 31, 1994. The increase was due primarily to the increase in the number of employees hired to service the increased MPCI premium volume and additional general and administrative costs incurred as a result of the acquisitions made by the Company in 1995. At December 31, 1995 the Company had 524 employees, 142 of which were hired in 1995 as a result of acquisitions, compared to 228 at December 31, 1994. The Company also incurred significant start-up costs including development and marketing costs associated with the initial release of VisAg-TM- in December 1995.

    Depreciation and amortization expenses increased to $2.4 million in the year ended December 31, 1995 from $1.0 million for the year ended December 31, 1994. The increase was primarily a result of increased property and equipment purchased to support the growth of the Company and an increase in the amortization of intangible assets as a result of acquisitions.

    INCOME TAXES. For the year ended December 31, 1994, the Company recognized approximately $264,000 of a rehabilitation tax credit related to the renovation of the Company's new office building which qualified as a historic structure. This had the effect of reducing the Company's effective tax rate as compared to the year ended December 31, 1995.

    MINORITY INTEREST. Minority interest represents dividends accrued and the accretion of discount on preferred stock issued in March of 1995, to fund the Dawson acquisition. Also included in minority interest are earnings attributed to minority shareholders.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES

    Net cash provided by operating activities was $5.4 million and $2.9 million during 1996 and 1994, respectively, compared with cash used by operating activities of $16.0 million in 1995. The increase in cash provided by operating activities in 1996 was primarily the result of the receipt of income tax refunds in 1996 and the delay in payment of operating expenses until January 1997. In 1995, the FCIC extended the payment due dates for the 1995 crop year by one month for policyholders which delayed policyholders payments to the Company for MPCI premiums due. This had the effect of delaying the Company's receipt of a portion of the expense reimbursement payable to the Company on MPCI premiums serviced. This delay, which did not happen in 1994, nor reoccur in 1996, substantially increased cash used for operations during 1995.

INVESTING ACTIVITIES

    Cash provided by investing activities was $22.4 million and $699,000 for 1996 and 1995, respectively, compared with cash used by investing activities of $37.3 million in 1994. Historically, most of the Company's cash flow has been used to pay premiums due to the FCIC in the last quarter of the year on behalf of policyholders in order to earn the spread between the interest charged to the policyholders, which is equal to the rate established by the FCIC, and the Company's cost of funds. The increase in cash provided by investing activities in 1996 was primarily a result of the Company not financing the premiums payable to the FCIC on the 1996 crop year. In November 1996, Crop Growers and Fireman's Fund amended their MPCI agreement pursuant to which Fireman's Fund financed the premiums on behalf of the policyholders in exchange for the interest charged on the deferred premiums. The Company continues to administer the collection of the receivables and is ultimately responsible for the collection of the balances. The Company receives a fee for administrative costs related to the premiums financed. Deferred premiums financed at December 31, 1995, were $22.1 million compared to $27.6 million at December 31, 1994. The portion of deferred premiums financed at December 31, 1995, was less than 1994, due to less available funds to finance premiums, primarily as a result of the Company's use of funds to finance the acquisition of Dawson and the delay in receiving the excess loss adjusting expense reimbursement from the FCIC for prevented planting until January, 1996.

    The remaining investing activities of the Company have been primarily purchases and sales of investment securities, acquisitions and purchases of property and equipment needed as a result of the growth of the Company. During 1996, a portion of the proceeds from the $6.1 million sale of investment securities were used by the Company to assist in funding operations during 1996 and early 1997. Additionally, during 1995, the Company used $9.1 million in proceeds from the sale of investment securities to fund the acquisition of Dawson. During 1994, the Company invested $13.5 million in investment securities. This amount represented proceeds from the Company's two public offerings pending the need for corporate use.

FINANCING ACTIVITIES

    Cash used by financing activities was $25.4 million in 1996, compared with cash provided by financing activities of $18.6 million and $34.1 million for 1995 and 1994, respectively. The primary source of cash during 1996 was $10 million from the issuance of redeemable preferred stock to Fireman's Fund. The primary use of cash during 1996 was to repay amounts outstanding under the Company's line of credit of $32.2 million. The primary sources of cash during 1995 and 1994 were from draws on the Company's line of credit to pay the deferred premiums due to the FCIC on behalf of policyholders and $35.9 million in 1994 of net proceeds received in the Company's two public offerings. The Company also redeemed $3.5 million of subsidiary preferred stock during 1994.

    In addition, during 1996, the Company repurchased $2.1 million of common stock from employees and certain former executive officers under separation agreements with the officers and employees. The Company purchased an additional $85,000 of stock in January 1997 as the last required purchases under the agreements. See Note 8 of Notes to Consolidated Financial Statements.

    The Company paid $239,000 in dividends during 1996 relating to its preferred stock issued to Fireman's Fund in July 1996. The Company has not paid dividends on its common stock. The Company currently intends to retain earnings to finance the growth and development of its business and does not currently anticipate paying cash dividends on its common stock in the foreseeable future.

CAPITAL RESOURCES

    Historically, the Company has maintained lines of credit to finance working capital needs and premiums on behalf of policyholders who elect not to pay their MPCI premiums on the FCIC established due date and to fund crop hail losses in advance of reimbursement from the contracting insurance companies. These lines of credit expired in October and November 1996 and were not renewed.

    In connection with the March 1997 acquisition agreement between the Company and Fireman's Fund, Fireman's Fund has agreed to provide the Company with a working capital line of credit of up to $15 million subject to certain borrowing base limitations in the event that the Company is not able to secure third party financing. The credit agreement includes restrictive covenants and the requirement to maintain certain financial ratios and minimum net worth. The commitment which will expire in March 1998, does not contain any loan or commitment fees and borrowings bear interest at national bank's base rate. If the Company were to terminate the acquisition agreement with Fireman's Fund, any amounts then outstanding under the line of credit would become immediately due and payable.

    In addition, under the crop hail general agency agreement between the Company and Fireman's Fund, Fireman's Fund will fund crop hail losses. Accordingly, the Company will not need to finance crop hail losses in 1997.

    The Company believes that the cash generated from operations and the availability of borrowings under the Fireman's Fund commitment to provide working capital will provide sufficient resources to finance the Company's current operations and projected working capital needs for the next 12 months.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                            ---------
Independent Auditors' Report..............................................................................  D-31

Consolidated Financial Statements:

  Statements of Operations for the years ended December 31, 1996, 1995 and 1994...........................  D-32

  Balance Sheets as of December 31, 1996 and 1995.........................................................  D-33

  Statements of Stockholders' Equity for the years ended December 31, 1996, 1995 and 1994.................  D-34

  Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994...........................  D-35

Notes to Consolidated Financial Statements................................................................  D-36

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders

Crop Growers Corporation:

    We have audited the accompanying consolidated balance sheets of Crop Growers Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Crop Growers Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Kansas City, Missouri
March 28, 1997

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                       1996         1995         1994
                                                                   ------------  -----------  -----------
Revenues:
  Service fees...................................................  $104,602,376  $85,025,204  $48,100,395
  Premiums earned and other income...............................     4,308,467      700,910    2,202,499
  Investment income..............................................     2,255,324    2,162,613    1,396,713
                                                                   ------------  -----------  -----------
    Total revenues...............................................   111,166,167   87,888,727   51,699,607
Expenses:
  Agent commissions and other direct costs.......................    71,082,490   52,611,960   30,475,468
  Losses incurred and other expenses.............................     2,420,666   (2,012,311)   1,427,218
  General and administrative expenses............................    33,698,919   28,885,688   11,525,930
  Restructuring and non-core expenses............................     6,509,628      --           --
  Legal matters..................................................     7,458,044      --           --
  Interest expense...............................................     1,477,595      858,640      394,167
                                                                   ------------  -----------  -----------
    Total expenses...............................................   122,647,342   80,343,977   43,822,783
                                                                   ------------  -----------  -----------
  (Loss) income before income taxes and minority interest........   (11,481,175)   7,544,750    7,876,824
    Income tax benefit (expense).................................     3,345,732   (2,942,452)  (2,273,435)
    Minority interest............................................       (67,227)    (306,987)    (279,819)
                                                                   ------------  -----------  -----------
  Net (loss) income..............................................    (8,202,670)   4,295,311    5,323,570
    Redeemable preferred stock dividend..........................      (238,889)     --           --
                                                                   ------------  -----------  -----------
  Net (loss) income attributable to common stock.................  $ (8,441,559) $ 4,295,311  $ 5,323,570
                                                                   ------------  -----------  -----------
                                                                   ------------  -----------  -----------
Pro forma data (see Note 7):
  Historic net income............................................  $    --       $   --       $ 5,323,570
  Pro forma provision for income taxes...........................       --           --          (280,975)
                                                                   ------------  -----------  -----------
  Pro forma net income...........................................  $    --       $   --       $ 5,042,595
                                                                   ------------  -----------  -----------
                                                                   ------------  -----------  -----------
Pro forma net income per common share............................  $    --       $   --       $      0.91
                                                                   ------------  -----------  -----------
                                                                   ------------  -----------  -----------
Net (loss) income per common share...............................  $      (1.04) $       .51  $   --
                                                                   ------------  -----------  -----------
                                                                   ------------  -----------  -----------
Weighted average common shares outstanding.......................     8,108,600    8,352,837    5,562,374
                                                                   ------------  -----------  -----------
                                                                   ------------  -----------  -----------

          See accompanying notes to consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995

                                                                       1996          1995
                                                                   ------------  ------------
                                           ASSETS
Investments:
  Fixed maturities, held to maturity.............................  $  1,308,439  $  2,311,177
  Fixed maturities, available for sale...........................     5,199,708     5,838,391
  Equity securities, available for sale..........................       --          1,757,540
                                                                   ------------  ------------
    Total investments............................................     6,508,147     9,907,108

Cash and cash equivalents--corporate funds.......................     8,635,308     6,315,417
Cash and cash equivalents--restricted funds......................     7,496,818       665,153
Premiums receivable, net.........................................    57,536,838    60,944,012
Underwriting gain receivable.....................................    14,317,285    12,926,642
Reinsurance balances recoverable.................................    32,625,869    31,779,006
Property and equipment, net......................................     5,242,447    11,687,066
Intangible assets, net...........................................     9,857,238    10,528,630
Income tax recoverable...........................................     4,949,064     5,434,737
Deferred tax asset...............................................     1,861,640       --
Other assets.....................................................     9,898,474     3,277,131
                                                                   ------------  ------------
                                                                   $158,929,128  $153,464,902
                                                                   ------------  ------------
                                                                   ------------  ------------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Premiums payable.................................................  $ 29,504,825  $  6,336,084
Commissions payable..............................................    16,239,692    14,142,811
Underwriting gain payable........................................     1,216,780     4,512,961
Deferred tax liability...........................................       --          1,244,852
Accounts payable and accrued liabilities.........................    12,253,886     4,259,312
Reinsurance balances payable.....................................    17,010,461    17,787,551
Loss reserves....................................................    32,147,342    21,726,157
Deferred service fees............................................     3,513,445     2,678,871
Notes payable to bank............................................       --         32,245,539
Long-term debt...................................................     3,290,672     4,188,540
                                                                   ------------  ------------
                                                                    115,177,103   109,122,678
Redeemable preferred stock.......................................    10,000,000       --

Stockholders' equity
  Common stock (par value $.01): 40,000,000 shares authorized;
    7,970,251 and 8,172,581 shares issued and outstanding at
    December 31, 1996 and December 31, 1995, respectively........        79,702        81,726
  Paid-in capital................................................    36,729,115    38,244,567
  Accumulated (deficit)/retained earnings........................    (3,086,499)    5,881,973
  Unrealized appreciation of fixed maturity and equity
    investments, net of taxes....................................        54,707       208,958
  Unearned compensation..........................................       (25,000)      (75,000)
                                                                   ------------  ------------
    Total stockholders' equity...................................    33,752,025    44,342,224

Commitments and contingencies (Notes 11, 13 and 16)..............
                                                                   ------------  ------------
                                                                   $158,929,128  $153,464,902
                                                                   ------------  ------------
                                                                   ------------  ------------

          See accompanying notes to consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                                          ACCUMULATED      UNREALIZED
                                              COMMON STOCK                                 (DEFICIT)      APPRECIATION
                                          --------------------     PAID-IN    INVESTED     RETAINED      (DEPRECIATION)
                                           SHARES    PAR VALUE     CAPITAL     CAPITAL     EARNINGS      OF INVESTMENTS
                                          ---------  ---------   -----------  ---------  -------------   --------------
Balances, December 31, 1993.............     --       $ --       $   --       $ 643,191  $ 1,316,812       $ --
  Net income............................     --         --           --          --        5,323,570         --
  Net contributions.....................     --         --           --          29,130      --              --
  Reorganization........................  3,570,000    35,700      5,338,099   (672,321)  (4,701,478)        --
  Change in unrealized appreciation
    (depreciation) of fixed maturity
    investments, net of taxes...........     --         --           --          --          --              (71,734)
  Dividends and distributions...........     --         --        (4,140,000)    --          --              --
  Issuance of common stock, net of
    offering costs of $4,584,618........  4,180,748    41,807     35,829,186     --          --              --
  Issuance of restricted stock..........     20,000       200        149,800     --          --              --
  Restricted stock compensation
    earned..............................     --         --           --          --          --              --
                                          ---------  ---------   -----------  ---------  -------------   --------------
Balances, December 31, 1994.............  7,770,748    77,707     37,177,085     --        1,938,904         (71,734)
  Restatement for immaterial pooling of
    interests...........................    316,500     3,166         20,835     --         (352,242)        --
                                          ---------  ---------   -----------  ---------  -------------   --------------
Balances, December 31, 1994, as
  restated..............................  8,087,248    80,873     37,197,920     --        1,586,662         (71,734)
  Net income............................     --         --           --          --        4,295,311         --
  Issuance of common stock in
    conjunction with acquisition........     46,933       469        759,031     --          --              --
  Exercise of stock options.............     38,400       384        287,616     --          --              --
  Restricted stock compensation
    earned..............................     --         --           --          --          --              --
  Change in unrealized appreciation
    (depreciation) of fixed maturity and
    equity investments, net of taxes....     --         --           --          --          --              280,692
                                          ---------  ---------   -----------  ---------  -------------   --------------
Balances, December 31, 1995.............  8,172,581    81,726     38,244,567     --        5,881,973         208,958
  Net loss..............................     --         --           --          --       (8,202,670)        --
  Exercise of stock options.............      1,920        19         14,381     --          --              --
  Repurchase of common stock............   (204,250)   (2,043)    (1,529,833)    --         (526,913)        --
  Dividends paid on preferred stock.....     --         --           --          --         (238,889)        --
  Restricted stock compensation
    earned..............................     --         --           --          --          --              --
  Change in unrealized appreciation
    (depreciation) of fixed maturity and
    equity investments, net of taxes....     --         --           --          --          --             (154,251)
                                          ---------  ---------   -----------  ---------  -------------   --------------
Balances, December 31, 1996.............  7,970,251   $79,702    $36,729,115  $  --      $(3,086,499)      $  54,707
                                          ---------  ---------   -----------  ---------  -------------   --------------
                                          ---------  ---------   -----------  ---------  -------------   --------------


                                                             TOTAL
                                            UNEARNED     STOCKHOLDERS'
                                          COMPENSATION      EQUITY
                                          ------------   -------------
Balances, December 31, 1993.............   $  --          $ 1,960,003
  Net income............................      --            5,323,570
  Net contributions.....................      --               29,130
  Reorganization........................      --              --
  Change in unrealized appreciation
    (depreciation) of fixed maturity
    investments, net of taxes...........      --              (71,734)
  Dividends and distributions...........      --           (4,140,000)
  Issuance of common stock, net of
    offering costs of $4,584,618........      --           35,870,993
  Issuance of restricted stock..........    (150,000)         --
  Restricted stock compensation
    earned..............................      25,000           25,000
                                          ------------   -------------
Balances, December 31, 1994.............    (125,000)      38,996,962
  Restatement for immaterial pooling of
    interests...........................      --             (328,241)
                                          ------------   -------------
Balances, December 31, 1994, as
  restated..............................    (125,000)      38,668,721
  Net income............................      --            4,295,311
  Issuance of common stock in
    conjunction with acquisition........      --              759,500
  Exercise of stock options.............      --              288,000
  Restricted stock compensation
    earned..............................      50,000           50,000
  Change in unrealized appreciation
    (depreciation) of fixed maturity and
    equity investments, net of taxes....      --              280,692
                                          ------------   -------------
Balances, December 31, 1995.............     (75,000)      44,342,224
  Net loss..............................      --           (8,202,670)
  Exercise of stock options.............      --               14,400
  Repurchase of common stock............      --           (2,058,789)
  Dividends paid on preferred stock.....      --             (238,889)
  Restricted stock compensation
    earned..............................      50,000           50,000
  Change in unrealized appreciation
    (depreciation) of fixed maturity and
    equity investments, net of taxes....      --             (154,251)
                                          ------------   -------------
Balances, December 31, 1996.............   $ (25,000)     $33,752,025
                                          ------------   -------------
                                          ------------   -------------

          See accompanying notes to consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                       1996          1995          1994
                                                                   ------------  ------------  ------------
OPERATING ACTIVITIES:
  Net (loss) income..............................................  $ (8,202,670) $  4,295,311  $  5,323,570
  Adjustments to reconcile net (loss) income to net cash provided
    (used) by operating activities:
  Depreciation...................................................     1,758,218     1,249,632       485,046
  Amortization...................................................     1,583,216     1,165,840       550,385
  Deferred taxes.................................................    (3,006,769)      835,679       275,534
  Gain on sale of securities available for sale..................      (435,557)     (371,237)      --
  Loss on restructuring charges..................................     3,292,217       --            --
  Other changes, net of effect from acquisitions:
    Cash and cash equivalents, restricted funds..................    (6,831,665)     (665,153)      --
    Premiums receivable, net.....................................     3,407,174    59,074,738   (25,564,731)
    Premiums payable.............................................     2,369,733   (57,518,081)   14,010,143
    Underwriting gain receivable/payable.........................    (4,686,823)   (5,413,681)   (3,000,000)
    Commissions payable..........................................     2,096,881    (5,748,128)    4,261,797
    Loss reserves................................................    10,421,185   (35,548,868)    5,609,411
    Reinsurance balances recoverable.............................      (846,863)   14,485,003    (4,279,105)
    Reinsurance balances payable.................................      (777,090)   13,508,446     4,279,105
    Accounts payable and accrued liabilities.....................     7,994,577     1,194,787       659,361
    Income taxes.................................................       485,613    (6,643,277)      287,605
    Other........................................................    (3,230,408)      114,835        (2,010)
                                                                   ------------  ------------  ------------
Net cash provided (used) by operating activities.................     5,390,969   (15,984,154)    2,896,111
INVESTING ACTIVITIES:
  Change in company financed premiums............................    20,799,008     5,504,598   (15,233,082)
  Purchase of securities--available for sale.....................    (3,653,116)  (11,865,698)  (11,203,397)
  Purchase of securities--held to maturity.......................       --            --         (2,313,240)
  Proceeds from sales and maturities of securities--available for
    sale.........................................................     6,271,260    19,397,918        35,000
  Proceeds from maturities of securities--held to maturity.......     1,000,000       --            --
  Sale of assets held for sale...................................     1,430,000       --            --
  Purchases of intangible assets, including sales of assets,
    acquisitions of businesses, net of cash received.............    (1,124,331)   (6,215,541)   (2,140,338)
  Purchases of property and equipment............................    (2,367,215)   (6,122,241)   (6,413,749)
                                                                   ------------  ------------  ------------
Net cash provided (used) by investing activities.................    22,355,606       699,036   (37,268,806)
FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.........................        14,400       288,000    35,870,993
  Repurchase of common stock.....................................    (2,058,788)      --            --
  Preferred stock transactions...................................    10,000,000       --         (3,529,819)
  Change in notes payable to bank................................   (32,245,539)   18,193,539     5,052,000
  Proceeds from issuance of long-term debt.......................        30,264     2,350,864     1,731,511
  Repayment of long-term debt....................................      (928,132)   (2,207,231)   (1,053,568)
  Dividends and other distributions..............................      (238,889)      --         (3,957,072)
                                                                   ------------  ------------  ------------
Net cash (used) provided by financing activities.................   (25,426,684)   18,625,172    34,114,045
  Net change in cash and cash equivalents--corporate funds.......     2,319,891     3,340,054      (258,650)
Cash and cash equivalents--corporate funds beginning in year.....     6,315,417     2,975,363     3,234,013
                                                                   ------------  ------------  ------------
Cash and cash equivalents--corporate funds end of year...........  $  8,635,308  $  6,315,417  $  2,975,363
                                                                   ------------  ------------  ------------
                                                                   ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1996, 1995, AND 1994

(1) ORGANIZATION

    Crop Growers Corporation and subsidiaries (the Company) markets and services federal multi-peril crop insurance, crop hail and other insurance products on behalf of insurance companies, including its wholly-owned subsidiaries, Plains Insurance Company (Plains) and Dawson Hail Insurance Co. (Dawson). The Company is also involved in development and marketing of proprietary software applications for use in the agriculture industry by insurance agents and farmers.

    On March 5, 1997, Fireman's Fund and the Company entered into a definitive agreement by which Fireman's Fund would acquire the Company in a cash merger at $10.25 per share. The transaction is subject to, among other things, Company stockholder approval, regulatory approval and other customary conditions. Because of regulatory approvals and clearances, the transaction is not expected to close until mid-1997.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

    BASIS OF ACCOUNTING

    The accompanying consolidated financial statements have been prepared on the basis of generally accepted accounting principles ("GAAP") which, as to the insurance company subsidiaries, vary from statutory accounting practices prescribed or permitted by insurance regulatory authorities. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

    REVENUE RECOGNITION

    For multi-peril crop insurance, service fees are recognized based on estimates of premium as of the sales closing date which is when coverage for a crop must be applied for or renewed by the policyholder and when substantially all required services, except for loss adjusting relating to placing the insurance have been rendered. Actual premiums billed, which are based on actual planted acreage, may vary from the original estimates made at the sales closing date. The resulting adjustments are reflected in operations in the periods in which they are determined. For crop hail insurance, service fees are recognized when the insurance coverage is accepted by the insurance company, which is concurrent with the completion of substantially all services required by the Company. Direct costs such as agent commissions are recognized at the time service fees are recognized.

    Premiums associated with the underlying coverage are recognized as due from the insured or agent and payable to the United States Department of Agriculture's Federal Crop Insurance Corporation (FCIC), insurance company or reinsurance company concurrent with the recognition of service fees. Premiums on multi-peril and crop hail insurance written by Plains and Dawson are considered earned when written. For multi-peril crop insurance, premiums are written based on estimates of premium as of the sales closing date.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The Company is entitled to additional income on certain business written for or reinsured with third-party insurance companies based on specified loss experience. This additional income is recognized as income when a reasonable estimate can be made. The Company recognized $10.9 million, $9.1 million and $3.1 million for the years ended 1996, 1995 and 1994, respectively, under certain of these profit sharing provisions.

    LOSS RESERVES

    Loss reserves are based upon estimates for losses reported and estimates for losses incurred but not yet reported. The estimate of losses incurred but not yet reported, includes a provision for losses on multi-peril and crop hail insurance based on the ultimate anticipated underwriting gain or loss by crop year. Reinsurance recoverable is recorded at the same time for the portion of losses not retained by the Company.

    The liability for losses and the related estimation methods are continually reviewed and revised to reflect current conditions and trends. The resulting adjustments are reflected in operations in the periods in which they are determined. While management believes the reserves for losses are adequate to cover the ultimate liability, the actual ultimate loss costs may vary from amounts provided.

    REINSURANCE

    Reinsurance recoverable on paid and unpaid losses are reported as assets, instead of being netted with the related liabilities, since the Company is not relieved of its legal liability to its policyholders.

    DEFERRED SERVICE FEES

    Deferred service fees which are initially established at sales closing date represent management's estimate of such amounts needed for all Company loss adjusting costs to settle claims incurred or to be incurred on policies for which revenue has been recognized plus a provision for related gross profit. The estimated deferred service fees are continuously reviewed and variances, if any, in estimated versus actual amounts are reflected in current operations.

    ALLOWANCE FOR UNCOLLECTIBLE RECEIVABLES

    Under its agreements with third-party insurance companies, the Company is generally responsible for billing and collecting premiums due from the insureds. To the extent that premiums are not collected, the Company is responsible for the uncollected balance. An allowance for uncollectible receivables has been provided based on historical experience and management's best estimate. The allowance was $3.1 million and $1.3 million at December 31, 1996 and 1995, respectively. See note 19.

    INVESTMENTS

    The Company has classified its investments in fixed maturities as "held to maturity" and "available for sale," and its marketable equity securities as "available for sale." Investments classified as "held to maturity" are reported at amortized cost. Investments classified as "available for sale" are reported at estimated market value. Unrealized appreciation and depreciation on the investments classified as "available for sale" are recorded in stockholders' equity, net of deferred income taxes.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Realized gains or losses on sales of investments are determined on the specific-identification method and are included in investment income. Investment income is recognized as earned and includes the accretion of bond discount and amortization of bond premium.

    PROPERTY AND EQUIPMENT

    Property and equipment is carried at cost less accumulated depreciation. Depreciation is computed primarily on a straight-line basis over the estimated useful lives of the underlying assets from 3 to 10 years.

    INTANGIBLE ASSETS

    Intangible assets include contract rights, which represent costs assigned to agency contracts and policyholder lists obtained in the acquisitions of "books of business," non-compete agreements, software development costs, management and services agreements, and insurance licenses. These assets are being amortized on a straight-line basis over the following periods:

Software development costs............................               3 years
Contract rights.......................................         3 to 15 years
Non-compete agreements................................          3 to 5 years
Management and services agreements....................         15 to 20 years
Insurance licenses....................................              20 years
Other.................................................         5 to 15 years

    The Company assesses the recoverability of its intangible assets whenever adverse events or changes in circumstances or business climate indicate that expected future cash flows may not be sufficient to support the recorded intangible assets. To the extent the carrying value is in excess of the recoverable value, the assets are written down to their estimated net realizable value. There have been no significant write-downs of intangible assets during 1996, 1995 or 1994.

    LONG-LIVED ASSETS

    The Company adopted the Statement of Financial Accounting Standards (SFAS) No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, in the first quarter of 1996. SFAS No. 121 requires that certain long-lived assets be reviewed for impairment when events or circumstances indicate that the carrying amounts of the assets may not be recoverable. If such review indicates that the carrying amount of an asset exceeds the sum of its expected future cash flows, the asset's carrying value is written down to fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the period that includes the enactment date. Amounts attributable to the Company's current year tax return are reflected as current income taxes.

    At December 31, 1993, all members of the consolidated group had elected S Corporation status under Section 1362 of the Internal Revenue Code. Some members joined the consolidated group as part of the Reorganization (see Note 8). At that date their S Corporation status terminated. Additionally, prior to that time certain of these members reported taxable income on the cash basis of accounting. Upon joining the consolidated group, these members had to change their method of reporting income to the accrual basis and incurred a tax expense on the outstanding difference in income between the two methods of accounting. Accordingly, there is no provision for income taxes in the consolidated financial statements for all income in periods in which certain members of the group were S Corporations since the income tax liability or benefit accrued to the stockholders and not to the Company.

    As discussed in Note 7, a pro forma provision for income taxes has been reflected in the accompanying consolidated statement of operations in 1994.

    SOFTWARE DEVELOPMENT COSTS

    Certain software development costs are capitalized when incurred. Capitalization of software development costs begins upon the establishment of technological feasibility. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software technologies.

    All software development costs are amortized on a straight-line basis over the remaining estimated economic life. To date such costs have resulted from engineering and development of new and existing products. All other research and development costs are charged to expense in the period incurred.

    STATEMENTS OF CASH FLOWS

    Cash and cash equivalents include corporate funds and include highly liquid debt instruments with original maturities of three months or less.

    The Company may pay premiums which are due in advance of receipt of premium payments from the policyholder. Such amounts are considered an investing activity in the statements of cash flows.

    The Company paid interest of $1.5 million, $852,000, and $398,000 in 1996, 1995, and 1994, respectively. The Company received income tax refunds of $4.3 million and paid income taxes of $3.5 million during 1996, and paid taxes of $8.8 million and $1.8 million in 1995 and 1994, respectively.

    PREMIUM TRUST FUNDS

    Premiums collected from insureds but not yet remitted to insurance carriers are restricted as to use by laws in certain states in which the Company operates. These amounts are reported in the accompanying consolidated balance sheets as "Cash and cash equivalents--restricted funds."

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MINORITY INTEREST

    Minority interest includes dividends accrued on the preferred stock of subsidiaries and earnings attributed to minority shareholders on the consolidated statements of operations.

    PER SHARE INFORMATION

    Net (loss) earnings per common share is computed based on the weighted average number of common shares outstanding, including the effects of the Reorganization (see Note 8).

    When dilutive, stock options are included as stock equivalents using the treasury stock method. There is not a material difference between primary and fully diluted earnings per share.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the 1994 and 1995 consolidated financial statements to conform with the 1996 presentation.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(3) INVESTMENTS

    The amortized cost, gross unrealized appreciation and depreciation, and estimated market value of investments in fixed maturity and equity investments are as follows:

    DECEMBER 31, 1996

                                                                            GROSS         GROSS
                                                            AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                                               COST      APPRECIATION  DEPRECIATION  MARKET VALUE
                                                           ------------  ------------  ------------  -------------
Held to maturity:
  U.S. Treasury securities...............................  $  1,308,439   $   40,158    $   --       $   1,348,597
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------
Available for sale:
  Obligations of states and
    political subdivisions...............................  $  5,110,698   $  105,116    $  (16,106)  $   5,199,708
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------

    DECEMBER 31, 1995

                                                                            GROSS         GROSS
                                                            AMORTIZED     UNREALIZED    UNREALIZED     ESTIMATED
                                                               COST      APPRECIATION  DEPRECIATION  MARKET VALUE
                                                           ------------  ------------  ------------  -------------
Held to maturity:
  U.S. Treasury securities...............................  $  2,311,177   $  106,395    $   --       $   2,417,572
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------
Available for sale:
  Obligations of states and
    political subdivisions...............................  $  5,630,639   $  184,060    $     (887)  $   5,813,812
  Corporate securities...................................        24,901       --              (322)         24,579
                                                           ------------  ------------  ------------  -------------
      Total..............................................  $  5,655,540   $  184,060    $   (1,209)  $   5,838,391
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------
  Equity securities......................................  $  1,597,865   $  159,675    $   --       $   1,757,540
                                                           ------------  ------------  ------------  -------------
                                                           ------------  ------------  ------------  -------------

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(3) INVESTMENTS (CONTINUED)
    The amortized cost and estimated market value of investments in fixed maturities are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

                                                                        DECEMBER 31, 1996
                                                                    --------------------------
                                                                     ESTIMATED     AMORTIZED
                                                                        COST      MARKET VALUE
                                                                    ------------  ------------
Held to maturity:
  Due in 1 year or less...........................................  $    --       $    --
  Due after 1 year through 5 years................................       400,209       403,876
  Due after 5 years through 10 years..............................       --            --
  Due after 10 years..............................................       908,230       944,721
                                                                    ------------  ------------
                                                                    $  1,308,439  $  1,348,597
                                                                    ------------  ------------
                                                                    ------------  ------------

                                                                        DECEMBER 31, 1996
                                                                    --------------------------
                                                                     AMORTIZED     ESTIMATED
                                                                        COST      MARKET VALUE
                                                                    ------------  ------------
Available for sale:
  Due in 1 year or less...........................................  $     50,284  $     50,686
  Due after 1 year through 5 years................................     1,997,337     2,027,157
  Due after 5 years through 10 years..............................     1,495,515     1,535,449
  Due after 10 years..............................................     1,567,562     1,586,416
                                                                    ------------  ------------
                                                                    $  5,110,698  $  5,199,708
                                                                    ------------  ------------
                                                                    ------------  ------------

    At December 31, 1996, Plains and Dawson had fixed maturities with a carrying value of $3.5 million on deposit with various regulatory agencies, as required by law.

    The following is a summary of investment income for the years ended December 31, 1996, 1995 and 1994:

                                                          1996          1995          1994
                                                      ------------  ------------  ------------
    Fixed maturity investments......................  $    492,654  $    709,922  $    151,870
    Equity investments..............................        32,298        27,681       --
    Premium finance.................................     1,134,603       899,347       945,923
    Loss on 50% or less owned
      companies.....................................      (257,938)     (114,245)      --
    Other, including realized gains.................       853,707       639,908       298,920
                                                      ------------  ------------  ------------
                                                      $  2,255,324  $  2,162,613  $  1,396,713
                                                      ------------  ------------  ------------
                                                      ------------  ------------  ------------

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(3) INVESTMENTS (CONTINUED)
    Proceeds from the sale of available-for-sale securities and gross realized gains and losses were as follows for the years ended December 31, 1996, 1995, and 1994:

                                                                    1996          1995          1994
                                                                ------------  ------------  ------------
    Proceeds..................................................  $  6,136,261  $  9,227,684  $    --
    Gross realized gains......................................       582,925       412,467       --
    Gross realized losses.....................................      (101,111)      (41,230)      --

(4) INTANGIBLE ASSETS

    Intangible assets are summarized as follows:

                                                                                   DECEMBER 31,
                                                                           ----------------------------
                                                                               1996           1995
                                                                           -------------  -------------
    Contract rights......................................................  $   7,430,952  $   7,430,952
    Software development costs...........................................      1,293,363        943,319
    Non-compete agreements...............................................        590,000        590,000
    Management and services agreements...................................        883,982        972,492
    Insurance licenses...................................................      1,275,000      1,388,529
    Other................................................................      2,046,755      1,396,880
                                                                           -------------  -------------
                                                                              13,520,052     12,722,172
      Less accumulated amortization......................................      3,662,814      2,193,542
                                                                           -------------  -------------
                                                                           $   9,857,238  $  10,528,630
                                                                           -------------  -------------
                                                                           -------------  -------------

(5) REDEEMABLE PREFERRED STOCK

    On July 10, 1996, Fireman's Fund Insurance Company purchased 10,000 shares of a new series of preferred stock of the Company for $10 million. The preferred stock is convertible into common stock at a price of $13.25 per share (equivalent to 754,717 shares), subject to certain adjustments. The preferred stock pays a quarterly dividend (on each January 1, April 1, July 1 and October 1 commencing October 1, 1996) of 5% per annum and is entitled to vote on all matters brought before the common shareholders on an as-converted basis. The preferred stock is redeemable at the option of the Company after July 8, 1997, at $1,000 per share plus all dividends accumulated and unpaid on the date fixed for redemption; however, the Company may not redeem the shares prior to July 9, 2001 unless the price of common stock exceeds a redemption threshold set forth in the certificate of designation creating the preferred stock. The preferred stock is subject to mandatory redemption on July 9, 2006.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(6) LONG-TERM DEBT

    Long-term debt is summarized as follows:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1996          1995
                                                                                        ------------  ------------
6.9% notes, payable in aggregate monthly installments of $14,443, including interest, through January 2015, secured by building and office equipment......................  $  1,734,155  $  1,780,488
9% note, payable in aggregate monthly installments of $24,910 through November 15,
  1999, secured by equipment..........................................................       754,370       973,497
Bank base rate plus 1% notes, payable in aggregate annual installments of $223,796,
  plus interest, through 1999; secured by crop insurance agency operations............       671,389       895,186
Various notes with interest rates ranging from 2.9% to 9.5%, payable on demand or in aggregate monthly installments of $13,161 including interest, maturing at various
  dates through December 15, 1998; secured by vehicles and office equipment...........       130,758       539,369
                                                                                        ------------  ------------
                                                                                        $  3,290,672  $  4,188,540
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The aggregate maturities of long-term debt for the next five years are as follows:

YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------------------
1997..............................................................................  $  636,955
1998..............................................................................     546,063
1999..............................................................................     533,195
2000..............................................................................      60,932
2001..............................................................................      65,296

    At December 31, 1995, the Company had two revolving line of credit agreements for $35,000,000 and $15,000,000, respectively. The $15,000,000 line of credit was available solely to pay hail losses with respect to policies issued by or through the Company or its subsidiaries. This line, which was not utilized during 1996, matured on October 31, 1996 and was not renewed. Historically, the Company has utilized the $35,000,000 line of credit to finance working capital needs as well as MPCI premiums due to the FCIC which have not yet been paid to the Company by the policyholder. This line matured on November 30, 1996 and was not renewed by the Company. See Note 14 for the financing of MPCI premiums for 1996.

    Fireman's Fund has agreed to provide the Company with a working capital line of credit of up to $15,000,000 subject to certain borrowing base limitations. The credit agreement includes restrictive covenants and the requirement to maintain certain financial ratios and minimum net worth. The commitment, which will expire in March 1998, does not contain any loan or commitment fees and borrowings bear interest at a national bank's base rate. If the Company were to terminate the acquisition agreement with Fireman's Fund, any amounts then outstanding under the line of credit would become immediately due and payable.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(7) INCOME TAXES

    Income tax (benefit) expense consists of the following:

                                                             YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                        1996           1995           1994
                                                    -------------  -------------  ------------
Current:
  Federal.........................................  $    (260,261) $   1,650,050  $  1,617,185
  State...........................................        (78,702)       456,723       380,716
Deferred:
  Federal.........................................     (2,325,694)       652,744       224,343
  State...........................................       (681,075)       182,935        51,191
                                                    -------------  -------------  ------------
                                                    $  (3,345,732) $   2,942,452  $  2,273,435
                                                    -------------  -------------  ------------
                                                    -------------  -------------  ------------

    The following is a reconciliation between federal income tax (benefit) expense applicable to (loss) income before income taxes and minority interest and the amount computed at the statutory federal income tax rate of 34%.

                                                             YEARS ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                         1996           1995          1994
                                                     -------------  ------------  ------------
Federal income tax (benefit) expense at statutory
  rate.............................................  $  (3,903,600) $  2,565,215  $  2,678,120
S Corporation earnings prior to reorganization.....       --             --           (424,319)
Change in tax status...............................       --              21,165       172,787
Rehabilitation tax credit..........................       --             (52,217)     (264,000)
State taxes, net of federal benefit................       (501,453)      426,779       288,036
Tax exempt interest and dividends received.........        (88,010)     (170,502)      --
Non-deductible payments............................        760,747       --            --
Other, net.........................................        386,584       152,012      (177,189)
                                                     -------------  ------------  ------------
                                                     $  (3,345,732) $  2,942,452  $  2,273,435
                                                     -------------  ------------  ------------
                                                     -------------  ------------  ------------

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(7) INCOME TAXES (CONTINUED)
    The tax effects of temporary differences that give rise to deferred tax assets and liabilities are presented below:

                                                                          DECEMBER 31,
                                                                  ----------------------------
                                                                      1996           1995
                                                                  -------------  -------------
Deferred tax assets:
  Allowance for doubtful accounts...............................  $   1,215,049  $     434,392
  Asset write downs.............................................        717,430       --
  Nondeductible reserves........................................        973,683        120,677
  Other.........................................................        172,850        107,230
                                                                  -------------  -------------
                                                                      3,079,012        662,299
                                                                  -------------  -------------
Deferred tax liabilities:
  Differences in depreciation and amortization..................     (1,137,323)    (1,294,877)
  Unrealized appreciation of investments........................        (33,847)      (133,566)
  Difference in revenue recognition.............................       --             (363,441)
  Change in tax status                                                  (46,202)      (115,267)
                                                                  -------------  -------------
                                                                     (1,217,372)    (1,907,151)
                                                                  -------------  -------------
    Net deferred tax asset (liability)..........................  $   1,861,640  $  (1,244,852)
                                                                  -------------  -------------
                                                                  -------------  -------------

    Based upon all available evidence including taxes paid during the carryback period, the Company believes that no valuation allowance is necessary for its deferred tax assets.

    The following unaudited pro forma information provides a summary of income taxes as if the Company had been subject to federal and state income taxes for the year ended December 31, 1994 prior to the termination of the S Corporation status:

Federal tax expense...............................................  $ 251,532
State taxes, net of federal benefit...............................     29,443
                                                                    ---------
                                                                    $ 280,975
                                                                    ---------
                                                                    ---------

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(8) STOCKHOLDERS' EQUITY

    During 1996, the Company entered into separation agreements with its former President and Chief Executive Officer John Hemmingson and its former Executive Vice President and Chief Financial Officer Gary Black. Under the agreements, the Company purchased 100,000 and 80,000 shares of its common stock from Hemmingson and Black, respectively, at prices ranging from $10.00 to $6.65 during 1996. The Company also purchased 8,000 and 4,000 shares at $6.50 per share from Hemmingson and Black, respectively, in January 1997.

    On June 30, 1994, the Company completed an initial public offering of 2,780,748 shares of common stock at $7.50 per share. The net proceeds from the offering totaled $18,096,107 and were used to purchase and capitalize Plains, redeem preferred stock of certain subsidiaries, pay certain stockholders the remaining contingent purchase price related to the acquisition of the Company's software development subsidiary, make certain distributions to former S Corporation stockholders, prepay the remaining amount owed under the noncompete agreement with a former stockholder, reduce outstanding short-term borrowings and for general corporate purposes, including working capital.

    Prior to the Reorganization described below, the accompanying consolidated financial statements represent the historical combined operations of Crop Growers Insurance, Inc., Prairie Mountain Insurance, Inc., Cimarron Crop Insurance Services, Inc., Wheat Growers General Agency, Inc., Crop Growers Software, Inc. (formerly AgriPeril Software, Inc.) and Insurance Acquisition Corporation, collectively referred to as the Entities.

    In anticipation of the Company's initial public offering:

        The board of directors of a newly formed Delaware corporation, and the stockholders of the Entities entered into a Reorganization Agreement with the Company. Pursuant to the Reorganization Agreement, the outstanding common stock of the Entities were exchanged for 3,570,000 shares of the Company's common stock and $3,010,000 of promissory notes with certain stockholders. The transaction was accounted for as an exchange of interest under common control, similar to a pooling of interest. All name references in the consolidated financial statements and the notes thereto, have been changed to reflect this Reorganization.

        The Entities distributed to their stockholders $830,000 as a partial distribution of accumulated S Corporation earnings. The status of any of the Entities as S Corporations was terminated upon consummation of the Reorganization. At the date of Reorganization, any remaining undistributed earnings were transferred to paid-in capital as though the Company had distributed such earnings to the stockholders and they had contributed the amounts back to the Company. During the fourth quarter of 1994, the Company distributed an additional $300,000 of dividends to cover tax liabilities of certain former S Corporation stockholders relating to earnings of certain of the S Corporations prior to the Reorganization. This amount has been included in dividends and distributions in the accompanying consolidated financial statements.

        On December 6, 1994, the Company completed a second public offering of 1,400,000 shares of its common stock at $14.00 per share. The net proceeds from this offering totaled $17,774,886 and were used to provide additional capital to Plains, support additional product development efforts relating to software systems and for general corporate purposes.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(9) STOCK OPTION AND OTHER INCENTIVE PLANS

    The Company has a Stock Incentive Plan (Incentive Plan) which permits the issuance of options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents and other stock based awards to employees, officers, consultants or independent contractors providing service to the Company.

    A total of 1,500,000 shares of common stock have been reserved for the granting of awards under the Incentive Plan. The Incentive Plan is administered by a Committee of the Board of Directors.

    Under the terms of the Incentive Plan, the exercise price determined by the Committee, of any stock option may not be less than 100% of the fair market value on the date of grant. The options vest in periods of three to five years. Following is a summary of the stock option activity:

                                                                  NUMBER OF     OPTION PRICE
                                                                OPTION SHARES    PER SHARE
                                                                -------------  --------------
Outstanding, January 1, 1994..................................       --        $     --
  Granted.....................................................       743,900     7.50 - 25.00
  Forfeited...................................................       (10,000)            7.50
  Exercised...................................................       --              --
                                                                -------------  --------------
Outstanding, December 31, 1994................................       733,900     7.50 - 25.00
  Granted.....................................................       181,750    12.63 - 26.75
  Forfeited...................................................        (5,060)            7.50
  Exercised...................................................       (38,400)            7.50
                                                                -------------  --------------
Outstanding, December 31, 1995................................       872,190     7.50 - 26.75
  Granted.....................................................       299,710     8.50 - 11.00
  Forfeited...................................................       (97,899)    7.50 - 19.50
  Exercised...................................................        (1,920)            7.50
                                                                -------------  --------------
Outstanding, December 31, 1996................................     1,072,081     7.50 - 19.50
                                                                -------------  --------------
                                                                -------------  --------------
Exercisable, December 31, 1996................................       578,801     7.50 - 26.75
                                                                -------------  --------------
                                                                -------------  --------------

    In 1994, 20,000 shares of restricted stock were granted under the Incentive Plan which vest over three years. The shares are considered issued when awarded, but the recipient does not own and cannot sell the shares while they are restricted.

    At December 31, 1996, 254,640 shares remain eligible for future grant under the Incentive Plan.

    The Company accounts for stock options in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(9) STOCK OPTION AND OTHER INCENTIVE PLANS (CONTINUED) continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

    The per share weighted-average fair value of stock options granted during 1996 and 1995 was $4.23 and $8.43 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
1996--expected dividend yield 0%, risk-free interest rate of 8.0%, expected volatility factor of 30%, and an expected life of 6 years; 1995--expected dividend yield 0%, risk-free interest rate of 8.0%, expected volatility factor of 30%, and an expected life of 6 years.

    Since the Company applies APB Opinion No. 25 in accounting for its plan, no compensation cost has been recognized for its stock options in the financial statements. Had the Company recorded compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net
(loss) income per share for 1996 and 1995 would have been ($1.11) and $.48 per share, respectively. Pro forma net income reflects only options granted in 1996 and 1995. Compensation cost for options granted prior to January 1, 1995 is not considered.

    The Company has a Non-Employee Director Stock Option Plan (Director Plan), which provides for automatic grants of options, which do not qualify as incentive stock options, to non-employee directors of the Board of Directors. A total of 50,000 shares of Common Stock have been reserved for the granting of awards under the Director Plan at 100% of the fair market value at the grant date. Under the terms of the Director Plan, options granted are exercisable in full six months from the date of grant and expire ten years from such date. At December 31, 1996, 18,000 options had been granted under the Director Plan at prices ranging from $7.50 to $27.13 and 32,000 shares remain eligible for future grants.

    In May, 1996, the Board of Directors awarded 75,000 and 65,000 options to the Chairman and Vice Chairman of the Board, respectively. The options, with exercise prices of $11.00 per share, vested 30 days after issuance.

    In March 1996, a Management Compensation Plan ("Plan") was authorized by the Board of Directors. The Plan provides annual and long-term incentives for officers and certain key employees of the Company. Under the annual plan, for the year ended December 31, 1996, certain required performance goals under the Plan were achieved and accordingly, the Company recorded approximately $100,000 in compensation expense. Under the long-term portion of the plan, performance units for potential cash incentives and 10 year stock options may be awarded. Performance units are earned over a three-year performance period between 1996 to 1998, based on the degree of attainment of performance objectives. The cash target value of the performance units at December 31, 1996 was approximately $151,000. Options are awarded at the discretion of the board during the three-year performance period and vest in thirds over the three year period following the option grant date. As of December 31, 1996, 188,710 options had been granted; none were exercisable.

    The Company has a 401(k) plan covering substantially all of its employees who have met specific age and service requirements. Benefits under the plan vest after varying periods of plan participation. Contributions to the plan are at the sole discretion of the Board of Directors. Contributions to the plan for 1996, 1995 and 1994 were $381,001, $208,182, and $134,610, respectively.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(10) STATUTORY ACCOUNTING PRACTICES

    Plains and Dawson are domiciled in Kansas and North Dakota, respectively, and prepare their statutory-basis financial statements in accordance with accounting practices prescribed or permitted by the Kansas and North Dakota Insurance Departments, respectively. "Prescribed" statutory accounting practices include state laws, regulations and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners ("NAIC"). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices may differ from state to state, may differ from company to company within a state, and may change in the future. Plains and Dawson have no significant permitted accounting practices that vary from prescribed accounting practices, except as noted below.

    Stockholder's equity and net income, as reported to the domiciled state insurance departments in accordance with its prescribed or permitted statutory accounting practices, for the Company's insurance subsidiaries, are summarized as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
Stockholder's equity:
  Plains..........................................................  $  7,134,453  $  7,447,433
  Dawson..........................................................     8,806,867     8,204,035

                                                               YEARS ENDED DECEMBER 31,
                                                        --------------------------------------
                                                            1996          1995         1994
                                                        ------------  ------------  ----------
Net income:
  Plains..............................................  $    187,020  $    375,152  $  262,131
  Dawson..............................................     1,053,259     2,793,067      --

    On a statutory accounting basis, Dawson recognizes premiums earned, commission income and the related direct costs such as agent commissions, premium taxes and other underwriting expenses based on the FCIC crop year. This accounting practice was approved by the North Dakota Insurance Department as a permitted accounting practice.

    The payment of stockholder dividends by insurance companies without the prior approval of regulators is limited to surplus determined in accordance with statutory accounting practices, and requires that the capital and surplus following such dividends be reasonable in relation to its outstanding liabilities, and adequate to meet its financing needs. The maximum amount available for the payment of dividends by Plains and Dawson to the Company during 1997 without prior approval with the regulatory authorities is $213,000. During 1996, Plains and Dawson paid dividends, to the Company, of $500,000 and $2.5 million, respectively, from earned surplus.

    The NAIC has adopted minimum risk based capital requirements to evaluate the adequacy of statutory capital and surplus in relation to an insurance company's risks. Regulatory compliance of risk based capital requirement is defined by a ratio of a company's regulatory total adjusted capital to its to its authorized control level risk based capital, as defined by the NAIC. At December 31, 1996, Plains and Dawson exceed the minimum risk based capital requirements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(11) REINSURANCE

    Plains and Dawson are each a party to a Quota Share Standard Reinsurance Agreement with Fireman's Fund pursuant to which they cede all multi-peril crop insurance premiums they underwrite to Fireman's Fund. In 1996, Plains and Dawson entered into reinsurance agreements with non-affiliated insurance companies under which Plains ceded 100% and Dawson ceded 85% of the crop hail premiums.

    Dawson has entered into a reinsurance agreement with a non-affiliated insurance company under which Dawson assumed 100% of the multi-peril crop insurance and losses written by the non-affiliated insurance company in the State of Kansas. Dawson has currently ceded all of this business to Fireman's Fund. This agreement was not renewed for the 1997 crop year.

    During 1995, Plains entered into a reinsurance agreement with non-affiliated insurance companies. With respect to this agreement, additional commissions predicated on loss experience with respect to MPCI business were $1,249,200 at December 31, 1995. This agreement was terminated in 1996.

    The effect of these reinsurance transactions on premiums earned and losses incurred are as follows:

    YEAR ENDED DECEMBER 31, 1996

                                                                           LINE OF BUSINESS
                                                     ------------------------------------------------------------
                                                      MULTI-PERIL      CROP HAIL        OTHER          TOTAL
                                                     --------------  --------------  -----------  ---------------
Premiums earned:
  Direct...........................................  $   79,090,253  $   29,909,731  $   793,820  $   109,793,804
  Assumed..........................................       8,624,632        --            --             8,624,632
  Ceded............................................     (87,714,885)    (27,554,476)    (642,377)    (115,911,738)
                                                     --------------  --------------  -----------  ---------------
    Net............................................  $     --        $    2,355,255  $   151,443  $     2,506,698
                                                     --------------  --------------  -----------  ---------------
                                                     --------------  --------------  -----------  ---------------

                                                                           LINE OF BUSINESS
                                                     ------------------------------------------------------------
                                                      MULTI-PERIL      CROP HAIL        OTHER          TOTAL
                                                     --------------  --------------  -----------  ---------------
Losses incurred:
  Direct...........................................  $   73,829,342  $   18,325,770  $   585,158  $    92,740,270
  Assumed..........................................      15,157,666        --            --            15,157,666
  Ceded............................................     (88,987,008)    (17,137,583)    (469,401)    (106,593,992)
                                                     --------------  --------------  -----------  ---------------
    Net............................................  $     --        $    1,188,187  $   115,757  $     1,303,944
                                                     --------------  --------------  -----------  ---------------
                                                     --------------  --------------  -----------  ---------------

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(11) REINSURANCE (CONTINUED)
    YEAR ENDED DECEMBER 31, 1995

                                                                           LINE OF BUSINESS
                                                     ------------------------------------------------------------
                                                      MULTI-PERIL      CROP HAIL        OTHER          TOTAL
                                                     --------------  --------------  -----------  ---------------
Premiums earned:
  Direct...........................................  $   20,754,807  $    7,704,421  $   204,320  $    28,663,548
  Decrease in estimate made subsequent to Dawson
    acquisition....................................        (754,519)       --            --              (754,519)
  Assumed..........................................       6,730,063       6,311,616      --            13,041,679
  Ceded............................................     (27,211,238)    (13,748,473)    (172,837)     (41,132,548)
                                                     --------------  --------------  -----------  ---------------
    Net............................................  $     (480,887) $      267,564  $    31,483  $      (181,840)
                                                     --------------  --------------  -----------  ---------------
                                                     --------------  --------------  -----------  ---------------

                                                                           LINE OF BUSINESS
                                                     ------------------------------------------------------------
                                                      MULTI-PERIL      CROP HAIL        OTHER          TOTAL
                                                     --------------  --------------  -----------  ---------------
Losses incurred:
  Direct...........................................  $   16,818,192  $    3,333,423  $    78,752  $    20,230,367
  Decrease in estimate made subsequent to Dawson
    acquisition....................................      (3,829,691)       --            --            (3,829,691)
  Assumed..........................................       6,730,063       3,996,560      --            10,726,623
  Ceded............................................     (21,990,215)     (7,395,354)     (63,171)     (29,448,740)
                                                     --------------  --------------  -----------  ---------------
    Net............................................  $   (2,271,651) $      (65,371) $    15,581  $    (2,321,441)
                                                     --------------  --------------  -----------  ---------------
                                                     --------------  --------------  -----------  ---------------

    YEAR ENDED DECEMBER 31, 1994

                                                                           LINE OF BUSINESS
                                                     ------------------------------------------------------------
                                                      MULTI-PERIL      CROP HAIL        OTHER          TOTAL
                                                     --------------  --------------  -----------  ---------------
Premiums earned:
  Direct...........................................  $    4,529,509  $    5,905,422  $       438  $    10,435,369
  Ceded............................................       3,199,208       5,905,422          350        9,104,980
                                                     --------------  --------------  -----------  ---------------
    Net............................................  $    1,330,301  $     --        $        88  $     1,330,389
                                                     --------------  --------------  -----------  ---------------
                                                     --------------  --------------  -----------  ---------------

                                                                           LINE OF BUSINESS
                                                     ------------------------------------------------------------
                                                      MULTI-PERIL      CROP HAIL        OTHER          TOTAL
                                                     --------------  --------------  -----------  ---------------
Losses incurred:
  Direct...........................................  $    4,529,509  $    3,206,714  $   --       $     7,736,223
  Ceded............................................       3,199,208       3,206,714      --             6,405,922
                                                     --------------  --------------  -----------  ---------------
    Net............................................  $    1,330,301  $     --        $   --       $     1,330,301
                                                     --------------  --------------  -----------  ---------------
                                                     --------------  --------------  -----------  ---------------

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(11) REINSURANCE (CONTINUED)
    During 1996, 1995 and 1994, Plains and Dawson underwrote approximately $40.4 million, $12.4 million and $3.3 million, respectively, of imputed premium for basic catastrophic and buy up coverage which is included in direct and ceded multi-peril premiums earned. These premiums are fully subsidized by the FCIC and any related losses are fully recoverable from the FCIC, except to the extent Plains and Dawson elect to participate in the overall underwriting gain or loss relating to such business.

    The Company continuously reviews and monitors the financial condition of its reinsurers. To the extent that a reinsurer does not meet the obligations under its reinsurance agreement, Plains and Dawson remain liable.

    In connection with the purchase of Dawson at July 14, 1995, initial estimates were made of premiums and losses related to the MPCI and crop hail business underwritten by Dawson prior to the acquisition. Subsequent to the acquisition, the FCIC changed the MPCI program to provide insurance companies relief for most of the prevented planting losses, and as a result the level of loss reserves estimated at the acquisition date was higher than the amount ultimately necessary.

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The fair values of financial instruments presented in the applicable notes to the Company's consolidated financial statements are estimates of the fair values at a specific point in time using available market information and appropriation valuation methodologies. These estimates are subjective in nature and involve uncertainties and significant judgment in the interpretation of current market data. Therefore, the fair values presented are not necessarily indicative of amounts the Company could realize or settle currently. The Company does not necessarily intend to dispose of or liquidate such instruments prior to maturity. Fair values of these financial instruments have been determined as follows:

    Cash, short--term investments and accrued investment income and notes payable to bank--these financial instruments are short-term in nature; therefore, the carrying value and fair value are approximately the same.

    Fixed maturity and equity securities--fair value for fixed maturity and equity securities are based on quoted market prices from major pricing services, where available; for securities that are not actively traded, estimated fair values are based on values of issues of comparable yield and quality.

    Debt - the fair values are based on the interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(12) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The following are the estimated fair values of the Company's financial instruments:

                                                                             DECEMBER 31,
                                                      ----------------------------------------------------------
                                                                  1996                          1995
                                                      ----------------------------  ----------------------------
                                                        CARRYING                      CARRYING
                                                         AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                                      -------------  -------------  -------------  -------------
Financial assets:
  Fixed maturity securities.........................  $   6,508,147  $   6,548,305  $   8,149,568  $   8,255,963
  Equity securities.................................       --             --            1,757,540      1,757,540
  Cash and cash equivalents.........................     16,132,126     16,132,126      6,980,570      6,980,570

Financial liabilities:
  Notes payable to bank.............................       --             --           32,245,539     32,245,539
  Debt..............................................      3,290,672      3,187,694      4,188,540      4,019,315

    The Company does not have derivative financial instruments.

(13) COMMITMENTS

    The Company has several operating leases for office space that expire at various dates over the next five years. Total rental expense was $1,079,042, $767,253, and $391,818 for the years ended December 31, 1996, 1995, and 1994, respectively.

    Future minimum lease payments under noncancelable operating leases for the next five years are as follows:

                                                     AGGREGATE
                                                   MINIMUM LEASE    SUBLEASE    NET MINIMUM
YEARS ENDING DECEMBER 31,                             PAYMENTS      PAYMENTS   LEASE PAYMENTS
-------------------------------------------------  --------------  ----------  --------------
1997.............................................   $  1,280,555   $  (92,145)  $  1,118,410
1998.............................................      1,163,476      (83,520)     1,079,956
1999.............................................        985,608      (20,880)       964,728
2000.............................................        911,370       --            911,370
2001.............................................        721,591       --            721,591

(14) SIGNIFICANT RELATIONSHIPS

    FEDERAL MPCI PROGRAM

    The majority of the Company's revenues since inception have been derived from servicing multi-peril crop insurance. The Company expects that at least a majority of its revenue will continue to be derived from its multi-peril crop insurance business for the foreseeable future. Therefore, the Company's results of operations and financial condition are substantially dependent upon the multi-peril crop insurance program.

    Insurance companies that are involved in the multi-peril crop insurance program, including Fireman's Fund, Plains, and Dawson, are subject to periodic review by the FCIC for, among other things, the availability of adequate capital and surplus and compliance with underwriting, loss adjustment, and other

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(14) SIGNIFICANT RELATIONSHIPS (CONTINUED) requirements of the multi-peril crop insurance program. In addition, as a part of the FCIC's review process, the Company, as a servicer on behalf of Fireman's Fund, Plains and Dawson, is periodically reviewed for its compliance with FCIC rules and regulations. A failure to comply with such rules could result in the FCIC choosing not to allow the Company, Fireman's Fund, Plains or Dawson to participate in the MPCI program.

    INSURANCE COMPANIES

    In connection with the marketing and servicing of multi-peril crop insurance, crop hail and other named peril insurance, a significant amount of the premiums serviced are underwritten by CNA and Fireman's Fund. During 1996, 1995 and 1994, 40.2%, 59.9%, and 84.5% respectively, of the Company's service fee revenues were derived from premiums underwritten by CNA and 21.0% and 11.6% of the Company's service fee revenues were derived from premiums underwritten by Fireman's Fund. No premiums were serviced by the Company for Fireman's Fund in 1994.

    The Company and CNA terminated their existing agreements effective for the 1997 crop year in the case of multi-peril crop insurance and the 1997 year for crop hail insurance.

    The Company and Fireman's Fund entered into an agreement in November 1996, whereby Fireman's Fund agreed to finance the premiums due to the FCIC in exchange for the interest charged on the deferred premiums. The Company continues to administer the collection of the receivables and is ultimately responsible for the collection of the balances. The Company receives an administrative fee from Fireman's Fund for administrative costs related to the premiums financed. This financing arrangement has been reflected as premiums payable in the accompanying consolidated balance sheet.

(15) ACQUISITIONS

    On March 14, 1995, the Company acquired the agency operations of Dawson and on July 14, 1995, the Company acquired all of the outstanding common stock of Dawson. The purchase price for Dawson was approximately $7,900,000 in cash and a contingent payment of up to $3,400,000, payable over up to 12 years (subject to an annual cap of $700,000), based on a percentage of the Company's future net profit sharing, if any, on its crop insurance book of business. In connection with the recognition of underwriting gains in 1996 and 1995, the Company recognized contingent consideration of $700,000 in both of those years (which is reflected as an additional acquisition cost of Dawson). The Company also contributed $1,500,000 to the capital of Dawson to repay a surplus note.

    The Dawson transactions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities of the agency operations and Dawson based on their relative fair values at the dates of acquisition. The Company's results of operations include the results of the agency operations and Dawson from the respective dates of acquisition.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(15) ACQUISITIONS (CONTINUED)
    In conjunction with the Dawson acquisitions, the allocation of the purchase price consisted of the following:

Fair value of assets acquired, excluding intangible assets....  $118,968,335
Intangible assets.............................................    4,431,940
Liabilities assumed...........................................  115,549,195
                                                                -----------
  Total purchase price........................................  $ 7,851,080
                                                                -----------
                                                                -----------

    The following unaudited pro forma information represents the consolidated results of operations as if the acquisitions had occurred at the beginning of the periods presented below after giving effect to certain adjustments, including amortization of intangible assets acquired and related income tax effects.

                                                                   YEAR ENDED DECEMBER 31,
                                                                 ----------------------------
                                                                     1995           1994
                                                                 -------------  -------------
Total revenues.................................................  $  97,932,000  $  68,255,000
Net income.....................................................      6,124,000      5,417,000
Net income per common share....................................            .73            .97
Weighted average common shares outstanding.....................      8,352,837      5,562,374

    The pro forma information above does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of 1994 or of future results of operations.

    During 1995, the Company also acquired several additional crop insurance agency operations. Certain acquisitions were accounted for on the pooling-of-interests method of accounting. The consolidated financial statements were not restated, as the acquisitions were not material. The remaining acquisitions were accounted for on the purchase method of accounting. The consolidated results of operations would not have been materially different had these acquisitions been completed on January 1, 1995.

    On October 14, 1994, the Company acquired Plains. The purchase price was approximately $3,800,000 of which $975,000 represented the value of Plains' licenses and $2,800,000 represented Plains' statutory capital and surplus at the date of closing. The acquisition was accounted for as a purchase and, accordingly, the consolidated statements of operations include Plains' results of operations since the date of acquisition. The consolidated results of operations would not have been materially different had this acquisition been completed on January 1, 1994.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(16) LEGAL MATTERS

    From time to time the Company is involved in litigation relating to claims arising from its operations in the normal course of business. Neither the Company nor any of its subsidiaries is a party to any legal proceedings other than as described below, the adverse outcome of which individually or in the aggregate, in the Company's opinion, would have a material adverse effect on the Company's results of operations, financial position or liquidity.

    For the year ended December 31, 1996, the Company incurred approximately $4.0 million in expenses, primarily legal fees, in connection with indictments of the Company and certain of its former officers by the Independent Counsel appointed to investigate matters relating to former Secretary of Agriculture, Mike Espy. On January 21, 1997, the court accepted the Company's plea of NOLO CONTENDERE to two charges. Pursuant to an agreement with the Independent Counsel, the Company also agreed to pay a fine of $2.0 million. The settlement concludes matters between the Company and the I.C. The entire amount of the settlement which is not deductible for tax purposes has been accrued at December 31, 1996.

    By its terms, the Company's agreement with the IC does not compromise or preclude civil actions by other governmental regulatory authorities, such as the Federal Election Commission, Securities and Exchange Commission, the USDA, or state or federal regulatory authorities, or shareholders as a result of the allegations made by the IC and the Company's NOLO CONTENDERE plea. No assurance can be given as to what action a regulatory authority might take in response to the Company's plea and its agreement with the IC.

    The Company also incurred approximately $200,000 in the year ended December 31, 1996 in connection with defending a shareholder class action lawsuit filed in May 1995. In February 1997, the Company settled this matter and agreed to pay $2.5 million, $1.22 million of which is payable by the Company and the remainder is to be paid out under the terms of a directors' and officers' insurance policy. The $1.22 million was accrued as an expense in 1996. The terms of the settlement are subject to court approval.

(17) RESTRUCTURING AND NON-CORE EXPENSES

    On March 28, 1996, the Company announced it would take steps to relocate its corporate headquarters and main office to Overland Park, Kansas. The relocation efforts began in April 1996 and were substantially completed by December 1996. In addition, as part of the Company's consolidation efforts and focus on improving the consistency of its financial performance and improving shareholder returns, management reviewed the Company's core operations which were the servicing of the multi-peril crop insurance and crop hail insurance business, and recorded restructuring charges related to write downs and losses on assets to be disposed of, loss on discontinuation of non-core operations, and contract termination costs. These restructuring and non-core charges began in April 1996 and are expected to be completed by September 1997, which is when the Company expects it will complete its evaluation of each regional office location and complete implementation of its long-term business strategy.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(17) RESTRUCTURING AND NON-CORE EXPENSES (CONTINUED)
    The following table provides a summary of these costs for the year ended December 31, 1996.

Relocation Costs................................................  $1,994,853
Write down on assets to be disposed of..........................  1,306,517
Loss on discontinuation of non-core operations..................  2,037,830
Contract termination costs......................................  1,076,427
Other...........................................................     94,001
                                                                  ---------
                                                                  $6,509,628
                                                                  ---------
                                                                  ---------

    Relocation costs consist of charges related specifically to the relocation of the Company's corporate headquarters and main office to Overland Park, Kansas. These costs include severance paid to employees not relocating and moving costs incurred by employees relocating, including closing and maintenance costs of employee homes and house hunting trips.

    Included in the write down on assets to be disposed of are charges related specifically to management's review and analysis of the anticipated net realizable value on certain assets which are currently held for sale. Management utilized appraisals or current market data, where available, to assist in the evaluation process. The planned disposals relate to management's assessment and realignment of the Company's focus on core operations and consist primarily of buildings, land, and retail software inventory.

    At December 31, 1996, the Company had $6.4 million recorded as assets to be disposed of which are included in other assets. The Company had recorded a valuation allowance of $1.8 million on the assets to be disposed of. The Company anticipates selling these assets over the next twelve months.

    Included in the loss on discontinuation of non-core operations are charges for severance costs and write downs of assets related to the elimination of certain non-core business operations which included a travel agency, graphic design division, employee leasing company, and an investment advisory firm. Approximately $1.0 million of these charges are related to the Company's investment in and advances to Coelho Associates LLC, a joint venture between the Company, a former director of the Company, and other parties. These changes represent the write off of the entire amount outstanding as of December 31, 1996.

    Contract termination costs include charges related to the termination of certain consulting contracts, costs associated with the cancellation of certain leased facilities contracts and cancel rewrite fees associated with the dissolution of its MPCI agreement with CNA. Management reviewed certain consulting and employment contracts and as a result terminated certain agreements which were not part of the Company's continued core operations. As part of the relocation of the Company's corporate headquarters and main office, certain facilities were abandoned and the related costs associated with terminating or subleasing these facilities were accrued.

    At December 31, 1996, the Company had paid substantially all of the costs relating to the relocation and contract termination costs.

    Management believes that cash generated from the sale of assets to be disposed of and continuing core operations will be adequate to cover the estimated cash requirements related to the relocation, restructuring and non-core expenses.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(18) QUARTERLY RESULTS

    In the fourth quarter of 1996, the Company revised certain amounts and recorded certain adjustments as a result of its review of estimates made on MPCI premiums and the related revenues and direct costs and its assessment of the adequacy of certain reserves and allowances. These amounts are summarized in the table below and are included in service fees or agent commissions and other direct costs for the year ended December 31, 1996.

Service fees:
Profit sharing revenue..........................................  $4,214,000
Excess loss adjusting reimbursement.............................  1,283,000
Reductions for late acreage reporting...........................   (753,000)
Change in MPCI revenue estimate.................................   (427,000)
                                                                  ---------
  Total increase to service fees................................  $4,317,000
                                                                  ---------
                                                                  ---------
Agent commissions and other direct costs:
Change in MPCI commission estimate..............................  $1,916,000
Roll bonuses on MPCI premiums...................................  1,040,000
Additional allowance for uncollectible receivables..............  2,025,000
Additional deferred service fees................................  1,222,000
                                                                  ---------
  Total increase to agent commissions and other direct costs....  $6,203,000
                                                                  ---------
                                                                  ---------

    Profit sharing revenue and excess loss adjusting reimbursement are generally recorded in the third and fourth quarter of the fiscal year, which is when the amounts can be reasonably estimated. In the third quarter, the Company estimated the ultimate underwriting gain and excess loss adjusting reimbursement based on actual losses incurred and estimated losses remaining to be incurred. In the fourth quarter, management reviewed this estimate and revised the estimate based on the development of the estimated losses.

    Certain commission amounts previously estimated were revised in the fourth quarter to reflect the Company's estimated and recorded commission obligation to its agents. Commissions are originally estimated in connection with the revenue and premium estimate. As the original estimate on premiums, revenues and direct costs developed, the amounts reflect the actual commission obligation. The increase in actual expenses as compared to estimated was primarily due to competitive pressures which forced the Company to pay higher than expected commissions and incentive (roll) fees to agents to retain and attract premiums.

    The charge to the allowance for doubtful accounts of $2.0 million was made in the fourth quarter as a result of management's ongoing review and analysis of the collectibility of outstanding receivables. The charge resulted from an increase in the volume of premium and policies serviced by the Company which increased the outstanding receivable and related allowance.

    In the fourth quarter the Company recorded $4.6 million of costs associated with settling legal matters as discussed in Note 16. In the fourth quarter the Company recorded $2.0 million of restructuring and non-core expenses, $1.5 million of which was related to the loss on discontinuation of non-core operations as discussed in Note 17.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       DECEMBER 31, 1996, 1995, AND 1994

(19) VALUATION AND QUALIFYING ACCOUNTS

    The Company's allowance for doubtful accounts is summarized as follows:

                                           BALANCE    ADDITIONS/  DEDUCTIONS/    BALANCE
                                          JANUARY 1,  PROVISION   WRITE-OFFS   DECEMBER 31,
                                          ----------  ----------  -----------  ------------
1996....................................   1,320,000   3,700,000   (1,919,000)   3,101,000
1995....................................     614,000   1,330,000     (624,000)   1,320,000
1994....................................     205,000     412,000       (3,000)     614,000

    The Company's reserve for assets to be disposed of is summarized as follows:

                                           BALANCE    ADDITIONS/  DEDUCTIONS/    BALANCE
                                          JANUARY 1,  PROVISION   WRITE-OFFS   DECEMBER 31,
                                          ----------  ----------  -----------  ------------
1996....................................      --       1,780,000      --         1,780,000
1995....................................      --          --          --            --
1994....................................      --          --          --            --

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

            None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth certain information concerning the directors and executive officers of the Company.

NAME                                      AGE                 BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
Lawrence T. Martinez................          34   Chief Executive Officer and Director of the Company since August 1996
                                                     (term expires in 1997); Acting Chief Executive Officer from June
                                                     1996 to August 1996; with the law firm of Dorsey & Whitney LLP from
                                                     November 1990 to June 1996.

Tony Cid............................          35   Senior Vice President of the Company since April 1994; held various positions with Continental from March 1989 to February 1994.

Raford S. Hargrove, Jr..............          28   President of Crop Growers Software since October 1994; General
                                                     Manager of Crop Growers Software from January 1991 to October 1994.
                                                     Director of the Company from October 1994 to July 1996.

David E. Hill.......................          34   Chief Financial Officer since December 1995; Secretary and Treasurer since May 1996; Chief Accounting Officer from March 1995 to
                                                     December 1995; Vice President and Controller of Insurance Company
                                                     Operations of the Company from September 1994 to March 1995; with the accounting firm of KPMG Peat Marwick LLP from 1985 to September
                                                     1994.

Robert N. Rousey....................          42   Chief Administrative Officer of the Company since August 1996;
                                                     Director of Investor Relations of the Company from October 1995 to
                                                     August 1996; Vice President of Marketing and Investor Relations
                                                     with First Federal Savings Bank from November 1989 to October 1995.

Paul T. Horn........................          53   Chairman of the Board of Directors since the end of March 1996.Chief
                                                     Operating Officer of R.D. Offutt Company, which provides a variety of agribusiness services and products to rural communities, since
                                                     1985; President, Chief Operating Officer and a Director of RDO
                                                     Equipment Corp., which owns and operates John Deere industrial and agricultural stores in the U.S. since August 1996; Director of
                                                     Northern Grain Company, a regional grain elevator; Director since
                                                     June 1994 (term expires 1999). (1)

John M. Meuschke....................          51   Senior Vice President of Fireman's Fund Insurance Company; has held various positions at Fireman's Fund since 1968. Director since July
                                                     1996 (term expires 1999). (2)

NAME                                      AGE                 BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS
------------------------------------      ---      ---------------------------------------------------------------------
Manuel Sanchez......................          52   Chief Executive Officer of Tower Health, a health maintenance organization, since February 1997; private law practice from May
                                                     1996 to February 1997; President and Chief Executive Officer of
                                                     Gulf Atlantic Life Insurance Company from 1991 to May 1996;
                                                     Director since June 1994 (term expires 1998). (3)

Thomas M. Vertin....................          50   Vice Chairman of the Board of Directors since the end of March 1996.
                                                     Owner and operator of Vertin Company, a business management firm with a variety of commercial business and real estate interests, primarily involving multi-state funeral homes, since its inception in 1981; Partner in The Coveda Company, a management firm that operates Hardee's restaurants in Minnesota, North Dakota and South
                                                     Dakota. Director since October 1994 (term expires 1997). (1)

------------------------

(1) Member of the Audit and Compensation Committee.

(2) Mr. Meuschke is a member of the Audit Committee. Mr. Meuschke was appointed to the board under the terms of an agreement between Fireman's Fund and the Company relating to Fireman's Fund purchase of $10 million of preferred stock in July 1996. See "Certain Relationships and Related Transactions."

(3) Member of the Stock Option Committee.

    Directors who are not officers of the Company receive $10,000 annually for serving on the Board of Directors, plus $500 for each Board meeting attended and $250 for each committee meeting attended in person. Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors' and committee meetings. Non-employee directors are also compensated with annual stock option grants of 1,500 shares, execisable at fair market value on the date of grant and expiring five years after issuance. These options are granted at the time of election or reelection at the Company's annual meeting of shareholders.

    On May 29, 1996, Messrs. Horn and Vertin were each awarded one-time stock option grants of 75,000 and 65,000 shares, respectively, exercisable at $11 per share. The options were awarded in consideration of Messrs. Horn's and Vertin's duties as Chairman and Vice-Chairman of the Board, respectively.

    See "Certain Relationships and Related Transactions--Transactions with Tony Coelho" for description of certain relationships between the Company and Tony Coelho, a former director of the Company.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Officers, directors and greater than 10 percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1996 all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than 10 percent beneficial owners were satisfied.

ITEM 11. EXECUTIVE COMPENSATION.

SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company, the four other highest paid executive officers of the Company in 1996, and the Company's former chief executive officer and executive vice president.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                  ANNUAL COMPENSATION         --------------------------------
                                           ---------------------------------   RESTRICTED       SECURITIES      (1)ALL OTHER
NAME AND PRINCIPAL POSITION                  YEAR       SALARY      BONUS     STOCK AWARDS  UNDERLYING OPTIONS  CONTRIBUTIONS
-----------------------------------------  ---------  ----------  ----------  ------------  ------------------  -------------
Lawrence T. Martinez(2) .................       1996  $  139,411  $   --           --              100,000           --
  Chief Executive Officer

David E. Hill ...........................       1996     119,724      --           --               10,888       $     4,750
  Chief Financial Officer, Secretary and        1995      96,531      --           --               --                 2,154
  Treasurer                                     1994      20,458      30,000       --               10,000           --

Tony Cid ................................       1996     116,923      --           --               10,888             4,240
  Senior Vice President                         1995      97,370      --           --               --                 2,000
                                                1994      68,358      55,000      150,000(3)         --              --

Richard A. Bartlett(4) ..................       1996     125,586      --           --               10,888             4,750
  President of Crop Growers Insurance,          1995      87,564      --           --               --                 2,184
  Inc.                                          1994      65,000      30,000       --               10,000           --

Raford S. Hargrove, Jr. .................       1996     119,615      --           --                7,150             4,750
  President of Crop Growers Software,           1995     103,675      --           --               10,000             3,962
  Inc.                                          1994      83,681      45,000       --               10,000             3,096

John J. Hemmingson(5) ...................       1996     156,923      --           --               27,638             4,750
  Former Chief Executive Officer                1995     298,919      --           --               --                 4,620
                                                1994     219,379     145,000       --              375,000             4,620

Gary A. Black(5) ........................       1996     108,461      --           --                9,422            26,385
  Former Executive Vice President               1995     210,008      --           --               --                 4,620
                                                1994     202,359      95,000       --               56,250             4,620

------------------------

(1) These amounts represent the Company's contributions to its 401(k) plan.

(2) Mr. Martinez was hired on May 31, 1996. See "Employment Agreements."

(3) Market value of shares of restricted stock as of the date of grant. The shares vest in equal annual installments of 33 1/3% commencing on June 23, 1995. At December 31, 1996, Mr. Cid had 6,666 shares of restricted stock that had not yet vested. At December 31, 1996, the market value of these shares was $46,662. No dividends have been paid by the Company with respect to these shares.

(4) Effective in March 1997, Mr. Bartlett's employment relationship with the Company ended.

(5) Messrs. Hemmingson and Black, resigned from the Company effective May 9 and May 30, 1996, respectively. Messrs. Hemmingson and Black were paid salaries through June 30, 1996 under the terms of their respective employment agreements, as amended. In connection with the Company's initial public offering in June 1994, the Company entered into employment agreements with Messrs. Hemmingson and Black each for a three year period ending June 22, 1997. Under the terms of the agreements, base salaries were adjusted annually based on the consumer price index and were subject to review for possible further increase by the Compensation Committee of the Board of Directors on an annual basis. The agreements also provided that Messrs. Hemmingson and Black would have the opportunity to earn incentive compensation under plans established by the Compensation Committee or the Board of Directors. The employment agreements also provided severance benefits in the event of termination of employment under certain circumstances. In the event of termination of employment other than for "cause" (as such term is defined in the agreements) or by voluntary resignation of the individual other than for "good reason" (as such term is defined in the agreements), in addition to compensation and benefits already earned, Messrs. Hemmingson and Black would be entitled to receive: (i) a cash payment equal to their then current base salary for the remainder of the contract term, or if greater, 12 months, (ii) immediate vesting of all outstanding options and (iii) continuation of health and life insurance benefits for the remainder of the contract terms or if greater, 12 months. In March 1996, the Company announced that Messrs. Hemmingson and Black would be granted leaves of absence effective no later than upon the hiring of a new Chief Executive Officer of the Company. Under the terms of the leave of absence agreements, Messrs. Hemmingson and Black would continue to receive their salaries and benefits in accordance with the terms of their employment agreements through the expiration of their agreements on June 22, 1997. Messrs. Hemmingson's and Black's leaves of absence commenced on May 30 and May 9, 1996, respectively. On September 23, 1996, the Company entered into separation agreements with each of Messrs. Hemmingson and Black. These agreements terminated the existing leave of absence agreements between the Company and each of Hemmingson and Black. Under these agreements, the Company did not pay Hemmingson or Black any severance amounts in addition to their base salaries, except that, in the case of Black, the Company paid Black an amount equal to $21,635 for his unused vacation and personal time as of June 30, 1996. See "Certain Relationships and Related Transactions--Stock Repurchases from Hemmingson and Black."

EMPLOYMENT AGREEMENTS

    In connection with the hiring of Mr. Martinez as Chief Executive Officer on May 31, 1996, the Company entered into a three-year employment agreement with Mr. Martinez ending in May 1999. Mr. Martinez was paid an annual base salary of $225,000 for the period from May 31, 1996 to August 7, 1996 (during which time he served as Acting Chief Executive Officer) and an annual base salary of $275,000 thereafter (when he was named Chief Executive Officer). Under the terms of his agreement, Mr. Martinez's base salary is subject to annual increases at the discretion of the compensation committee or board of directors. Under the agreement, Mr. Martinez also participates in executive incentive plans established by the board of directors or the compensation committee.

    In connection with the Company's initial public offering in June 1994, the Company entered into an employment agreement with Tony Cid, for a three-year period ending in June 1997. Under the terms of the agreement, Mr. Cid's base salary was contractually established at $100,000 and $120,000 for 1995 and 1996, respectively. The agreement also provides that Mr. Cid will have the opportunity to earn incentive compensation under plans established by the compensation committee or board of directors.

    Messrs. Martinez's and Cid's employment agreements also provide severance benefits in the event of termination of employment under certain circumstances. In the event of termination of employment other than for "cause" (as such term is defined in the agreements), by the voluntary resignation of the individual other than for "good reason" (as such term is defined in the agreements) or upon certain "change in controls" (as defined) of the Company, in addition to compensation and benefits already earned, Mr. Martinez or Mr. Cid would be entitled to receive: (i) a cash payment equal to his then current base salary for the remainder of the contract term, or if greater, 12 months, (ii) immediate vesting of all outstanding options and (iii) continuation of health and life insurance benefits for the remainder of the contract term or, if greater, 12 months. On March 5, 1997, Fireman's Fund and the Company entered into a definitive agreement by which Fireman's Fund would acquire the Company in a cash merger at $10.25 per share (the "Fireman's Fund Transaction").

STOCK OPTION GRANTS

    The following table sets forth stock option information for named executives in 1996.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1996

                                                       INDIVIDUAL GRANTS
                                                    ------------------------
                                                     % OF TOTAL                            POTENTIAL REALIZABLE VALUE
                                        NUMBER OF      OPTIONS                             AT ASSUMED ANNUAL RATES OF
                                       SECURITIES    GRANTED TO    EXERCISE                 STOCK PRICE APPRECIATION
                                       UNDERLYING   EMPLOYEES IN    OR BASE                    FOR OPTION TERM(2)
                                         OPTIONS     FISCAL YEAR     PRICE    EXPIRATION   --------------------------
NAME                                   GRANTED(1)       1996       ($/SHARE)     DATE           5%           10%
-------------------------------------  -----------  -------------  ---------  -----------  ------------  ------------
Lawrence T. Martinez.................     100,000         33.4%    $  10.375     5/31/06   $  1,689,978  $  2,691,008

David E. Hill........................      10,888          3.6%       9.0625     3/26/06        160,727       255,931

Tony Cid.............................      10,888          3.6%       9.0625     3/26/06        160,727       255,931

Richard A. Bartlett..................      10,888          3.6%       9.0625     3/26/06        160,727       255,931

Raford S. Hargrove, Jr...............       7,150          2.4%       9.0625     3/26/06        105,547       168,066

John J. Hemmingson...................      27,638          9.2%       9.0625     3/26/06        407,987       649,651

Gary A. Black........................       9,422          3.2%       9.0625     3/26/06        139,086       221,471

------------------------

(1) Upon the occurrence of certain defined acceleration events, including the closing of the Fireman's Fund Transaction, these options would become immediately exercisable. The exercise price of all options was the closing price of Common Stock on the NASDAQ Stock Market on the date of grant. Mr. Martinez's options are exercisable as follows: 20% on May 31, 1996; 40% on May 31, 1997; 60% on May 31, 1998; 80% on May 31, 1999; and 100% of such option shares on May 31, 2001. Messrs. Hill's, Cid's, Bartlett's and Hargrove's options are exercisable as follows: 33 1/3% on March 26, 1997;
    66 2/3% on March 26, 1998; and 100% of such option shares on March 26, 1999.

(2) These amounts represent certain assumed rates of appreciation only. Potential realizable value is calculated assuming 5% and 10% appreciation in the price of the Common Stock from the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

    The following table summarizes option exercises during the year ended December 31, 1996 by the executive officers named in the Summary Compensation Table above, and the values of the options held by such persons at December 31, 1996.

        AGGREGATED OPTION EXERCISES DURING YEAR ENDED DECEMBER 31, 1996
                 AND VALUE OF OPTIONS HELD AT DECEMBER 31, 1996

                                                                       NUMBER OF SECURITIES     (1)VALUE OF UNEXERCISED
                                                                      UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS
                                                                          OPTIONS HELD AT         HELD AT DECEMBER 31,
                                     SHARES ACQUIRED       VALUE         DECEMBER 31, 1996                1996
NAME                                   ON EXERCISE       REALIZED    (EXERCISABLE/UNEXERCISABLE) EXERCISABLE/UNEXERCISABLE)
---------------------------------  -------------------  -----------  -------------------------  ------------------------

Lawrence T. Martinez.............          --            $  --                20,000/ 80,000            -- / --

David E. Hill....................          --            $  --                 5,000/ 15,888            -- / --

Tony Cid.........................          --            $  --                   -- / 10,888            -- / --

Richard A. Bartlett..............          --            $  --                 4,000/ 16,888            -- / --

Raford S. Hargrove, Jr...........          --            $  --                 7,000/ 20,150            -- / --

John J. Hemmingson...............          --            $  --               237,500/165,138            -- / --

Gary A. Black....................          --            $  --                28,125/ 37,547            -- / --

------------------------

(1) At December 31, 1996, no unexercised options were in the money. The market value of the Common Stock at December 31, 1996 was $7.00 per share.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth, as of March 21, 1997, certain information with respect to beneficial ownership of the Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company named in the Summary Compensation Table; and (iv) all executive officers and directors as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Securities and Exchange Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated. For the purpose of determining "Percent of Outstanding Shares," the number of shares of Common Stock outstanding at March 21, 1997 was 8,726,968, including 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Company's Series A Convertible Preferred Stock (which currently votes with the Common Stock on an as converted basis).

                                                                            NUMBER OF SHARES
                                                                              BENEFICIALLY         PERCENT OF
NAME OF BENEFICIAL OWNER                                                          OWNED        OUTSTANDING SHARES
--------------------------------------------------------------------------  -----------------  ------------------
Firstar Bank of Minnesota, N.A.(1)........................................       1,392,416              15.5%
  777 East Wisconsin Avenue
  Milwaukee, Wisconsin 53202

Fireman's Fund Insurance Company(2).......................................         754,717               8.6%
  777 San Marin Drive
  Novato, California 94998

Gary A. Black(3)..........................................................         713,040               8.1%
  3325 15th Avenue South
  Great Falls, Montana 59405

Thomas Vetter(4)..........................................................         457,735               5.3%
  955 West Chandler Blvd., Suite 15
  Chandler, Arizona 84244

Richard A. Bartlett(4)....................................................          13,679             *

Tony Cid(4)(5)............................................................          16,963             *

David E. Hill(4)..........................................................           9,029             *

Raford S. Hargrove, Jr.(4)(6).............................................          12,983             *

Paul T. Horn(4)(6)........................................................          78,500             *

Lawrence T. Martinez(4)...................................................          20,635             *

John M. Meuschke(4).......................................................           2,500             *

Manuel Sanchez(4).........................................................           4,500             *

Thomas M. Vertin(4)(7)....................................................         129,779               1.5%

All executive officers and
  directors as a group
  (9 individuals)(4)(5)(6)(7).............................................         286,568               3.3%

------------------------

  * Less than 1%.

 (1) Firstar Bank of Minnesota, N.A. holds an irrevocable proxy to vote 1,392,416 shares of Common Stock (which includes 246,713 shares of Common Stock which could be acquired within 60 days of March 21, 1997 through the exercise of stock options) of John Hemmingson. Firstar Bank of Minnesota has no power to dispose of, or direct the disposition of, and no pecuniary interest in, any of such shares of Common Stock. Firstar Corporation, as the parent holding company of Firstar Bank of Minnesota, N.A., may be deemed to beneficially own such shares. This disclosure is made in reliance upon a statement on Schedule 13G dated March 7, 1997 filed with the Securities and Exchange Commission. See footnote (2) below regarding Fireman's Fund's agreement to purchase all of Mr. Hemmingson's shares.

 (2) Represents 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Company's Series A Convertible Preferred Stock held by Fireman's Fund (the Preferred Stock currently votes with the Common Stock on an as converted basis). Does not include 1,827,447 shares which Fireman's Fund has agreed to purchase, as set forth in the following sentence. On March 5, 1997, Fireman's Fund notified each of John Hemmingson and Gary Black that it would exercise its rights under certain right of first refusal agreements and/or accept the offer made by Black and purchase 1,145,703 and 681,774 shares of Common Stock from Hemmingson and Black, respectively. The purchases are subject to regulatory approval. Pending receipt of applicable regulatory approvals, Hemmingson and Black retain sole voting power with respect to such shares (subject to footnote
    (1) above in the case of Hemmingson). This disclosure is made in reliance upon a statement on Schedule 13D dated March 10, 1997 filed with the Securities and Exchange Commission.

 (3) Includes 31,266 shares of Common Stock which could be acquired within 60 days of March 21, 1997 through the exercise of stock options. See footnote
    (2) above.

 (4) Includes the following number of shares of Common Stock which could be acquired within 60 days of March 21, 1997 through the exercise of stock options: Mr. Vetter, 837 shares; Mr. Bartlett, 8,629 shares; Mr. Cid, 3,629 shares; Mr. Hill, 8,629 shares; Mr. Hargrove, 9,383 shares; Mr. Martinez, 20,000 shares; Mr. Horn, 74,500 shares; Mr. Meuschke, 1,500 shares; Mr. Sanchez, 4,500 shares; Mr. Vertin, 69,500 shares; and all directors and executive officers as a group, 196,607 shares.

 (5) Includes 6,667 shares of restricted stock, which will vest on June 23, 1997.

 (6) Includes 2,000 shares of Common Stock beneficially owned by Mr. Horn's spouse.

 (7) Includes 5,000 shares of Common Stock held jointly with another individual (2,500 shares of which Mr. Vertin disclaims beneficial ownership of), 3,750 shares of which are held by a corporation owned by Mr. Vertin, and 1,125 shares are held by Mr. Vertin's wife and daughters, all of which Mr. Vertin is deemed to beneficially own. With respect to 6,225 shares of Common Stock, Mr. Vertin shares investment power with another individual or individuals.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

TRANSACTIONS WITH FIREMAN'S FUND

    In 1996 and 1995, 21.0% and 11.6%, respectively, of the Company's service fees were derived from premiums underwritten by Fireman's Fund, pursuant to a multi-peril crop insurance general agency agreement. Under the Company's agreements with Fireman's Fund, the Company receives all of the expense reimbursement payable by the federal government for servicing MPCI policies. In the Company's fiscal years ended December 31, 1996 and 1995, the Company received $17.9 million and $8.6 million, respectively, of expense reimbursement for the MPCI policies written by Fireman's Fund and serviced by the Company. In addition, under the terms of the parties MPCI arrangements, the Company received $4.1 million and $1.3 million in the Company's fiscal years ended December 31, 1996 and 1995 as their share of the underwriting gains on MPCI polices written by Fireman's Fund. The agreement with Fireman's Fund was negotiated prior to John Meuschke's, who serves as Fireman's Fund's designee on the Company's board of directors, service on the Company's board of directors. See "Executive Officers and Directors." On March 5, 1997, Fireman's Fund and the Company entered into a definitive agreement by which Fireman's Fund would acquire the Company in a cash merger at $10.25 per share. For a further description of the Company's business relationship with Fireman's Fund, see the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

TRANSACTIONS WITH TONY COELHO

    Tony Coelho served as a director of the Company from April 1995 to January 1997. Mr. Coelho resigned as a director of the Company on January 24, 1997 in order to pursue other opportunities, which he believed the Company neither had any interest nor ability to pursue. The Company has had business relationships with Mr. Coelho from time to time, both before, during and after his term of service as a director.

    COELHO ASSOCIATES LLC. In November 1995, the Company, Mr. Coelho and other individuals formed Coelho Associates LLC, a Delaware limited company ("Coelho Associates"). Mr. Coelho is the Chairman and Chief Executive Officer of Coelho Associates. Coelho Associates was formed to engage in the investment advisory or financial intermediation business. The Company has a 40% ownership interest and Mr. Coelho has a 20% ownership interest in Coelho Associates. The Company and Mr. Coelho each made initial capital contributions in the amounts of $200,000 and $100,000, respectively.

    As part of the formation of Coelho Associates, the Company entered into a lease of office space in New York City (with rental payments of approximately $12,355 per month), which space is subleased to Coelho Associates. In addition, the Company made available to Coelho Associates a $1 million line of credit under the terms of a promissory note due June 30, 1997 (secured by the assets of Coelho Associates). The note bears interest at a bank prime rate plus 1%. In May 1996, the Company increased the amount available for borrowing under the line of credit to $3 million. At December 31, 1996, approximately $1.3 million had been advanced under the promissory note.

    In late 1996, the Company and Mr. Coelho entered into discussions relating to the Company's desire to terminate its interest in Coelho Associates in view of the Company's desire to focus on its core operations and the business prospects for Coelho Associates. Accordingly, the Company and Coelho Associates agreed to terminate further advances under the line of credit in December 1996. In 1996, the Company wrote off $1.0 million, representing its investment in Coelho Associates and the amounts outstanding under the line of credit. In addition, during 1996 and 1995, the Company recognized $201,000 and $89,000, respectively, as the Company's share of the operating losses of Coelho Associates. The Company, Mr. Coelho and the other members of Coelho Associates continue to discuss the terms of the dissolution of this relationship, including recovery by the Company of its investment in, and loans, to Coelho Associates. No assurance can be given that such discussions will result in a favorable outcome for the Company.

    CALIFORNIA CROP GROWERS LLC. In February 1995, the Company and a limited liability company of which Mr. Coelho is a 50% member ("Togar") agreed that Togar would receive 20% of the net profits derived from the Company's sale of insurance products and agricultural software and related products in the State of California in return for Togar's services on behalf of the Company in California. The Company and Togar have had negotiations regarding the formation of California Crop Growers, L.L.C., a Montana limited liability company ("CCG"), in which the Company would have an 80% interest and Togar would have a 20% interest. For business done in the State of California in 1995 Togar received $154,000. No amounts were payable for 1996. As a part of the Company's dissolution of its relationship with Coelho Associates, the Company and Mr. Coelho have engaged in discussions regarding Mr. Coelho's ongoing role in the Company's California business. The Company believes that any interest Togar may have in the California business should be offset against amounts owed the Company by Coelho Associates. Mr. Coelho has taken the position that he is not personally liable for the debts or obligations of Coelho Associates and, accordingly, such offsets may not be appropriate.

STOCK REPURCHASES FROM HEMMINGSON AND BLACK

    As part of the separation agreements between the Company and Hemmingson and Black, the Company agreed to purchase 68,000 and 64,000 shares of its common stock from Hemmingson and Black, respectively; at a price of approximately $9.88 per share (based on, among other factors, the market price of the stock on the date the agreement in principle was reached, and the termination of compensation and benefits to Hemmingson and Black). Additionally, the Company agreed to purchase up to an additional 8,000 and 4,000 shares of common stock monthly from each of Hemmingson and Black on the last day of August through December of 1996 at prices related to the then bid and asked price of the stock. Hemmingson and Black each exercised their options to sell the maximum number of shares to the Company during the period from August through December 1996. The aggregate purchase price paid to Hemmingson for the 40,000 shares of common stock was $289,567 and $144,783 for the 20,000 shares of common stock sold to the Company by Mr. Black. Additionally, Hemmingson agreed to reduce his ownership in the Company to less than 10% of the voting stock on an as converted basis by June 30, 1998. See "Executive Compensation--Summary Compensation Table."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

 (a) The following documents are filed as part of this report:

     1. Financial Statements.

       The Consolidated Financial Statements are contained herein as listed in the Index to Consolidated Financial Statements on page 34.

     2. Financial Statement Schedules.

       All schedules are omitted because they are not applicable, not required, or the information is included elsewhere in the Consolidated Financial Statements or Notes thereto.

     3. Exhibits.

      2.1  Acquisition Agreement dated March 5, 1997, between Crop Growers Corporation and Fireman's Fund Insurance Company (Incorporated by reference to Exhibit
           2.1 to the Company's Current Report on Form 8-K, dated February 28, 1997).

      2.2  Consent Agreement dated March 5, 1997, between Crop Growers Corporation and
           Fireman's Fund Insurance Company (Incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K, dated February 28, 1997).

      2.3  Letter of Intent re Revolving Credit Working Capital Facility dated March 5,
           1997 between Crop Growers Corporation and Fireman's Fund Insurance Company
           (Incorporated by reference to Exhibit 2.3 to the Company's Current Report on
           Form 8-K, dated February 28, 1997).

      3.1  Certificate of Incorporation of the Company (Incorporated by reference to
           Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996).

      3.2 Bylaws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-77548)).

      4    Form of Certificate for Common Stock (Incorporated by reference to Exhibit
           4.1 to the Company's Registration Statement on Form S-1 (File No.
           33-77548)).

     10.1  Amended Managing Agency Agreement between Continental Insurance Companies and Crop Growers Insurance, Inc., a wholly-owned subsidiary of the Company, effective as of September 1, 1990, as amended (Incorporated by reference to
           Exhibit 10.1 to the Company's Registration Statement on Form S-1 (File No.
           33-77548). (Confidential treatment of certain portions of this document has previously been granted by the Securities and Exchange Commission (the
           "Commission")).

    *10.2  Employment Agreement with John J. Hemmingson (Incorporated by reference to
           Exhibit 10.5 to the Company's Registration Statement in Form S-1 (File No.
           33-85808)).

    *10.3  Employment Agreement with Gary A. Black (Incorporated by reference to
           Exhibit 10.6 to the Company's Registration Statement in Form S-1 (File No.
           33-85808)).

    *10.4  Employment Agreement with Tony Cid (Incorporated by reference to Exhibit
           10.8 to the Company's Registration Statement in Form S-1 (File No.
           33-85808)).

    *10.5  1994 Stock Incentive Plan (Incorporated by reference to Exhibit 10.9 to the
           Company's Registration Statement in Form S-1 (File No. 33-85808)).

    *10.6  Form of Director and Executive Officer Indemnification Agreement
           (Incorporated by reference to Exhibit 10.8 to the Company's Registration
           Statement on Form S-1 (File No. 33-77548)).

    *10.7  Non-Employee Director Stock Option Plan (Incorporated by reference to
           Exhibit 10.11 to the Company's Registration Statement in Form S-1 (File No.
           33-85808)).

     10.8  General Agency Agreement dated January 1, 1994 by and between Crop Growers
           Insurance, Inc. and CNA Insurance Company (Incorporated by reference to
           Exhibit 10.19 to the Company's Registration Statement on Form S-1 (File No.
           33-77548) (Confidential treatment of certain portions of this document have previously been granted by the Commission.)).

     10.9  Administrative Services and Facilities Agreement dated as of June 1, 1994 between Crop Growers Insurance, Inc. and Texas Crop Growers Insurance
           Services, Inc. (Incorporated by reference to Exhibit 10.21 to the Company's registration statement on Form S-1 (File No. 33-85808)).

    10.10  Stock Purchase Agreement dated as of March 14, 1994, among the Company,
           Dawson Hail Insurance Co. and the shareholders of Dawson Hail Insurance Co.
           (Incorporated by reference to Exhibit 2(1) to the Company's Current Report on Form 8-K, dated March 14, 1995).

    10.11  Agreement dated as of March 14, 1995, among the Company, Dawson Hail
           Insurance Co. and Crop Growers of North Dakota, Inc. (Incorporated by
           reference to Exhibit 2(2) to the Company's Current Report on Form 8-K, dated
           March 14, 1995).

    10.12  MPCI General Agency Agreement dated July 10, 1996 by and between Crop
           Growers Insurance, Inc. and Fireman's Fund Insurance Company as amended.
           (Confidential treatment of certain portions of this document has been requested) (Incorporated by reference to Exhibit 10.2 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.)).

    10.13  Coelho Associates LLC Limited Liability Company Agreement dated as of
           Novembera 16, 1995 between Crop Growers Employer Organization, Inc., Togar
           LLC and Robert Bruno. (Incorporated by reference to Exhibit 10.18 to the
           Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended.)

    10.14  Security Agreement dated November 17, 1995 between the Company and Coelho
           Associates LLC. (Incorporated by reference to Exhibit 10.19 to the Company's
           Annual Report on Form 10-K for the year ended December 31, 1995, as amended.)

    10.15  Amended Promissory Note dated May 31, 1996 from Coelho Associates LLC.
           (Incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended.)

    10.16  License Agreement entered into as of September 6, 1995 between the Company and Coelho Associates LLC (Incorporated by reference to Exhibit 10.21 to the
           Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended).

    10.17  Crop Growers Corporation Securities Litigation--Memorandum of Understanding
           dated February 28, 1997 (Incorporated by reference to Exhibit 99(2) to the
           Company's Current Report on Form 8-K, dated February 28, 1997).

    10.18  Letter Agreement dated January 17, 1997 between Crop Growers Corporation and the Office of Independent Counsel (Incorporated by reference to Exhibit
           99(2) to the Company's Current Report on Form 8-K, dated January 21, 1997).

   *10.19  Separation Agreement dated September 23, 1996 between John Hemmingson and the Company (Incorporated by reference to Exhibit 10.1 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended).

    10.20  Right of First Offer and First Refusal Agreement dated September 23, 1996 between Fireman's Fund Insurance Company, John Hemmingson, and the Company
           (Incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended).

   *10.21  Separation Agreement dated September 23, 1996 between Gary Black and the
           Company (Incorporated by reference to Exhibit 10.3 to the Company's
           Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended).

    10.22  Right of First Offer and First Refusal Agreement dated September 23, 1996 between Fireman's Fund Insurance Company, Gary Black, and the Company
           (Incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, as amended).

    10.23  Preferred Stock Purchase Agreement dated July 10, 1996 between the Company and Fireman's Fund Insurance Company (Incorporated by reference to Exhibit
           3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended
           June 30, 1996).

   *10.24  Amendment to Employment Agreement Providing for a Leave of Absence dated May
           9, 1996 between John Hemmingson and the Company (Incorporated by reference to Exhibit 6.1 to the Company's Quarterly Report on Form 10-Q for the
           quarter ended March 31, 1996).

   *10.25  Amendment to Employment Agreement Providing for a Leave of Absence dated May
           9, 1996 between Gary Black and the Company (Incorporated by reference to
           Exhibit 6.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).

    10.26  Agreement Granting Irrevocable Proxy relating to John Hemmingson.

    10.27  Crop Hail/Named Peril Insurance General Agency Agreement effective as of
           January 1, 1997, by and between Crop Growers Insurance, Inc. and Fireman's
           Fund Insurance Company.

   *10.28  Employment Agreement with Lawrence T. Martinez.

    10.29  Amendment No. 1 to MPCI General Agency Agreement effective as of November
           27, 1996, by and between Crop Growers Insurance, Inc. and Fireman's Fund
           Insurance Company.

     21    List of Subsidiaries.

     23    Consent of KPMG Peat Marwick LLP.

     24    Powers of Attorney.

------------------------

  * Items that are management contracts or compensatory plans or arrangements required to be filed as an exhibit to this form pursuant to Item 14(a) of this Form 10-K.

 (b) Reports on Form 8-K

    None

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 15, 1997            CROP GROWERS CORPORATION

                                By               /s/ DAVID E. HILL
                                     -----------------------------------------
                                                   David E. Hill
                                              CHIEF FINANCIAL OFFICER

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

             NAME                        POSITION               DATE
------------------------------  --------------------------  -------------

              *                 Chief Executive Officer
------------------------------    (principal executive      July 15, 1997
     Lawrence T. Martinez         officer) and Director

      /s/ DAVID E. HILL         Chief Financial Officer
------------------------------    (principal financial and  July 15, 1997
        David E. Hill             accounting officer)

              *
------------------------------  Director                    July 15, 1997
         Paul T. Horn

              *
------------------------------  Director                    July 15, 1997
       John M. Meuschke

              *
------------------------------  Director                    July 15, 1997
        Manuel Sanchez

              *
------------------------------  Director                    July 15, 1997
       Thomas M. Vertin

      /s/ DAVID E. HILL
------------------------------  Attorney-in-Fact            July 15, 1997
      *By: David E. Hill

                                                                       EXHIBIT E

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

(MARK ONE)
/X/ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED MARCH 31, 1997

OR

/ / TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE TRANSITION PERIOD FROM       TO

                        COMMISSION FILE NUMBER:  0-23830

                            ------------------------

                            CROP GROWERS CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                      81-0491497
      (State or other jurisdiction         (I.R.S. Employer
   of incorporation or organization)      Identification No.)

        10895 LOWELL, SUITE 300
         OVERLAND PARK, KANSAS                   66210
(Address of principal executive offices)      (Zip code)

                                 (913) 338-7800
              (Registrant's telephone number, including area code)

                            ------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes _X_No ____

    The number of shares outstanding of the registrant's common stock on May 1, 1997 was 7,972,551 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            CROP GROWERS CORPORATION

                                   FORM 10-Q
                          QUARTER ENDED MARCH 31, 1997

                                     INDEX

                                                                                                                         PAGE
                                                                                                                         ----
PART I--FINANCIAL INFORMATION

Item 1.  Financial Statements

         Consolidated Balance Sheets as of March 31, 1997 (unaudited) and December 31, 1996............................   E-3

         Consolidated Statements of Income (unaudited) for the Three Months Ended March 31, 1997 and March 31, 1996....   E-4

         Consolidated Statements of Cash Flows (unaudited) for the Three Months Ended March 31, 1997 and March 31,
           1996........................................................................................................   E-5

         Notes to Unaudited Consolidated Financial Statements..........................................................   E-6

Item 2.  Management's Discussion and Analysis of Financial Condition and Results of
          Operations...................................................................................................   E-8

PART II--OTHER INFORMATION

Item 1.  Legal Proceedings.............................................................................................  E-14

Item 2.  Changes in Securities.........................................................................................  E-14

Item 3.  Defaults Upon Senior Securities...............................................................................  E-14

Item 4.  Submission of Matters to a Vote of Security Holders...........................................................  E-14

Item 5.  Other Information.............................................................................................  E-14

Item 6.  Exhibits and Reports on Form 8-K..............................................................................  E-14

SIGNATURES.............................................................................................................  E-15

                         PART I - FINANCIAL INFORMATION

ITEM 1.  FINANCIAL STATEMENTS.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                              DECEMBER 31,
                                                                                                                  1996
                                                                                                 MARCH 31,    ------------
                                                                                                    1997
                                                                                                ------------
                                                                                                (UNAUDITED)
                                                          ASSETS
Investments:
  Fixed maturities, held to maturity..........................................................  $  1,307,963  $  1,308,439
  Fixed maturities, available for sale........................................................     5,986,459     5,199,708
                                                                                                ------------  ------------
    Total investments.........................................................................     7,294,422     6,508,147

Cash and cash equivalents.....................................................................     7,404,434    16,132,126
Premiums receivable, net......................................................................   167,710,319    71,854,123
Reinsurance balances recoverable..............................................................   114,827,975    32,625,869
Property and equipment, net...................................................................     5,114,830     5,242,447
Intangible assets, net........................................................................     9,462,719     9,857,238
Other assets..................................................................................    14,168,477    16,709,178
                                                                                                ------------  ------------
                                                                                                $325,983,176  $158,929,128
                                                                                                ------------  ------------
                                                                                                ------------  ------------

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Premiums and commissions payable..............................................................  $ 63,387,643  $ 46,961,297
Accounts payable and accrued liabilities......................................................    18,938,547    15,767,331
Reinsurance balances payable..................................................................    81,135,802    17,010,461
Loss reserves.................................................................................   113,361,632    32,147,342
Long-term debt................................................................................     2,964,564     3,290,672
                                                                                                ------------  ------------
    Total liabilities.........................................................................   279,788,188   115,177,103

Redeemable preferred stock....................................................................    10,000,000    10,000,000

Stockholders' equity:
  Common stock (par value $.01):
    40,000,000 shares authorized; 7,972,251
    and 7,970,251 shares issued and outstanding
    at March 31, 1997 and December 31, 1996,
    respectively..............................................................................        79,723        79,702
Paid-in capital...............................................................................    36,744,095    36,729,115
Accumulated deficit...........................................................................      (653,953)   (3,086,499)
Unrealized appreciation of fixed maturity investments, net of taxes...........................        37,623        54,707
Unearned compensation.........................................................................       (12,500)      (25,000)
                                                                                                ------------  ------------
    Total stockholders' equity................................................................    36,194,988    33,752,025
                                                                                                ------------  ------------
                                                                                                $325,983,176  $158,929,128
                                                                                                ------------  ------------
                                                                                                ------------  ------------

     See accompanying notes to unaudited consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                  (UNAUDITED)

                                                                                                     THREE MONTHS ENDED
                                                                                                  ------------------------
                                                                                                   MARCH 31,    MARCH 31,
                                                                                                     1997         1996
                                                                                                  -----------  -----------
Revenues:
  Service fees..................................................................................  $49,736,836  $66,272,697
  Premiums earned and other income..............................................................      521,968      780,020
  Investment income.............................................................................      206,483      561,512
                                                                                                  -----------  -----------
    Total revenues..............................................................................   50,465,287   67,614,229

Expenses:
  Agent commissions and other direct costs......................................................   36,010,211   46,280,011
  Losses incurred and other expense.............................................................      142,358      444,613
  General and administrative expense............................................................    7,481,595    8,028,484
  Non-recurring expenses........................................................................    1,375,000      --
  Legal matters.................................................................................    1,134,518      551,396
  Interest expense..............................................................................       93,165      834,037
                                                                                                  -----------  -----------
    Total expenses..............................................................................   46,236,847   56,138,541
                                                                                                  -----------  -----------
  Income before income tax expense..............................................................    4,228,440   11,475,688
    Income tax expense..........................................................................   (1,682,919)  (4,503,163)
                                                                                                  -----------  -----------
Net income......................................................................................    2,545,521    6,972,525
    Redeemable preferred stock dividend.........................................................     (125,000)     --
                                                                                                  -----------  -----------
Net income attributable to common stock.........................................................  $ 2,420,521  $ 6,972,525
                                                                                                  -----------  -----------
                                                                                                  -----------  -----------
  Net income per common share...................................................................  $       .30  $       .84
                                                                                                  -----------  -----------
                                                                                                  -----------  -----------
  Weighted average common shares outstanding....................................................    7,984,847    8,348,429
                                                                                                  -----------  -----------
                                                                                                  -----------  -----------

     See accompanying notes to unaudited consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                                   THREE MONTHS ENDED
                                                                                               ---------------------------
                                                                                                MARCH 31,      MARCH 31,
                                                                                                   1997          1996
                                                                                               ------------  -------------
Operating activities:
  Net income.................................................................................  $  2,545,521  $   6,972,525
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
    Depreciation.............................................................................       396,450        423,297
    Amortization.............................................................................       394,519        451,239
  Other changes:
    Premiums receivable......................................................................   (95,856,196)  (114,023,552)
    Premiums and commissions payable.........................................................    16,426,346     28,221,592
    Accounts payable and accrued liabilities.................................................     3,171,216      8,822,382
    Loss reserves............................................................................    81,214,290     63,615,408
    Reinsurance balances recoverable.........................................................   (82,202,106)   (63,681,920)
    Reinsurance balances payable.............................................................    64,125,341     69,072,866
    Other....................................................................................     2,585,487      4,440,964
                                                                                               ------------  -------------
  Net cash (used) provided by operating activities...........................................    (7,199,132)     4,314,801

Investing activities:
  Change in company financed premiums........................................................       --          20,616,941
  Purchases of securities--available for sale................................................    (1,240,645)      (575,793)
  Proceeds from sale and maturity of securities--available for sale..........................       405,000        570,613
  Capitalization of intangible assets........................................................       --             (26,847)
  Purchase of property and equipment.........................................................      (268,833)    (1,168,773)
                                                                                               ------------  -------------
  Net cash (used) provided by investing activities...........................................    (1,104,478)    19,416,141

Financing activities:
  Net repayments of note payable to bank.....................................................       --         (29,336,900)
  Redeemable preferred stock dividend........................................................      (125,000)      --
  Proceeds from issuance of long-term debt...................................................       --              20,034
  Repayments on long-term debt...............................................................      (326,108)      (370,097)
  Repurchase of common stock.................................................................       (77,975)      (394,063)
  Issuance of common stock...................................................................       105,001          6,000
                                                                                               ------------  -------------
  Net cash used by financing activities......................................................      (424,082)   (30,075,026)
                                                                                               ------------  -------------
  Net decrease in cash and cash equivalents..................................................    (8,727,692)    (6,344,084)
  Cash and cash equivalents, beginning of quarter............................................    16,132,126      6,980,570
                                                                                               ------------  -------------
  Cash and cash equivalents, end of quarter..................................................  $  7,404,434  $     636,486
                                                                                               ------------  -------------
                                                                                               ------------  -------------

     See accompanying notes to unaudited consolidated financial statements.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. QUARTERLY PRESENTATION

    The unaudited consolidated financial statements have been prepared by Crop Growers Corporation (the Company) pursuant to the rules and regulations of the Securities and Exchange Commission applicable to quarterly reports on Form 10-Q. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. Results of operations for interim periods are not indicative of results of operations to be expected for the full year ending December 31, 1997. It is suggested that these unaudited consolidated financial statements be read in conjunction with the consolidated financial statements and related notes in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    In the opinion of management, the information furnished reflects all adjustments which are of a normal recurring nature and are necessary for a fair presentation of the Company's financial position as of March 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for the three months ended March 31, 1997 and 1996.

2. RECONCILIATION OF STOCKHOLDERS' EQUITY

                                                                                                     1997         1996
                                                                                                  -----------  -----------
Balance at January 1............................................................................  $33,752,025  $44,342,224
  Net income....................................................................................    2,545,521    6,972,525
  Change in unrealized appreciation of fixed maturity and equity investments, net of taxes......      (17,084)      (3,710)
  Restricted stock compensation earned..........................................................       12,500       12,500
  Exercise of stock options.....................................................................      105,001        6,000
  Repurchase of common stock....................................................................      (77,975)    (394,062)
  Dividend payment on redeemable preferred stock................................................     (125,000)     --
                                                                                                  -----------  -----------
Balance at March 31.............................................................................  $36,194,988  $50,935,477
                                                                                                  -----------  -----------
                                                                                                  -----------  -----------

3. NON-RECURRING EXPENSES

    In connection with the dissolution of its multi-peril crop insurance ("MPCI") agency agreement with CNA Insurance Companies ("CNA") effective for the 1997 crop year, the Company canceled and transferred MPCI policies, previously written on CNA paper, to Fireman's Fund Insurance Company ("Fireman's Fund"), or one of the Company's insurance subsidiaries. The Company offered incentive fees to agents to compensate them for obtaining the necessary cancellation and rewrite forms from policyholders. In the quarter ended March 31, 1997, the Company agreed to pay approximately $1.1 million in incentive fees relating to transferred business. The Company also accrued $275,000 related to the buy-out of a consulting agreement with a former employee of a company previously acquired by the Company.

4. LEGAL MATTERS

    On February 28, 1997, the Company entered into a settlement agreement relating to a securities class action lawsuit which had been filed in May, 1995 for $2.5 million, $1.22 million of which was payable by the Company with the remainder payable under the terms of a directors' and officers' insurance policy. The

                   CROP GROWERS CORPORATION AND SUBSIDIARIES

4. LEGAL MATTERS (CONTINUED)
$1.22 million was accrued at December 31, 1996 and paid on May 1, 1997. In the three months ended March 31, 1997, the Company incurred legal fees of approximately $53,000 associated with this matter.

    On January 21, 1997, the Company entered a NOLO CONTENDERE plea to two charges in the matter of UNITED STATES OF AMERICA V. CROP GROWERS CORPORATION, JOHN J. HEMMINGSON AND GARY A. BLACK (Crim. No. 96-0181(GK)), filed in the United States Federal District Court in Washington, D.C. The Company paid a fine in the amount of $2.0 million which was accrued at December 31, 1996 and under the settlement agreement $1.5 million was paid in February 1997 and $500,000 was paid in April 1997. In the three months ended March 31, 1997 the Company incurred legal fees of $1.1 million associated with this matter, including amounts advanced by the Company pursuant to indemnification agreements between two former officers and the Company. The counts with respect to which the Company entered its plea alleged conspiracy to make and conceal illegal campaign contributions and the making and keeping of false records and accounts under provisions of the Securities and Exchange Act of 1934. A nono contendere plea is neither an admission nor a denial of guilt. See also "Part II - Other Information--Item 1 - Legal Proceedings."

    By its terms, the Company's settlement does not compromise or preclude civil actions by other governmental regulatory authorities, such as the Federal Election Commission, Securities and Exchange Commission, the USDA, or state or federal insurance regulatory authorities, or shareholders as a result of the allegations made by the IC and the Company's NOLO CONTENDERE plea. No assurance can be given as to what action a regulatory authority might take in response to the Company's plea and its agreement with the IC.

5. ACQUISITION AGREEMENT

    On March 5, 1997, the Company and Fireman's Fund entered into a definitive agreement by which Fireman's Fund would acquire the Company in a cash merger at $10.25 per share. Fireman's Fund presently owns convertible preferred stock of the Company and has exercised its rights to purchase an additional 1,827,477 shares of common stock from former Company executives for $10.00 per share. The Company consented to such purchases, subject to certain restrictions. The transaction is subject to, among other things, Company stockholder approval, regulatory approvals and other customary conditions. On May 8, 1997, the Company filed a preliminary proxy statement with the Securities and Exchange Commission relating to this transaction. Because of regulatory approvals and clearances, the transaction is not expected to close until mid-1997.

6. NEW ACCOUNTING PRONOUNCEMENTS

    In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" which revises the calculation and presentation provisions of Accounting Principles Board Opinion 15 and related interpretations. Statement No. 128 is effective for the Company's fiscal year ending December 31, 1997. Retroactive application will be required. The Company believes the adoption of Statement No. 128 will not have a significant affect on its reported earnings per share.

                   CROP GROWERS CORPORATION AND SUBSIDIARIES
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FORWARD-LOOKING INFORMATION

    Except for the historical information contained in this Quarterly Report on Form 10-Q, matters discussed herein may constitute forward-looking information. Such forward-looking information reflects the Company's current best estimates regarding future operations, but, since they are only estimates, actual results may differ materially from such estimates.

    A variety of events, most of which are outside the Company's control, cannot be accurately predicted and may materially impact estimates of future operations. Important among such factors are weather conditions, natural disasters, changes in federal or state laws or regulations including, without limitation, changes to the multi-peril crop insurance ("MPCI") program currently being considered and future changes which may be made by the Federal Crop Insurance Corporation ("FCIC") (the federal agency which administers the MPCI program), funding for the MPCI program, price competition impacting premium levels and agent commissions, and general economic conditions. Federal regulations governing aspects of crop insurance are frequently modified, and any such changes may impact the Company's results of operations.

AGENCY OPERATIONS

SERVICE FEES

    The Company's agency operations annual revenues include service fees related to servicing of MPCI and crop hail insurance, excess loss adjusting expense reimbursement related to MPCI premiums serviced and profit sharing amounts, if any, resulting from underwriting gains, if any, on the premiums it services.

    For coverage exceeding the basic level of MPCI coverage ("Buy-Up Coverage"), the Company is entitled to the expense reimbursement payable by the FCIC. This expense reimbursement is passed through to the Company under its MPCI contracts with third party insurance companies and is paid directly to the Company for MPCI premiums underwritten by its property and casualty insurance subsidiaries. For the 1997 crop year (beginning July 1, 1996), the expense reimbursement for Buy-Up Coverage was established by the FCIC at 29%. For the 1996 crop year, the expense reimbursement for Buy-Up Coverage was established by the FCIC at 31%.

    For the basic level of MPCI coverage ("Basic Coverage"), the Company retains a portion of the administrative fee paid by the insured and receives an amount for loss adjusting expenses (regardless of the loss experience of the insureds), which amounts are passed through or paid directly to the Company under its MPCI contracts. For Basic Coverage, the Company's portion of the administrative fee is up to the first $100 of the fee paid by the insured and the loss adjusting expense reimbursement which is equal to 4.7% of an imputed premium (based upon a 65% production guarantee at a 100% price election).

    The expense reimbursement level for the 1998 and 1999 crop years for Buy-Up Coverage is limited under the Federal Crop Insurance Reform Act of 1994 (the "Reform Act") to levels not to exceed 28% and 27.5%, respectively. See the following paragraph for a discussion of proposed changes to the expense reimbursement level for the 1998 crop year. Because the Company's MPCI service fees are directly related to the expense reimbursement established by the FCIC, the Company's future MPCI service fees will be affected by the reductions in the level of expense reimbursement. MPCI agent commissions vary by agent depending on such factors as the volume of premium produced by the agent, whether or not the agent is responsible for any direct costs and other competitive factors.

    On March 20, 1997, a draft of the Standard Reinsurance Agreement ("SRA") (effective for the 1998 crop year) was released by the FCIC. The draft SRA proposes to revise the expense reimbursement level for Buy-Up Coverage to an amount equal to a flat $100 per policy plus 18% of the premium related to that policy (17% in the case of Crop Revenue Coverage policies, a revenue protection coverage introduced by the FCIC in the 1997 crop year). For Basic Coverage, private companies would receive a flat dollar amount per policy (not to exceed $100 per policyholder per county) plus 4.8% of the premium related to that policy (based on a 50% production guarantee at a 60% price election). The draft SRA also proposes certain changes to the risk sharing arrangement (calculation of underwriting gain or loss on premiums retained by private companies) between private companies and the FCIC. Under the proposed draft, private companies would receive the expense reimbursement in one installment at the time acreage reports are reported to and validated by the FCIC. The draft SRA also proposes certain other changes to the administration of the MPCI program, including certain compliance and program integrity issues. Earlier in 1997 and as a part of the Clinton Administration's budget proposal for the government's 1998 fiscal year, funding for the expense reimbursement was proposed at 24.5% for the 1998 crop year.

    The Company is not able to predict whether any or all of the proposed revisions to the SRA will ultimately be adopted, but believes that the proposed revisions (particularly the revisions to the expense reimbursement), if implemented as proposed, would have an adverse impact on the Company's results of operations in the 1998 crop year (as proposed, the impact on the Company's service fee revenues based on its 1997 crop year book of business, would have been to reduce service fee revenues by approximately 16%). The Company cannot predict what the final terms of the SRA will ultimately be or what other legislative or administrative actions may occur as a part of the SRA revision process or the federal budget process. For the 1998 crop year, the Company intends to negotiate with agents regarding reduced commissions on Buy-Up Coverage to offset expense reimbursement reductions, however, there is no assurance that any reduction will be able to be passed through to agents as a result of competitive or other factors.

    Under its MPCI contracts, the Company is also entitled to receive any excess loss adjustment expense reimbursement from the FCIC. The FCIC pays contracting insurance companies an amount up to 4% of premium on Buy-Up Coverage for excess loss adjusting expenses on such coverage if loss ratios on the Company's total book of MPCI business, by state and by risk retention fund, are in excess of the ratios established by the FCIC. Generally, the excess loss adjustment expense reimbursement increases as the loss ratio increases. Under Basic Coverage policies, the FCIC pays contracting insurance companies an amount up to 1.7% of the imputed premium for excess loss adjusting expenses in the event loss ratios on the overall book of Basic Coverage are in excess of loss ratios established by the FCIC. Effective with the 1998 crop year, the FCIC will no longer pay excess loss adjustment expense reimbursement to contracting companies. In the 1996 crop year, the Company received approximately $1.6 million in excess loss adjusting expense reimbursements and expects to receive a similar amount in the 1997 crop year.

    Additionally, for the 1997 crop year, the Company has an arrangement with Fireman's Fund pursuant to which it is entitled to receive a percentage of the underwriting gains, if any, on crop insurance it services.

    The Company's operating results may vary significantly depending on the underwriting results of the premiums serviced and underwritten by it. The Company does not assume any of the underwriting loss under its servicing contracts with third party insurers and under the Company's MPCI agreement with Fireman's Fund, there is no loss carryforward to reduce future underwriting gains. Underwriting gains or losses on crop insurance are generally not determinable until sometime after the second quarter of any year and, accordingly, the Company expects that revenues, if any, from these arrangements will typically be recognized in the third and fourth quarters. Underwriting gains on premiums serviced by the Company are recognized by the Company as additional service fees and, because they generally have very low related expenses, can have a material impact on the Company's operating results. Accordingly, although the Company's risk management strategy is to minimize its exposure to underwriting risk, the Company's earnings can be materially affected by factors which impact underwriting results and, accordingly, its portion of any underwriting gains, including the timing and severity of losses from storms and other natural perils.

AGENT COMMISSIONS AND OTHER DIRECT COSTS

    Agent commissions and other direct costs related to marketing and servicing MPCI are obligations of the Company under its MPCI agreements and, accordingly, are reflected as expenses of the Company. Other direct costs include loss adjusting expenses, bureau fees and other costs. These costs, except for loss adjusting expenses, vary proportionally with the amount of premiums serviced.

    Loss adjustment expenses are based on management's estimate of all Company adjusting costs to settle claims incurred or to be incurred on policies on which revenue has been recognized. The estimate is reviewed periodically and variances, if any, in estimated versus actual amounts are reflected in current operations. In some instances, agents are responsible for loss adjusting expenses or other direct costs associated with policies sold by them, and those agents generally receive higher commissions in return for the assumption of those direct costs. Bureau fees are fees charged by NCIS for providing rates and procedures required to be used by the FCIC.

RECOGNITION OF SERVICE FEES AND DIRECT COSTS

    The Company recognizes service fees from MPCI policies and the related direct costs as of the sales closing date for the particular policy. The sales closing date, which is established by the FCIC, is the date on which coverage for a crop must be bound or renewed by the policyholder and when substantially all required services relating to placing the insurance have been rendered by the Company. Unless canceled by the farmer, policies in place from the prior year automatically renew on the same terms on the sales closing date.

    Since sales closing dates precede the date on which farmers plant their insured crop, MPCI coverage and related premiums are estimated by the Company until the farmer subsequently submits his or her report on actual acreage planted. The effects of changes in such estimated premiums are included in the results of operations in the period in which the estimates are changed.

    For crop hail insurance, service fees are recognized when the insurance coverage is accepted by the insurance company, which is concurrent with the completion of substantially all services required by the Company. Direct costs such as agent commissions, loss adjusting and premium taxes are recognized at the time service fees are recognized.

INSURANCE OPERATIONS

    The Company's insurance operations include premiums earned and losses incurred on MPCI Buy-up, Basic, crop hail, and other coverages underwritten and retained by the Company's property and casualty insurance subsidiaries.

    For the 1996 and 1997 crop years, the Company did not and will not retain any MPCI premiums underwritten by its insurance company subsidiaries. Additionally, the Company will not retain any crop hail premiums underwritten by its insurance company subsidiaries for the 1997 crop hail season.

INVESTMENT INCOME

    The Company earns investment income on investment securities and excess cash invested at certain times of the year, which typically occurs after MPCI and crop hail premiums are collected. Realized gains and losses on the sale of investments are also included in investment income.

SEASONALITY

    The Company's quarterly operating results vary substantially from quarter to quarter as a result of various factors, including MPCI sales closing dates, crop production cycles and recognition of underwriting gains, if any. The Company recognizes the highest amount of service fees and related direct costs in the first quarter because the sales closing date for the majority of spring crops is March 15. The majority of these amounts are attributed to service fees related to MPCI. Virtually all of the Company's service fees and direct costs related to crop hail insurance are recognized in the second quarter. The Company generally recognizes its second highest amount of revenues and related direct costs in the third quarter because the MPCI sales closing date for the majority of fall crops is September 30. In addition, the Company may recognize a portion of underwriting gains, if any, on the premiums it underwrites or services in the third quarter. In the fourth quarter, the Company also recognizes underwriting gains, if any, on the premiums it underwrites or services, most of the interest income on MPCI deferred premium financing and service fees on MPCI premiums with sales closing dates occurring in the fourth quarter. The Company cannot predict whether MPCI sales closing dates will be changed in the future, but any such change could have a material effect on the Company's quarterly results of operations. Because the Company's business is directly tied to the production cycle of crops, the Company expects that seasonal patterns in its operating results will continue.

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996

    AGENCY OPERATIONS. Service fees decreased $16.6 million to $49.7 million for the three months ended March 31, 1997 compared to $66.3 million in the three months ended March 31, 1996. The decrease in service fees was primarily the result of decreased MPCI premiums serviced in the 1997 crop year due to, among other things, a loss of premiums due to certain agencies electing to have their premiums serviced by other insurance companies, the dissolution of the Company's relationship with CNA (and the need to cancel and transfer policies to Fireman's
Fund), the overall lower level of commodity prices on the Company's insured crops, and the reduction in the reimbursement rate on MPCI Buy-Up premiums to 29% for the 1997 crop year from 31% for the 1996 crop year. MPCI Buy-Up and Basic premiums serviced in the three months ended March 31, 1997 were $144.2 million and $32.2 million, respectively, as compared to $187.4 million and $38.5 million, respectively, in the three months ended March 31, 1996.

    The decrease in service fees was partially offset by $2.4 million in additional profit sharing revenue recorded in the three months ended March 31, 1997, relating to the 1996 crop year. The additional profit sharing resulted from better than expected development on estimated losses that were not settled at December 31, 1996. As the Company continues to complete its claim processing related to the 1996 crop year, underwriting results may continue to develop favorably.

    Agent commissions and other direct costs decreased $10.3 million to $36.0 million for the three months ended March 31, 1997 compared to $46.3 million for the three months ended March 31, 1996. The decrease in agent commissions and other direct costs was the result of the decreased MPCI premiums serviced by the Company. However, agent commissions increased as a percentage of premiums serviced in the first quarter of 1997 as compared to 1996 due to competitive pressures which forced the Company, in several areas of the country, to maintain historical commission rates offered to agents. The Company believes these competitive factors together with reductions in the expense reimbursement level will continue to effect the Company's margins for the foreseeable future.

    INSURANCE OPERATIONS. Virtually all of the premiums underwritten by the Company's property and casualty insurance subsidiaries was reinsured with third party insurance companies. Accordingly, the impact of the Company's insurance operations are not material to first quarter operations.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased $547,000 in the three months ended March 31, 1997 to $7.5 million from $8.0 million in the three months ended March 31, 1996. The decrease was attributed to cost savings resulting from the restructuring of the Company's operations in 1996 and continued efforts by the Company to control expenses. The Company had 401 and 513 employees at March 31, 1997 and March 31, 1996, respectively.

    NON-RECURRING EXPENSES. In connection with the dissolution of its MPCI agency agreement with CNA effective for the 1997 crop year, the Company canceled and transferred MPCI policies, previously written on CNA paper, to Fireman's Fund, or one of the Company's insurance subsidiaries. The Company offered incentive fees to agents to compensate them for obtaining the necessary cancellation and rewrite forms from policyholders. In the quarter ended March 31, 1997, the Company agreed to pay approximately $1.1 million in incentive fees relating to transferred business. The Company also accrued $275,000 related to the buy-out of a consulting agreement with a former employee of a company previously acquired by the Company.

    LEGAL MATTERS. On February 28, 1997, the Company entered into a settlement agreement relating to a securities class action lawsuit which had been filed in May, 1995 for $2.5 million, $1.22 million of which was payable by the Company with the remainder payable under the terms of a directors' and officers' insurance policy. The $1.22 million was accrued at December 31, 1996 and paid on May 1, 1997. In the three months ended March 31, 1997 the Company incurred legal fees of approximately $53,000 associated with this matter.

    On January 21, 1997, the Company entered a NOLO CONTENDERE plea to two charges in the matter of UNITED STATES OF AMERICA V. CROP GROWERS CORPORATION, JOHN J. HEMMINGSON AND GARY A. BLACK (Crim. No. 96-0181(GK)), filed in the United States Federal District Court in Washington, D.C. The Company paid a fine in the amount of $2.0 million which was accrued at December 31, 1996 and under the settlement agreement $1.5 million was paid in February 1997 and $500,000 was paid in April 1997. In the three months ended March 31, 1997 the Company incurred legal fees of $1.1 million associated with this matter, including amounts advanced by the Company pursuant to indemnification agreements between two former officers and the Company. The counts with respect to which the Company entered its plea alleged conspiracy to make and conceal illegal campaign contributions and the making and keeping of false records and accounts under provisions of the Securities and Exchange Act of 1934. A nono contendere plea is neither an admission nor a denial of guilt. See also "Part II - Other Information--Item 1--Legal Proceedings."

    By its terms, the Company's settlement does not compromise or preclude civil actions by other governmental regulatory authorities, such as the Federal Election Commission, Securities and Exchange Commission, the USDA, or state or federal insurance regulatory authorities, or shareholders as a result of the allegations made by the IC and the Company's NOLO CONTENDERE plea. No assurance can be given as to what action a regulatory authority might take in response to the Company's plea and its agreement with the IC.

LIQUIDITY AND CAPITAL RESOURCES

GENERAL

    Historically, most of the Company's cash flow has been used to pay premiums due to the FCIC in the last quarter of the year on behalf of policyholders in order to earn the spread between the interest charged to the policyholders, which is equal to the rate established by the FCIC, and the Company's cost of funds. In November 1996, the Company and Fireman's Fund amended their MPCI agreement pursuant to which Fireman's Fund financed for the 1996 crop year the premiums on behalf of the policyholders in exchange for the interest charged on the deferred premiums. The Company continues to administer the collection of the receivables and is ultimately responsible for the collection of the balances. The Company receives a fee for administrative costs related to the premiums financed.

OPERATING ACTIVITIES

    Cash used by operating activities was $7.2 million in the three months ended March 31, 1997 as compared to cash provided by operating activities of $4.3 million in the three months ended March 31, 1996. The increase in cash used by operating activities in the three months ended March 31, 1997 was primarily due to the Company settling with insurance companies on crop hail and MPCI premiums in the first quarter of 1997 versus the fourth quarter of 1995. Additionally, the Company paid Fireman's Fund approximately $5.0 million for premium receivables which were financed by Fireman's Fund, and had not yet been paid by the policyholder. Also, during the three months ended March 31, 1996 the Company received a $4.0 million tax refund.

INVESTING ACTIVITIES

    Cash used by investing activities was $1.1 million in the three months ended March 31, 1997 compared with cash provided by investing activities of $19.4 million in the three months ended March 31, 1996. The primary source of cash provided by investing activities in 1996 was the receipt of a substantial portion of the deferred MPCI premiums financed by the Company in the fourth quarter of 1995.

FINANCING ACTIVITIES

    The Company used cash for financing activities of $424,000 in the three months ended March 31, 1997 and $30.1 million in the three months ended March 31, 1996. The primary use of cash in 1996 was to repay borrowings of $29.4 million under its line of credit.

CAPITAL RESOURCES

    In connection with the March 1997 acquisition agreement between the Company and Fireman's Fund, Fireman's Fund and the Company have entered into a $15 million working capital line of credit subject to certain borrowing base limitations. The credit agreement includes restrictive covenants and the requirement to maintain certain financial ratios and minimum net worth. The commitment, which expires in March 1998, does not contain any loan or commitment fees and borrowings bear interest at a national bank's base rate. If the Company were to terminate the acquisition agreement with Fireman's Fund, any amounts then outstanding under the line of credit would become immediately due and payable. The Company is evaluating whether to replace this line of credit with a commercial line of credit from a financial institution.

    In addition, under the crop hail general agency agreement between the Company and Fireman's Fund, Fireman's Fund will fund crop hail losses. Accordingly, the Company will not need to finance crop hail losses in 1997.

    The Company believes that the cash generated from operations and the availability of borrowings under the Fireman's Fund working capital line of credit will provide sufficient resources to finance the Company's current operations and projected working capital needs for the next 12 months.

                           PART II--OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS.

    See Part I, Item 3 and Part II, Item 8, Note 16 (Legal Matters), of the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

ITEM 2.  CHANGES IN SECURITIES.

    None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.

    None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    None.

ITEM 5.  OTHER INFORMATION.

    None.

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K.

    (a) Exhibits

    None.

    (b) Reports on Form 8-K

    1. The Company filed a Current Report on Form 8-K dated January 3, 1997 announcing the ruling from the United States District Court for the District of Columbia on several of the Company's motions to dismiss certain charges against it related to the investigation of former Secretary of Agriculture Mike Espy by an Independent Counsel.

    2. The Company filed a Current Report on Form 8-K dated January 21, 1997 announcing that the United States District Court for the District of Columbia had accepted the Company's plea of nolo contendere to two charges brought against it by the Independent Counsel appointed to investigate former Secretary of Agriculture Mike Espy.

    3. The Company filed a Current Report on Form 8-K dated February 28, 1997 announcing a settlement had been reached between the Company, John Hemmingson and Gary A. Black, former executives of the Company, and plaintiffs (on behalf of a class of purchasers of the Company's common stock during the period February 13, 1995 and May 18, 1995, inclusive) in connection with a securities class action lawsuit. In addition, the Company announced they had entered into a definitive agreement with Fireman's Fund Insurance Company whereby Fireman's Fund Insurance Company would acquire the Company in a cash merger at $10.25 per share.

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          CROP GROWERS CORPORATION

                                            /s/ DAVID E. HILL
                                          --------------------------------------
                                          David E. Hill
                                          CHIEF FINANCIAL OFFICER

May 15, 1997

FORM OF PROXY               CROP GROWERS CORPORATION
                         10895 LOWELL AVENUE, SUITE 300
                          OVERLAND PARK, KANSAS 66210


           NOTICE OF SPECIAL MEETING OF SHAREHOLDERS AUGUST 13, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



    The undersigned appoints Lawrence T. Martinez and David E. Hill, and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Crop Growers Corporation (the "Company") held by the undersigned on July 15, 1997, at the Special Meeting of Shareholders of the Company, to be held on August 13, 1997 at 9:00 a.m. local time at the offices of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210, and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.


    Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope--no postage required. Please mail promptly to save further solicitation expenses.

1.  Approval of Merger Agreement,         / / FOR the Merger       / / AGAINST the Merger           / / ABSTAIN
    dated May 1, 1997, by and among
    Crop Growers Corporation, Fire-
    man's Fund Insurance Company and
    CG Acquisitions Corp.

             (continued, and to be dated and signed, on other side)

2.  To vote with discretionary authority upon such other matters as may come before the meeting. (Discretionary authority will be only exercised with respect to votes in favor or abstentions.)
                                             / / APPROVED               / / WITHHELD

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN, UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                         SIGNATURE(S)
                                         _______________________________________
                                         _______________________________________
                                         DATED: __________________________, 1997

                                         INSTRUCTION: When shares are held by
                                         joint tenants, all joint tenants should
                                         sign. When signing as attorney,
                                         executor, administrator, trustee,
                                         custodian, or guardian, please give
                                         full title as such. If shares are held
                                         by a corporation, this proxy should be
                                         signed in full corporate name by its
                                         president or other authorized officer.
                                         If a partnership holds the shares
                                         subject to this proxy, an authorized
                                         person should sign in the name of such
                                         partnership.